UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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CDW CORPORATION

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NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

WE GET

TECHNOLOGY THAT MOVES YOUR MISSION FORWARD

“Our mission at CDW has always been to help our customers navigate and be successful in a changing world.„

Dear Fellow Stockholder ,

2020 was an extraordinary year. CDW coworkers found inspiration in our shared mission and worked unwaveringly to provide our customers with technologies that helped dramatically change how and where they worked, learned, connected and served their own end users and communities. I am proud of the work we did to support these businesses and institutions, all of which epitomized great courage and resilience in the face of the COVID-19 pandemic. Amidst the turmoil of last year, the experience of our people, the depth of our capabilities, and the breadth of our scale enabled us to meet the moment – helping our customers address their critical technology and operational needs. The engagement, commitment and productivity of our coworkers fueled another year of record results and market outperformance for CDW.

While the challenges of 2020 tested all of us, I believe they ultimately strengthened CDW's position as an industry leader and value creator for our stakeholders. As we look to the future, there is no doubt that technology will be more essential than ever. We will continue to do what we do best – help our customers navigate an ever-changing world and maximize their technology investments to succeed in their missions. As a trusted strategic advisor, CDW plays a dual role as a technology advisor and solutions provider to enable technology driven transformations. We are confident that we have the right strategy and remain committed to investing in our business to serve our customers for the long term.

Annual Meeting Invitation

On behalf of our Board of Directors, I would like to invite you to CDW’s 2021 Annual Meeting of Stockholders. The meeting will be held virtually on Thursday, May 20, 2021, at 7:30 a.m. CDT at www.virtualshareholdermeeting.com/CDW2021. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business conducted at the meeting. Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote either via the Internet, by telephone, or by signing and returning a proxy card. Please vote as soon as possible so that your shares will be represented. For more information on CDW and to take advantage of our many stockholder resources and tools, we encourage you to visit our Investor Relations website at investor.cdw.com. Thank you for your continued trust in CDW and investment in our business.

Christine A. Leahy

President and Chief Executive Officer

April 8 , 2021

2021 Proxy Statement	1

When:

THURSDAY, MAY 20, 2021

7:30 a.m. CDT

Where:

Live webcast online at

www.virtualshareholdermeeting.com/CDW2021

REVIEW YOUR PROXY STATEMENT AND VOTE IN ADVANCE OF THE ANNUAL MEETING IN ONE OF FOUR WAYS:

BY INTERNET USING YOUR COMPUTER Visit 24/7 www.proxyvote.com

BY TELEPHONE Dial toll-free 24/7 1-800-690-6903 (registered holders) 1-800-454-8683 (beneficial holders)

BY MAILING YOUR PROXY CARD Cast your ballot, sign your proxy card and return by mail in the postage prepaid envelope

BY INTERNET USING YOUR TABLET OR SMARTPHONE Scan this QR code 24/7 to vote with your mobile device (may require free software)

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.
NOTICE
of Annual Meeting of Stockholders

WE ARE PLEASED TO INVITE YOU TO THE CDW CORPORATION ANNUAL MEETING OF STOCKHOLDERS.

Items of business:

1.	To elect the ten director nominees named in this proxy statement for a term expiring at the 2022 Annual Meeting of Stockholders;
2.	To approve, on an advisory basis, named executive officer compensation;
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021;
4.	To approve the amendment to the Company’s certificate of incorporation to eliminate the supermajority voting requirement in Article Eleven and to make certain non-substantive changes;
5.	To approve the amendment to the Company’s certificate of incorporation to eliminate the obsolete competition and corporate opportunity provision;
6.	To approve the CDW Corporation 2021 Long-Term Incentive Plan;
7.	To approve the amendment to the CDW Corporation Coworker Stock Purchase Plan; and
8.	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

RECORD DATE

Holders of our common stock at the close of business on March 24, 2021 are entitled to notice of, and to vote at, the Annual Meeting.

HOW TO VOTE

Your vote is important to us. Please see “Voting Information” on pages 5-6 for instructions on how to vote your shares.

These proxy materials are first being distributed on or about April 8 , 2021.

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ATTENDING THE VIRTUAL ANNUAL MEETING

Due to the continuing public health impact of the coronavirus (COVID-19) pandemic, related governmental actions and the importance of safeguarding the health of our stockholders, coworkers and representatives, the Board of Directors has determined that it is prudent to hold this year’s Annual Meeting in a virtual-only format via live audio webcast. To participate in the Annual Meeting online, please visit www.virtualshareholdermeeting.com/CDW2021 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website. For beneficial holders who do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than May 13, 2021, so that you can be provided with a control number and gain access to the meeting. If you do not have access to a 16-digit control number, you may access the meeting as a guest by going to www.virtualshareholdermeeting.com/CDW2021, but you will not be able to vote during the meeting or ask questions.

By Order of the Board of Directors,

Frederick J. Kulevich

Senior Vice President, General Counsel

and Corporate Secretary

April 8 , 2021

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting to be Held on May 20, 2021:

The proxy materials relating to our 2021 Annual Meeting (notice, proxy statement and annual report) are available at www.proxyvote.com.

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	2

VOTING INFORMATION	5

PROXY SUMMARY	7

CORPORATE GOVERNANCE	14

Corporate Governance Highlights	14
Environmental, Social and Governance (ESG) at CDW	15
Independence of Our Board of Directors	16
Board of Directors Leadership Structure	16
Board and Committee Meetings	16
Board Committees	16
Oversight of Strategy	18
Oversight of Risk	18
Oversight of Human Capital Management	19
Code of Business Conduct and Ethics	19
Hedging, Short Sales and Pledging Policies	19
Executive Compensation Policies and Practices	19

PROPOSAL 1—Election of Directors	21

DIRECTOR COMPENSATION	26

STOCK OWNERSHIP	28

PROPOSAL 2—Advisory Vote to Approve Named Executive Officer Compensation	31

COMPENSATION DISCUSSION AND ANALYSIS	32

Our Named Executive Officers	32
Overview	33
What We Pay And Why	36
How We Make Executive Compensation Decisions	43

COMPENSATION COMMITTEE REPORT	45

2020 EXECUTIVE COMPENSATION	46

EQUITY COMPENSATION PLAN INFORMATION	53

PROPOSAL 3—Ratification of Selection of Independent Registered Public Accounting Firm	54

AUDIT COMMITTEE REPORT	56

PROPOSAL 4—Approval of the Amendment to the Company’s Certificate of Incorporation to Eliminate the Supermajority Voting Requirement in Article Eleven and to Make Certain Non-Substantive Changes	57

PROPOSAL 5—Approval of the Amendment to the Company’s Certificate of Incorporation to Eliminate the Obsolete Competition and Corporate Opportunity Provision	59

PROPOSAL 6—Approval of the CDW Corporation 2021 Long-Term Incentive Plan	60

PROPOSAL 7—Approval of the Amendment to the CDW Corporation Coworker Stock Purchase Plan	67

FREQUENTLY ASKED QUESTIONS CONCERNING THE ANNUAL MEETING	71

OTHER BUSINESS	76

APPENDIX A—CDW Corporation and Subsidiaries Non-GAAP Financial Measure Reconciliations	77

APPENDIX B—Forward-Looking Statements	79

APPENDIX C—Proposed Amendment to the Company’s Certificate of Incorporation	80

APPENDIX D—Proposed Amendment to the Company’s Certificate of Incorporation	84

APPENDIX E—CDW Corporation 2021 Long-Term Incentive Plan	86

APPENDIX F—Amended and Restated CDW Corporation Coworker Stock Purchase Plan	98

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VOTING INFORMATION

Who is Eligible to Vote

You are entitled to vote at the virtual Annual Meeting if you were a stockholder of CDW Corporation (the “Company” or “CDW”) as of the close of business on March 24, 2021, the record date for the Annual Meeting.

Participate in the Future of CDW—Vote Today

Please cast your vote as soon as possible on all of the proposals listed below to ensure that your shares are represented.

Proposal	Topic	More Information	Board Recommendation
Proposal 1	Election of Directors	Page 21	FOR each Director Nominee
Proposal 2	Advisory Vote to Approve Named Executive Officer Compensation	Page 31	FOR
Proposal 3	Ratification of Selection of Independent Registered Public Accounting Firm	Page 54	FOR
Proposal 4	Approval of the Amendment to the Company’s Certificate of Incorporation to Eliminate the Supermajority Voting Requirement in Article Eleven and to Make Certain Non-Substantive Changes	Page 57	FOR
Proposal 5	Approval of the Amendment to the Company’s Certificate of Incorporation to Eliminate the Obsolete Competition and Corporate Opportunity Provision	Page 59	FOR
Proposal 6	Approval of the CDW Corporation 2021 Long-Term Incentive Plan	Page 60	FOR
Proposal 7	Approval of the Amendment to the CDW Corporation Coworker Stock Purchase Plan	Page 67	FOR

Virtual Annual Meeting

The Annual Meeting will be held via live audio webcast on Thursday, May 20, 2021, at 7:30 a.m. CDT, in a virtual-only meeting format. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person.

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 24, 2021, the record date. To participate in the Annual Meeting online, please visit www.virtualshareholdermeeting.com/CDW2021 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials. For beneficial holders who do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than May 13, 2021, so that you can be provided with a control number and gain access to the meeting. If you do not have access to a 16-digit control number, you may access the meeting as a guest by going to www.virtualshareholdermeeting.com/CDW2021, but you will not be able to vote during the meeting or ask questions.

Voting in Advance of the Annual Meeting

Even if you plan to attend our virtual Annual Meeting via webcast, please read this proxy statement with care and vote right away as described in the Notice on p. 2-3 of this proxy statement. For stockholders of record, have your notice and proxy card in hand and follow the instructions. If you hold your shares through a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee, including whether telephone or Internet options are available.

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Voting at the Annual Meeting

You may vote electronically via webcast at the 2021 Annual Meeting of Stockholders, which will be held on Thursday, May 20, 2021, at 7:30 a.m. CDT by following the instructions available on the meeting website.

Frequently Asked Questions

We provide answers to many frequently asked questions about the meeting and voting under “Frequently Asked Questions Concerning the Annual Meeting” beginning on p. 71 of this proxy statement.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and our 2020 Annual Report on Form 10-K carefully before voting at the Annual Meeting of Stockholders. Measures used in this proxy statement that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are each defined and reconciled to the most directly comparable GAAP measure in Appendix A.

Business Overview

We are a leading multi-brand provider of information technology (“IT”) solutions to over 250,000 small, medium and large business, government, education and healthcare customers in the United States (“US”), the United Kingdom (“UK”) and Canada. We are a Fortune 500 company and member of the S&P 500 Index with approximately 10,000 coworkers. Our broad array of offerings ranges from discrete hardware and software products to integrated IT solutions and services that include on-premise, hybrid and cloud capabilities across data center and networking, digital workspace, security and virtualization.

We are vendor, technology, and consumption model “agnostic,” with a solutions portfolio including more than 100,000 products and services from over 1,000 leading and emerging brands. Our solutions are delivered in physical, virtual, and cloud-based environments through approximately 7,000 customer-facing coworkers, including sellers, highly-skilled technology specialists and advanced service delivery engineers. We are a leading sales channel partner for many original equipment manufacturers, software publishers and cloud providers (collectively, our “vendor partners”), whose products we sell or include in the solutions we offer. We provide our vendor partners with a cost-effective way to reach customers and deliver a consistent brand experience through our established customer end-market coverage, technical expertise, and extensive customer access.

We simplify the complexities of technology across design, selection, procurement, integration, and management for our customers. Our goal is to have our customers, regardless of their size, view us as a trusted adviser and extension of their IT resources. Our multi-brand offering approach enables us to identify the products or combination of products from our vendor partners that best address each customer’s specific IT requirements and desired outcomes.

We have capabilities to provide integrated IT solutions in more than 150 countries for customers with primary locations in the US, UK, and Canada, which are large and growing markets. According to the International Data Corporation, the total US, UK, and Canadian IT market generated approximately $1 trillion in sales in 2020. We believe our addressable markets in the US, UK and Canada represent approximately $360 billion in annual sales. These are highly fragmented markets served by thousands of IT resellers and solutions providers. We believe that demand for IT will continue to outpace general economic growth in the markets we serve fueled by new technologies, including hybrid and cloud computing, virtualization and mobility as well as growing end-user demand for security, efficiency and productivity.

As we have evolved with the IT market, we have built an organization with significant scale, reach and deep intimate knowledge of customer and partner needs. When coupled with our market presence, our broad and deep solutions portfolio, and our large and highly-skilled sales and technical organization, we deliver unique value – for both our customers and our vendor partners.

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Our Business Performance

2020 Business Highlights

Our 2020 performance demonstrated the balance and strength of our business model and strategy as the diversity of our customer end-markets and broad solutions portfolio enabled us to outperform the market while continuing to invest in our future despite the unprecedented challenges created by the COVID-19 pandemic as discussed below.

There were four main drivers of performance in 2020:

•	First, our balanced portfolio of customer end-markets, including five US channels – Corporate, Small Business, Government, Education and Healthcare – and our UK and Canadian operations. The diversity of our customer end markets serves us well when macro or other external challenges impact various industries and customers differently. In 2020, our net sales performance varied by segment, channel and customer end-market due to the uneven impact of COVID-19. All customers experienced change or disruption to their technology and to their operations due to the pandemic. Our teams helped businesses – small, medium and large – to work in completely new ways. The crisis posed greater challenges for our commercial customers due to the macroeconomic slowdown, which led to net sales declines of 8.7 percent and 7.5 percent, respectively, for our Corporate and Small Business segments. Public segment net sales increased by 18.5 percent, primarily driven by strong demand from our Education and Government channels, partially offset by a decline in Healthcare. In the Education channel, our teams helped education institutions shift to remote learning solutions for students and teachers driving 43.4 percent growth. In the Government channel, we enabled work from home for government agencies, supported the expansion of first responder capacity, and delivered a complex Device-as-a-Service mobile data collection solution for the US Census Bureau leading to 18.2 percent growth. In the Healthcare channel, our teams enabled healthcare providers to establish mobile virus screening centers, to expand telehealth capabilities, and to provide services in incredibly challenging point of care environments, but, due to Healthcare customer budget constraints, net sales declined 12.0 percent. In addition, net sales for our Other segment, which is comprised of our UK and Canadian operations, decreased 3.3 percent in US dollars with a low double digit decline in Canada and low single digit growth in the UK in local currency as the pandemic similarly impacted customers in those countries.

•	Second, the breadth of our product and solutions portfolio of more than 100,000 products from over 1,000 leading and emerging brands. This breadth ensures we are well-positioned to meet our customers’ needs and pivot quickly to trends in customer demand. This was especially important in 2020 as technology needs shifted and became crucial for our customers to maintain ongoing operations and develop new capabilities for their customers and employees. In 2020, customers were focused on remote enablement, optimization, cost reduction, security, and digital transformation, with an increasing focus on cloud. We helped our customers smartly deploy their IT resources, navigate through interconnected and complex solutions, and adopt modern software and infrastructure patterns and practices whether on-premise, hybrid or in the cloud. Our performance reflected the success of past investments, especially in cloud and security, and our ability to help our customers across the full IT solutions stack and lifecycle.

•	Third, we continued to make excellent progress against our three-part strategy for growth: (1) to acquire new customers and capture share, (2) to enhance our solutions capabilities, and (3) to expand our services capabilities. The combination of these three interconnected pillars, with our scope and scale, creates powerful differentiation in the market. We benefited from our strong competitive advantages and value proposition in 2020. Customers turned to CDW as a trusted advisor to

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help with some of their toughest challenges, to leverage our extensive logistical and distribution capabilities, and as a source of supply in a constrained market. We continued to invest in high-growth solutions and services capabilities, including three acquisitions – IGNW, a leading provider of cloud-native services expertise and software development capabilities, and Aeritae and Southern Dakota Solutions, which expanded our ServiceNow team. As we do every three years, we completed a rigorous, detailed strategic planning process in 2020 and remain confident that we have the right strategy to best serve our customers, optimize our productivity, and enhance our competitive position. We believe that technology will be more essential to all sectors of the economy and will play an increasingly important role in the years ahead, making our role as a trusted, strategic partner to our customers more important than ever.

•	Finally, our ability to adapt and respond to the COVID-19 crisis. At the beginning of the pandemic, we identified three key principles, which have guided us. First, safeguard the health and well-being of our coworkers, second, serve the mission-driven needs of our customers, and third, support our communities. At our distribution centers, we quickly implemented and have maintained precautionary measures advised by public health authorities. Our office coworkers transitioned to work from home in March and have demonstrated strong engagement, productivity and collaboration – testaments to the strength and resiliency of our culture. CDW also contributed meaningfully to support the COVID-19 response efforts locally, in the US, UK and Canada, and around the world. Our team has done an outstanding job of maintaining the high level of customer service we are known for, while safeguarding our coworkers and supporting our communities.

We also made progress against our four 2020 capital allocation priorities. These priorities are designed to provide stockholders with a balance between receiving short-term capital returns and long-term value creation. During the year, we closely monitored the macro-economic environment, our liquidity, working capital, and leverage and adjusted as needed, including raising additional liquidity in April and pausing share repurchases for two quarters. In November, we increased our dividend for the seventh consecutive year since going public in 2013 and resumed share repurchases. We ended the year in a strong liquidity position with net leverage below the target range and remain confident in the free cash flow generation of the business. This confidence led our Board of Directors to authorize a $1.25 billion increase to the Company’s share repurchase program in February 2021.

2020 CAPITAL ALLOCATION PRIORITIES

PRIORITIES	OBJECTIVES	ACTIONS

Increase Dividends Annually	Target ~25% payout of Non-GAAP net income; grow in line with earnings	5.3% increase to $1.60/share annually

Maintain Net Leverage Ratio(1)	~2.5 to 3.0 times Net leverage ratio	Ended 2020 at 1.7 times

Supplement Organic Growth with M&A	Expand CDW’s strategic capabilities	Completed 3 acquisitions in 2020

Return Excess Free Cash Flow after Dividends & M&A Through Share Repurchases	Offset to incentive plan dilution and to supplement earnings per share growth	$341 million in share repurchases in 2020

(1)	Defined as the ratio of total debt at period-end excluding any unamortized discount and/or premium and deferred financing costs, less cash and cash equivalents, to trailing twelve months Non-GAAP operating income plus depreciation and amortization in selling, general and administrative expenses (excluding amortization expenses for acquisition-related intangible assets).

For further details about our performance in 2020, please see the Company’s 2020 Annual Report on Form 10-K.

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Long-Term Performance

Over the past 5 years, our cumulative total shareholder return has outpaced the S&P 500 Index and our 2020 compensation peer group set forth in the “Compensation Discussion and Analysis — Comparison to Relevant Peer Group” section of this proxy statement, and we have returned $3.1 billion to shareholders through dividends and share repurchases.

(1)	The cumulative total shareholder return chart compares the cumulative total shareholder return, including reinvestment of dividends, on $100 invested in CDW common stock for the period from market close on December 31, 2015 through market close on December 31, 2020, with the cumulative total return for the same time period of the same amount invested in the S&P 500 Index and our 2020 compensation peer group set forth in the “Compensation Discussion and Analysis — Comparison to Relevant Peer Group” section of this proxy statement.

Our COVID-19 Response

We have adhered to three principles in all aspects of our response to the COVID-19 pandemic:

PRINCIPLES Safeguard the health and well-being of our coworkers Serve the mission-driven needs of our customers Support our communities

ACTIONS •Deliberate actions to foster collaboration and coworker engagement and to maintain connectivity and productivity to preserve and bolster our culture while working remote •Thoughtfully planning for when and how to return to the office and where and how our coworkers will work in the future •Distribution and configuration centers have adopted precautionary measures advised by public health authorities while maintaining a high level of customer service •Customers focused on remote enablement, resource optimization, cost reduction,security, hybrid and cloud solutions, and digital transformation. •CDW teams are trusted partners to help customers smartly deploy their IT resources and adopt modern software and infrastructure patterns and practices •CDW teams help to design, orchestrate, and manage solutions leveraging our broad portfolio of solutions and services •Pledged $1 million in donations to support COVID-19 response efforts•Contributed meaningfully to support the COVID-19 response efforts in the US, UK and Canada, and around the world •Support local organizations through virtual volunteering

While the COVID-19 pandemic created global economic disruption, uncertainty and business challenges, we are extremely proud of the results delivered by our coworkers. Our team has done an outstanding job of maintaining the high level of customer service we are known for, while safeguarding our coworkers and supporting our communities. In recognition of this outstanding performance, during 2020, we paid multiple spot bonuses to front-line coworkers and a stipend to coworkers to help them with the financial challenges of the pandemic. In addition, all coworkers on variable compensation plans received an upward modification to the 2020 formulaic bonuses, consistent with the approach used for the Company’s Named Executive Officers. All coworkers not on a variable compensation or bonus plan also received a one-time $500 bonus to recognize their contributions to our success. Providing bonuses or other performance payouts beyond what plans would dictate is an extraordinary step for us as we have historically relied on the formulaic payout structure of our program design. We determined that that these additional across-the-board adjustments were appropriate to recognize the outstanding efforts of our coworkers during 2020 in safeguarding and fortifying our business, delivering above-market results and continuing to transform and build for our future.

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Corporate Governance Highlights

Independent Chairman

Annual election of all Directors

All of our Directors, other than our President and Chief Executive Officer, are independent and the independent Directors regularly meet in Executive Session

100% independent Audit, Compensation and Nominating and Corporate Governance Committees

Four of our continuing Audit Committee members qualify as “audit committee financial experts” under SEC rules

12 year Board term limit to promote Board refreshment

Proxy access right

Majority vote to elect Directors with resignation policy

Restrictions on other board service by Directors

Annual Board and Audit, Compensation and Nominating and Corporate Governance Committee evaluations

Proposed elimination of supermajority vote requirements

Director Nominee Highlights

Our Board strives to maintain a highly independent, balanced and diverse group of directors that collectively possess the expertise to ensure effective oversight.

Key Director Skills
Technology/Digital Solutions	Operations	International
Vertical Markets (e.g., Healthcare, Public Sector)	Distribution	Economic/Business Trends
Strategic Planning/Leadership of Complex Organizations	Finance	Capital Market Transactions
Board Practices of Major Corporations	Sales and Marketing	Legal

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Board Nominees

The chart below provides summary information regarding each of our current directors standing for re-election at the Annual Meeting.

Name	Age	Director Since(1)	Primary Occupation	Independent	Committee Memberships	Other Public Company Boards
Virginia C. Addicott	57	2016	Retired President & Chief Executive Officer, FedEx Custom Critical		• Audit (Chair) • Nominating & Corporate Governance	1
James A. Bell	72	2015	Retired Executive Vice President, Corporate President and Chief Financial Officer, The Boeing Company		• Audit • Nominating & Corporate Governance	2
Lynda M. Clarizio	60	2015	Former Executive Vice President, Strategic Initiatives, The Nielsen Company (US), LLC		• Compensation • Nominating & Corporate Governance	2
Paul J. Finnegan	68	2011	Co-Chief Executive Officer, Madison Dearborn Partners, LLC		• Compensation • Nominating & Corporate Governance	—
Anthony R. Foxx	49	2021	Chief Policy Officer & Senior Advisor to the President & Chief Executive Officer of Lyft, Inc.		• Audit • Nominating & Corporate Governance	1
Christine A. Leahy	56	2019	President & Chief Executive Officer, CDW Corporation	__	__	1
Sanjay Mehrotra	62	2021	President & Chief Executive Officer, Micron Technology, Inc.		• Compensation • Nominating & Corporate Governance	1
David W. Nelms (Independent Chairman)	60	2014	Retired Chairman & Chief Executive Officer, Discover Financial Services		• Audit • Nominating & Corporate Governance (Chair)	—
Joseph R. Swedish	69	2015	Retired Chairman, President and Chief Executive Officer, Anthem, Inc.		• Compensation (Chair) • Nominating & Corporate Governance	2
Donna F. Zarcone	63	2011	Retired President and Chief Executive Officer, The Economic Club of Chicago		• Audit • Nominating & Corporate Governance	1

(1)	The time period for service as a director of CDW includes service on the Board of Managers of CDW Holdings LLC, our parent company prior to our initial public offering in 2013.

Executive Compensation Highlights

CEO Pay for Performance

Our executive compensation program is focused on driving sustained meaningful profitable growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. As shown in the chart, in 2020, approximately 86% of the target compensation of our President and Chief Executive Officer was variable and is realized only if the applicable financial performance goals are met and/or our stock price increases.

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Our Executive Compensation Practices

Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance
Long-term objectives aligned with the creation of stockholder value
Target total compensation at the competitive market median
Market comparison of executive compensation against a relevant peer group
Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company
Double-trigger vesting for equity awards in the event of a change in control under our long-term incentive plan
Robust stock ownership guidelines
Clawback policy
Annual say-on-pay vote
Limited perquisites

We do not have tax gross-ups*
We do not have an enhanced severance multiple upon a change in control
We do not have excessive severance benefits
We do not pay dividends or dividend equivalents on unearned performance-based awards under our long-term incentive plan
We do not allow repricing of underwater stock options under our long-term incentive plan without stockholder approval
We do not allow hedging or short sales of our securities, and we do not allow pledging of our securities except in limited circumstances with pre-approval
*Excludes tax reimbursements with respect to customary relocation benefits and tax reimbursements made to Mr. Kebo in connection with an expatriate assignment prior to his appointment as an executive officer, consistent with the Company’s practices for expatriate assignments.

Extensive information regarding our executive compensation program in place for 2020 can be found in the “Compensation Discussion and Analysis” section of this proxy statement.

2020 Say-on-Pay Vote

Stockholders continued to show strong support of our executive compensation program, with approval by approximately 96% of the votes cast for the Company’s say-on-pay vote at our 2020 Annual Meeting of Stockholders and, since our IPO in 2013, our stockholders have overwhelmingly supported our executive compensation program, with an average approval of 97% of the votes cast for the Company’s say-on-pay vote at the annual meetings of stockholders since our IPO.

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CORPORATE GOVERNANCE

Our success is built on the trust we have earned from our customers, coworkers, business partners, investors and communities, and that trust sustains our success. Part of this trust stems from our commitment to good corporate governance. Our Company is governed by our Board of Directors (“Board of Directors” or “Board”). The Board is responsible for providing oversight of the strategic and operational direction of the Company and supporting the Company’s long-term interests.

To provide a framework for effective governance, our Board has adopted Corporate Governance Guidelines, which outline the operating principles of our Board and the composition and working processes of our Board and its committees. The Nominating and Corporate Governance Committee periodically reviews our Corporate Governance Guidelines and developments in corporate governance and recommends proposed changes to the Board for approval.

Our Corporate Governance Guidelines, along with other corporate governance documents such as committee charters and The CDW Way Code (our code of business conduct and ethics), are available on our website at www.cdw.com by clicking on Investor Relations and then Corporate Governance.

Corporate Governance Highlights

Independent Chairman. David W. Nelms serves as our independent Chairman of the Board.
All Directors Elected Annually. All Directors are elected annually. Our Board of Directors and our stockholders approved the phased declassification of our Board in 2018, which will be complete as of the Annual Meeting.
Independent Board. Our Board of Directors is comprised entirely of independent directors, other than our President and Chief Executive Officer. The independent members of our Board of Directors regularly meet in executive session.
Independent Board Committees. All members of our Audit, Compensation, and Nominating and Corporate Governance Committees are independent directors.
Audit Committee Financial Experts. Four of our continuing members of our Audit Committee qualify as “audit committee financial experts” as defined under SEC rules.
Board Term Limit. Our Corporate Governance Guidelines provide that a director will not be renominated at the next annual meeting of stockholders after 12 years of service on our Board of Directors, absent special circumstances. Messrs. Alesio, Allen and Chereskin are retiring from our Board immediately prior to the Annual Meeting under this term limit policy.
Proxy Access. Our Amended and Restated Bylaws (“Bylaws”) permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least 3 years to nominate and include in our proxy materials director nominees constituting up to 2 individuals or 20% of the Board, whichever is greater, as further detailed in our Bylaws.
Majority Vote. Directors are elected by majority vote of our stockholders in uncontested elections. We have a resignation policy that applies if a director fails to receive a majority of the votes cast.
Restrictions on Other Board Service. Our Corporate Governance Guidelines restrict the number of public company boards on which our directors may serve. A director who is currently an executive officer of a public company may serve on a total of 2 public company boards (including our Board) and a director who is not currently an executive officer of a public company may serve on a total of 4 public company boards (including our Board).
Annual Board and Committee Evaluations. Our Chairman leads the annual Board evaluation process by conducting a one-on-one interview with each director to obtain feedback on and discuss Board performance and effectiveness. The results are then discussed by the Nominating and Corporate Governance Committee, which consists of all of our independent directors. Each of the Audit, Compensation and Nominating and Corporate Governance Committees also conducts an annual self-evaluation to discuss Committee performance and effectiveness.
Proposed Elimination of Supermajority Vote Provisions. Our Board of Directors has approved the amendment of our certificate of incorporation to eliminate supermajority vote provisions (Proposal 4 in this proxy statement).

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Environmental, Social and Governance (ESG)

At CDW, we continue to build upon our long history of providing value to stakeholders, rewarding careers to our coworkers and support to the communities where we live and work. We are committed to implementation of an increasingly robust and proactive environmental, social and governance (ESG) agenda that reflects topics of highest priority and relevance to CDW. In April 2021, we published our 2020 ESG report and our first disclosures under the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-related Financial Disclosures (TCFD) frameworks, which demonstrate this commitment and our progress and are available on the ESG section of our website at www.cdw.com. Also in early 2021, our Board of Directors approved an update to the Nominating and Corporate Governance Committee charter to assign specific ESG oversight responsibility to that committee.

While we continued advancing our ESG strategy in 2020 and into 2021, we also had to pivot and adjust wherever needed to address the unprecedented challenges associated with the COVID-19 pandemic and the social and racial equity issues brought to the forefront by several high-profile tragic events last summer. Our approach to the pandemic focused on three principles: 1) Safeguard the health and well-being of our coworkers; 2) Serve the mission-driven needs of our customers; and 3) Support our communities. Our ESG report includes a detailed discussion of our COVID-19 response efforts and our commitment to implementing our ReunITe plan under the mantra of “Let’s not get back to normal, let’s be even better.”

To address the events of last summer, we accelerated our efforts to listen and learn more about diversity, equity and inclusion. While CDW has been on the pathway to driving diversity, equity and inclusion – a sense of belonging for all – we took several additional steps such as enhancing resource guides, holding frank and open panel discussions on the topic of race and offering training sessions to help supervisors and managers talk about race and its impact on our coworkers. Our ESG report provides additional information on the steps we took to enhance our diversity, equity and inclusion program and address these events.

Based on the results of our materiality assessment conducted in 2019, and updated in 2020, the topics below reflect the areas of ESG that are of highest priority and relevance to CDW and our key stakeholders. They guide our activities and our approach to reporting.

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2020-2021 Recognition Snapshot

2021 Best Places to Work

by Glassdoor

2021 Corporate Equality Index Perfect Score

By Human Rights Campaign

2020 Culture 500 Champion

By MITSloan & Glassdoor

2021 Gold Military Friendly Employer

By Military Friendly

America’s Most JUST Companies 2020

By JUST Capital

America’s Best Large Employers 2021

By Forbes

America’s Best Employers for Diversity 2020

By Forbes

Best Companies for Women

By Fairygodboss

Best Companies Where CEOs Support Gender Diversity

By Fairygodboss

Best for Vets 2020 Employer

By Military Times

Best Place to Work in IT

By Computerworld

Best of the Best Supplier Diversity Program 2020

By U.S. Veteran’s Magazine, Professional Woman’s Magazine, Black EOE Journal &   HISPANIC Network Magazine

Best Technology Companies for Women

By Fairygodboss

Independence of Our Board of Directors

Under our Corporate Governance Guidelines and the listing standards of the Nasdaq Global Select Market (“Nasdaq”), a majority of our Board members must be independent. The Board of Directors annually determines whether each of our directors is independent. In determining independence, the Board follows the independence criteria set forth in the Nasdaq listing standards and considers all relevant facts and circumstances.

Under the Nasdaq independence criteria, a director cannot be considered independent if he or she has one of the relationships specifically enumerated in the Nasdaq listing standards. In addition, the Board must affirmatively determine that a director does not have a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has affirmatively determined that each of our current directors is independent under the applicable listing standards of Nasdaq, other than our President and Chief Executive Officer, Christine A. Leahy.

Board of Directors Leadership Structure

Christine A. Leahy currently serves as our President and Chief Executive Officer and David W. Nelms serves as our non-executive Chairman. The Board presently believes that separating the roles of Chairman and Chief Executive Officer aids in the Board’s oversight responsibility. However, the Board does not believe that a single leadership structure is right for all companies at all times, so the Board periodically reviews its leadership structure to determine, based on the circumstances at such time, what leadership structure would be most appropriate.

Board and Committee Meetings

Under our Corporate Governance Guidelines, our directors are expected to attend meetings of the Board and applicable committees and our annual meetings of stockholders.

In 2020, the Board held seven meetings. In 2020, each of the directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which he or she served (during the periods for which he or she served on the Board and such committees). In addition, each of our directors serving at the time of our 2020 Annual Meeting of Stockholders attended our 2020 Annual Meeting of Stockholders.

Board Committees

Our Board has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our Board has adopted charters for each of these committees, which are available on our website at www.cdw.com. Under the committees’ charters, the committees report regularly to the Board and as the Board requests. Additional information on each of these committees is set forth below.

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Audit Committee

Chairperson: Virginia C. Addicott

Other Members of the Committee: James A. Bell, Benjamin D. Chereskin*, Anthony R. Foxx, David W. Nelms, Donna F. Zarcone

Meetings Held in 2020: 8

Primary Responsibilities:

Our Audit Committee is responsible for, among other things: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of its audit; (4) preapproving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the accounting and financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the U.S. Securities and Exchange Commission (“SEC”); (6) reviewing and monitoring our accounting principles, accounting policies and financial and accounting controls; (7) establishing procedures for the confidential and anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (8) reviewing and approving or ratifying related person transactions; (9) overseeing our business process assurance function (internal audit); and (10) reviewing the Company’s compliance and ethics and risk management programs, including with respect to cybersecurity.

Independence:

Each member of the Audit Committee meets the audit committee independence requirements of Nasdaq and the rules under the Securities Exchange Act of 1934 (the “Exchange Act”).

The Board has designated each of the Chair, Ms. Addicott, Messrs. Bell, Chereskin, and Nelms and Ms. Zarcone as an “audit committee financial expert.” Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements.

Compensation Committee

Chairperson: Joseph R. Swedish

Other Members of the Committee: Steven W. Alesio*, Barry K. Allen*, Lynda M. Clarizio, Paul J. Finnegan, Sanjay Mehrotra

Meetings Held in 2020: 6

Primary Responsibilities:

Our Compensation Committee is responsible for, among other things: (1) reviewing and approving the compensation of our chief executive officer and other executive officers; (2) reviewing and approving employment agreements and other similar arrangements between CDW and our executive officers; (3) administering our stock plans and other incentive compensation plans; (4) periodically reviewing and recommending to the Board any changes to our incentive compensation and equity-based plans; and (5) reviewing trends in executive compensation. The Compensation Committee may form, and delegate authority to, subcommittees when it deems appropriate.

Independence:

Each member of the Compensation Committee meets the compensation committee independence requirements of Nasdaq and the rules under the Exchange Act.

*	Retiring immediately prior to the Annual Meeting

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Nominating and Corporate Governance Committee
Chairperson: David W. Nelms
Other Members of the Committee:	Virginia C. Addicott, Steven W. Alesio*, Barry K. Allen*, James A. Bell, Benjamin D. Chereskin*, Lynda M. Clarizio, Paul J. Finnegan, Anthony R. Foxx, Sanjay Mehrotra, Joseph R. Swedish, Donna F. Zarcone

Meetings Held in 2020: 4

Primary Responsibilities:

Our Nominating and Corporate Governance Committee is responsible for, among other things: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board; (2) evaluating potential nominees for our Board of Directors recommended by our stockholders and maintaining procedures for the submission of stockholder nominees; (3) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (4) identifying best practices and recommending corporate governance principles; (5) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; (6) reviewing compliance with The CDW Way Code, our code of business conduct and ethics; (7) reviewing and approving the compensation of our directors; (8) setting performance goals for and reviewing the performance of our chief executive officer; (9) overseeing our environmental, social and governance program; and (10) executive succession planning.

Independence:

Each member of the Nominating and Corporate Governance Committee meets the nominating and corporate governance committee independence requirements of Nasdaq.

* Retiring immediately prior to the Annual Meeting

Oversight of Strategy

One of the primary responsibilities of the Board is to oversee management’s development and execution of the Company’s long-term strategy. Strategy is a recurring topic of discussion at Board meetings, with periodic additional in-depth strategic planning sessions. Discussions on strategy include updates on the ongoing strategic planning process, progress against various strategic initiatives, the competitive landscape and potential risks to the Company’s long-term strategy.

Oversight of Risk

Enterprise Risk Management Program

Our Board of Directors, as a whole and through the Audit Committee, oversees our Enterprise Risk Management Program (“ERM Program”), which is designed to drive the identification, analysis, discussion and reporting of our high priority enterprise risks. The ERM Program facilitates constructive dialogue at the senior management and Board levels to proactively identify and manage enterprise risks. Under the ERM Program, senior management develops a holistic portfolio of enterprise risks by facilitating business and supporting function assessments of strategic, operational, financial reporting and compliance risks, and helps to ensure appropriate response strategies are in place.

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. Enterprise risks are considered in business decision making and as part of our overall business strategy. Our management team, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our company. Senior management provides regular updates to the Audit Committee and periodic updates to the full Board on the ERM Program, and reports to both the Audit Committee and the full Board on any identified high priority enterprise risks. This includes risk assessments from management with regard to cybersecurity, including assessments of the overall threat landscape and strategies and infrastructure investments to monitor and mitigate such threats. In addition, management provides regular updates to the full Board and/or the Audit Committee relating to newly-identified and evolving high priority risks, such as those presented by the COVID-19 pandemic.

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Compensation Risk Assessment

We conducted an assessment of the risks associated with our compensation practices and policies, and determined that risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short- and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors, operate to mitigate against the risk that such programs would encourage excessive risk-taking.

Oversight of Human Capital Management

Cultivating a welcoming work environment and inclusive culture that allows all coworkers to feel a sense of belonging, be valued and have the confidence to do great things is fundamental to CDW. We’re a unified team of diverse perspectives, driven by our desire to succeed together. Our Board understands the importance of our inclusive, performance-driven culture to our ongoing success and is actively engaged with our President and Chief Executive Officer and our Chief Human Resources Officer across a broad range of human capital management topics. On an annual basis, the Board reviews the results of our annual talent review process and succession plans for our President and Chief Executive Officer and our other executive officers. In addition, talent strategy is regularly discussed with the Board, including culture, diversity and inclusion, recruiting, retention, engagement and talent development. The Compensation Committee also annually reviews compensation trends and developments and the results of a review of risks of our compensation practices and policies.

Code of Business Conduct and Ethics

We have adopted The CDW Way Code, our code of business conduct and ethics, that is applicable to all of our coworkers and directors. A copy of this code is available on our website at www.cdw.com. Within The CDW Way Code is a Financial Integrity Code of Ethics that sets forth an even higher standard applicable to our executives, officers, members of our internal disclosure committee and all managers and above in our finance department. We intend to disclose any substantive amendments to, or any waivers from, The CDW Way Code by posting such information on our website or by filing a Form 8-K, in each case to the extent such disclosure is required by rules of the SEC or Nasdaq.

Hedging, Short Sales and Pledging Policies

Our Policy on Insider Trading, which applies to all coworkers, Board members and consultants, includes policies on hedging, short sales and pledging of our securities. Our policy prohibits hedging or monetization transactions involving Company securities, such as prepaid variable forwards, equity swaps, collars and exchange funds. It also prohibits short sales of our securities, including sales of securities that are owned with delayed delivery. In addition, it prohibits holding Company securities in a margin account or pledging Company securities as collateral for a loan except in limited circumstances with pre-approval from our General Counsel, which pre-approval will only be granted when such person clearly demonstrates the financial capacity to repay the loan without resort to any pledged securities.

Executive Compensation Policies and Practices

See the “Compensation Discussion and Analysis” for a discussion of the Company’s executive compensation policies and practices.

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Communications with the Board of Directors

Stockholders who would like to communicate with the Board of Directors or its committees may do so by writing to them via the Company’s Corporate Secretary by email at board@cdw.com or by mail at our principal executive offices at CDW Corporation, 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061. Correspondence may be addressed to the collective Board of Directors or to any of its individual members or committees at the election of the sender. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s Corporate Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that raise grievances that are personal to the sender, communications that relate to the pricing of the Company’s products or services, communications that do not relate directly or indirectly to the Company and communications that are frivolous in nature. In addition, when appropriate, the Chairman of the Board is available for engagement with stockholders.

Compensation Committee Interlocks and Insider Participation

During 2020, our Compensation Committee consisted of Steven W. Alesio, Barry K. Allen, Lynda M. Clarizio, Paul J. Finnegan and Joseph R. Swedish. No member of the Compensation Committee was, during 2020 or previously, an officer or employee of the Company or its subsidiaries. In addition, during 2020, there were no compensation committee interlocks required to be disclosed.

Related Person Transactions

Related Person Transactions Approval/Ratification Procedures

The Company has written procedures regarding the approval and ratification of related person transactions. Under these procedures, our Audit Committee is responsible for reviewing and approving or ratifying all related person transactions. If the Audit Committee determines that approval or ratification of a related person transaction should be considered by the Board, such transaction will be submitted for consideration by all disinterested members of the Board. The Chair of the Audit Committee has the authority to approve or ratify any related person transaction in which the aggregate amount involved is expected to be less than $300,000 and in which the Chair of the Audit Committee has no direct or indirect interest.

For these purposes, a related person transaction is considered to be any transaction that is required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K, including transactions between us and our directors, director nominees or executive officers, 5% record or beneficial owners of our common stock or immediate family members of any such persons, when such related person has a direct or indirect material interest in such transaction.

Potential related person transactions are identified based on information submitted by our officers and managers and then submitted to our Audit Committee for review. The CDW Way Code, our code of business conduct and ethics, requires that our directors and coworkers identify and disclose any material transaction or relationship that could reasonably be expected to create a conflict of interest and interfere with their impartiality or loyalty to the Company. Further, at least annually, each director and executive officer is required to complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

When deciding to approve or ratify a related person transaction, our Audit Committee takes into account all relevant considerations, including without limitation the following:

•	the size of the transaction and the amount payable to or by the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction is at arm’s-length, in the ordinary course or on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the purpose of the transaction and any potential benefits to us.

Related Person Transactions

There have been no transactions since January 1, 2020 for which disclosure under Item 404(a) of Regulation S-K is required.

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PROPOSAL 1—Election of Directors

Under our Fifth Amended and Restated Certificate of Incorporation (as amended, our “Certificate of Incorporation”), the number of Board members is set from time to time by the Board. Our Board presently consists of thirteen directors. Three of our current directors, Messrs. Alesio, Allen and Chereskin, are not standing for reelection at the 2021 Annual Meeting and will retire immediately prior to the 2021 Annual Meeting under our twelve year term limit policy. We thank Messrs. Alesio, Allen and Chereskin for their service to the Company. The Board has decreased the size of the Board to ten directors immediately prior to the 2021 Annual Meeting.

The terms of all of our directors expire on the date of the 2021 Annual Meeting, subject to the election and qualification of their successors.

Director Nomination Process

The Board of Directors is responsible for nominating individuals for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying and screening potential candidates and recommending qualified candidates to the Board for nomination. Third-party search firms may be and have been retained to identify individuals that meet the criteria of the Nominating and Corporate Governance Committee. Each of Mr. Foxx and Mr. Mehrotra was recommended to the Nominating and Corporate Governance Committee by a third-party search firm.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner in which it evaluates candidates it identified, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend nominees for election to the Board should submit their recommendations in writing to our Corporate Secretary by email at board@cdw.com or by mail at CDW Corporation, 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061. Nominations for the 2022 Annual Meeting of Stockholders must be received no earlier than January 20, 2022 and no later than February 19, 2022. See “Stockholder Proposals for the 2022 Annual Meeting” for additional information regarding the process for submitting nominations.

Our Amended and Restated Bylaws also permit qualified stockholders, or groups of up to 20 stockholders, to nominate and include in our proxy materials director nominees, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in our Amended and Restated Bylaws. Notice of a proxy access nomination must be received no earlier than November 9, 2021 and no later than December 9, 2021. See “Stockholder Proposals for the 2022 Annual Meeting” for additional information regarding including director nominees in our proxy materials.

Director Qualifications

In selecting director candidates, the Nominating and Corporate Governance Committee and the Board of Directors consider the qualifications and skills of the candidates individually and the composition of the Board as a whole. Under our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee and the Board review the following for each candidate, among other qualifications deemed appropriate, when considering the suitability of candidates for nomination as director:

•	Principal employment, occupation or association involving an active leadership role

•	Qualifications, attributes, skills and/or experience relevant to the Company’s business

•	Ability to bring diversity to the Board, including gender, race/ ethnicity and complementary skills and viewpoints

•	Other time commitments, including the number of other boards on which the potential candidate may serve

•	Independence and absence of conflicts of interest as determined by the Board’s standards and policies, the listing standards of Nasdaq and other applicable laws, regulations and rules

•	Financial literacy and expertise

•	Personal qualities, including strength of character, maturity of thought process and judgment, values and ability to work collegially

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Our Board strives to maintain a highly independent, balanced and diverse group of directors that collectively possess the expertise to ensure effective oversight.

Key Director Skills
Technology/Digital Solutions	Operations	International
Vertical Markets (e.g., Healthcare, Public Sector)	Distribution	Economic/Business Trends
Strategic Planning/Leadership of Complex Organizations	Finance	Capital Market Transactions
Board Practices of Major Corporations	Sales and Marketing	Legal

2021 Nominees for Election to the Board of Directors

Each of the ten director nominees listed below is currently a director of the Company. Each of the director nominees, other than Christine A. Leahy, our President and Chief Executive Officer, has been determined by the Board to be independent.

The following biographies describe the business experience of each director nominee. Following the biographical information for each director nominee, we have listed the specific experience and qualifications of that nominee that strengthen the Board’s collective qualifications, skills and experience. The time period for each of Mr. Finnegan and Ms. Zarcone’s service as a director of CDW includes service on the Board of Managers of CDW Holdings LLC, our parent company prior to our IPO.

If elected, each of the director nominees is expected to serve for a term expiring at the 2022 Annual Meeting, subject to the election and qualification of his or her successor. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

PROPOSAL 1: The Board of Directors recommends a vote FOR the following nominees for election as directors.

VIRGINIA C. ADDICOTT	Audit (Chair) and Nominating and Corporate Governance Committees

INDEPENDENT Director since: 2016 Age 57

Ms. Addicott is the retired President and Chief Executive Officer of FedEx Custom Critical, a North American expedited freight carrier, a position she held from June 2007 to December 2019. Ms. Addicott joined FedEx Custom Critical in 1999 as Division Managing Director, Service and Safety, and in 2001 became Division Vice President, Operations and Customer Service. Prior to joining FedEx Custom Critical, Ms. Addicott spent thirteen years at Roberts Express, Inc. (acquired by FedEx Custom Critical in 1999) in various operations roles.

Other Public Company Directorships: • Element Fleet Management Corp.	Selected Directorships and Positions: • Board of Directors, Akron Children’s Hospital • Board of Trustees, Kent State University • Board of Directors, Smither’s Oasis

Director Qualification Highlights: • Strategic planning and leadership of complex organizations • Finance	• Operations/Distribution • Technology/Digital Solutions

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JAMES A. BELL	Audit and Nominating and Corporate Governance Committees

INDEPENDENT Director since: 2015 Age 72

Mr. Bell is the retired Executive Vice President, Corporate President and Chief Financial Officer of The Boeing Company, an aerospace company and manufacturer of commercial jetliners and military aircraft. Mr. Bell served in that role at Boeing from 2008 to 2012. Previously, he served as Boeing’s Executive Vice President, Finance and Chief Financial Officer from 2003 to 2008; Senior Vice President of Finance and Corporate Controller from 2000 to 2003; and Vice President of Contracts and Pricing for Boeing Space and Communications from 1996 to 2000.

Other Public Company Directorships: • Apple, Inc. • Dow Inc. (through April 15, 2021)	Former Public Company Directorships (within the past 5 years): • DowDupont Inc. • JPMorgan Chase & Co.

Director Qualification Highlights: • Strategic planning and leadership of complex organizations • Finance	• Technology/Digital Solutions • Board practices of other major corporations

LYNDA M. CLARIZIO	Compensation and Nominating and Corporate Governance Committees

INDEPENDENT Director since: 2015 Age 60

Ms. Clarizio is the Co-Founding Partner of Brilliant Friends Investing, a seed investment group funding women-led businesses founded in July 2018, and a strategic advisor to several businesses with a focus on leveraging digital technology and data to drive growth. Ms. Clarizio served as Executive Vice President, Strategic Initiatives (September 2017 to January 2018) and President of U.S. Media (August 2013 to September 2017) at The Nielsen Company (US), LLC, a global performance management company that provides a comprehensive understanding of what consumers watch and buy. Prior to joining Nielsen, Ms. Clarizio served as Executive Vice President, Corporate Development and Operations of AppNexus, Inc., a programmatic advertising platform, from November 2012 to April 2013. From 2009 to 2012, Ms. Clarizio served as Chief Executive Officer and President of INVISION, Inc., a provider of multiplatform advertising solutions to the media industry. From 1999 to 2009, she held a variety of executive positions with AOL Inc., a media technology company, including President of Platform-A (AOL’s consolidated advertising businesses) and President of Advertising.com (an AOL subsidiary). Prior to joining AOL, Ms. Clarizio was a partner in the Washington, DC law firm of Arnold & Porter, where she practiced law from 1987 through 1999.

Other Public Company Directorships: • Emerald Holding, Inc. • Intertek Group plc

Selected Directorships and Positions:

•   Advisory Board, Adjust GmbH

•   Board of Directors, OpenSlate

•   Board of Directors, Resonate

•   Board of Directors, Human Rights First

•   Leadership Council, Princeton University School of Engineering and Applied Science

Director Qualification Highlights: • Strategic planning and leadership of complex organizations • Technology/Digital Solutions	• Sales and Marketing • Legal

PAUL J. FINNEGAN	Compensation and Nominating and Corporate Governance Committees

INDEPENDENT Director since: 2011 Age 68

Mr. Finnegan is the Co-Chief Executive Officer of Madison Dearborn Partners, LLC, a private equity investment firm, a position he has held since 2007. Prior to co-founding Madison Dearborn in 1992, Mr. Finnegan was with First Chicago Venture Capital for ten years. Previously, he held a variety of marketing positions in the publishing industry, both in the United States and Southeast Asia.

Other Public Company Directorships: • None

Selected Directorships and Positions:

•   Board of Directors, AIA Corporation

•   Chair, Board of Directors, Government Sourcing Solutions, LLC

•   Board of Directors, Chicago Council on Global Affairs

•   Treasurer, Harvard Corporation

•   Chair, Board of Directors, Harvard Management Company

•   Advisory Board, Teach for America Chicago-Northwest Indiana

Director Qualification Highlights: • Strategic planning and leadership of complex organizations • Finance	• Capital market transactions • Board practices of other major corporations

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ANTHONY R. FOXX	Audit and Nominating and Corporate Governance Committees

INDEPENDENT Director since: 2021 Age 49

Mr. Foxx serves as the Chief Policy Officer and Senior Advisor to the President and Chief Executive Officer of Lyft, Inc., a transportation network in the U.S. and Canada, a position he has held since October 2018. Prior to joining Lyft, Mr. Foxx served as a Managing Partner of Related Infrastructure, the infrastructure development group of Related Companies, a real estate firm, from December 2017 to October 2018. From July 2013 to January 2017, Mr. Foxx served as the seventeenth United States Secretary of Transportation. Mr. Foxx also served as Mayor of Charlotte, North Carolina from 2009 to 2013 and as a Charlotte City Council Member at-large representative from 2005 to 2009. Mr. Foxx also has held a variety of legal positions in the public and private sectors.

Other Public Company Directorships: • Martin Marietta Materials, Inc. • NXP Semiconductors N.V. (Director Nominee) • Shelter Acquisition Corp. (Director Nominee)

Selected Directorships and Positions:

•   Advisory Board, AutoTech Ventures

•   Director, The Volcker Alliance

•   Senior Fellow, Harvard University Kennedy School’s Belfer Center for Science & International Affairs

•   Executive in Residence, Carnegie Mellon University

Director Qualification Highlights: • Strategic planning and leadership of complex organizations • Vertical Markets (Public Sector)	• Legal • Technology/Digital Solutions

CHRISTINE A. LEAHY

Director since: 2019 Age 56

Ms. Leahy is our President and Chief Executive Officer, a position she has held since January 2019. Prior to her current role, Ms. Leahy served as our Chief Revenue Officer from July 2017 to December 2018 and was responsible for all customer-facing units of the Company, including its corporate, public, small business, international and integrated technology solutions organizations. Prior to that role, Ms. Leahy served as our Senior Vice President-International from May 2016 to July 2017, where she led the development of the Company’s international strategy and was responsible for the performance of the Company’s international business. Ms. Leahy also was our Chief Legal Officer/General Counsel and Corporate Secretary from January 2002 to July 2017. Prior to joining CDW as the Company’s first general counsel, Ms. Leahy was a corporate partner in the Chicago office of Sidley Austin, an international business law firm, where she practiced law from 1991 to 2002.

Other Public Company Directorships: • Target Corporation

Selected Directorships and Positions:

•   Board of Trustees, Children’s Home & Aid

•   Board of Directors, Northwestern Memorial Hospital

•   Board of Directors, Junior Achievement of Chicago

•   Board of Directors, The Economic Club of Chicago

Director Qualification Highlights: • Strategic planning and leadership of complex organizations • Technology/Digital Solutions	• International • Operations/Distribution

SANJAY MEHROTRA	Compensation and Nominating and Corporate Governance Committees

INDEPENDENT Director since: 2021 Age 62

Mr. Mehrotra is the President and Chief Executive Officer of Micron Technology, Inc., a producer of memory and storage solutions, a position he has held since May 2017. Prior to joining Micron, Mr. Mehrotra was the President and Chief Executive Officer of SanDisk Corporation, a provider of flash storage solutions, from January 2011 until its May 2016 sale to Western Digital Corp. Mr. Mehrotra co-founded SanDisk in 1988 and held positions of increasing authority prior his position as President and Chief Executive Officer. Prior to SanDisk, Mr. Mehrotra held design engineering positions at Integrated Device Technology, Inc., SEEQ Technology and Intel Corporation.

Other Public Company Directorships: • Micron Technology, Inc. Former Public Company Directorships (within the past 5 years): • Cavium, Inc. • Western Digital Corp. • Sandisk Corp.	Selected Directorships and Positions: • Board of Directors, Stanford Health Care • Engineering Advisory Board, University of California, Berkeley

Director Qualification Highlights: • Strategic planning and leadership of complex organizations • Technology/Digital Solutions	• International • Board practices of other major corporations

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DAVID W. NELMS	Audit and Nominating and Corporate Governance (Chair) Committees

CHAIRMAN INDEPENDENT Director since: 2014 Age 60

Mr. Nelms currently serves as the Non-Executive Chair of our Board of Directors, a position he has held since January 1, 2020. Mr. Nelms previously served as our Lead Director from January 1, 2019. He is the retired Chairman and Chief Executive Officer of Discover Financial Services a direct banking and payment services company. Mr. Nelms was named Chief Executive Officer of Discover in 2004 and was elected Chairman in 2009. He retired in September 2018 and continued as Executive Chairman of Discover until December 2018 and as an advisor until March 2019. Mr. Nelms joined Discover in 1998 as President and Chief Operating Officer. Prior to joining Discover, Mr. Nelms was with MBNA America Bank from 1991 to 1998, most recently as Vice Chairman. From 1990 to 1991, Mr. Nelms was a senior product manager for Progressive Insurance and from 1986 to 1990 he was a management consultant with Bain & Company.

Other Public Company Directorships: • None Former Public Company Directorships (within the past 5 years): • Discover Financial Services	Selected Directorships and Positions: • Executive Board, University of Florida Foundation

Director Qualification Highlights: • Strategic planning and leadership of complex organizations • Finance	• Technology/Digital Solutions • Board practices of other major corporations

JOSEPH R. SWEDISH	Compensation (Chair) and Nominating and Corporate Governance Committees

INDEPENDENT Director since: 2015 Age 69

Mr. Swedish is the retired Chairman, President and Chief Executive Officer of Anthem, Inc., a health benefits provider. Mr. Swedish served as President and Chief Executive Officer of Anthem from 2013 to November 2017, became Chairman in 2015 and became Executive Chairman in November 2017. From his retirement in May 2018 through May 2020, Mr. Swedish served as a Senior Advisor to Anthem. Prior to joining Anthem, Mr. Swedish was President and Chief Executive Officer of Trinity Health, an eighteen-state integrated health care delivery system, from 2004 to 2013. Mr. Swedish also has held CEO and senior leadership positions with Centura Health, Hospital Corporation of America and other healthcare enterprises. Mr. Swedish also is the co-founder and partner of Concord Health Partners, LLC, a private equity firm focused on strategic investing in healthcare portfolio companies.

Other Public Company Directorships: • IBM Corporation • Chair, Mesoblast Limited Former Public Company Directorships (within the past 5 years): • Anthem, Inc.	Selected Directorships and Positions: • Board of Directors, Centrexion Therapeutics Corporation • Board of Visitors, Duke University’s Fuqua School of Business

Director Qualification Highlights: • Strategic planning and leadership of complex organizations • Technology/Digital Solutions	• Vertical Markets (Healthcare) • Board practices of other major corporations

DONNA F. ZARCONE	Audit and Nominating and Corporate Governance Committees

INDEPENDENT Director since: 2011 Age 63

Ms. Zarcone is the retired President and Chief Executive Officer of The Economic Club of Chicago, a civic and business leadership organization, a position she held from February 2012 to July 2020. Ms. Zarcone served as Interim President of The Economic Club of Chicago from October 2011 to February 2012. From January 2007 to February 2012, she served as the President, CEO and founder of D.F. Zarcone & Associates LLC, a strategy advisory firm. Prior to founding D.F. Zarcone & Associates, Ms. Zarcone was President and Chief Operating Officer of Harley-Davidson Financial Services, Inc., a provider of wholesale and retail financing, credit card and insurance services for dealers and customers of Harley-Davidson. After joining Harley-Davidson Financial Services, Inc. in 1994 as Vice President and Chief Financial Officer, Ms. Zarcone was named President and Chief Operating Officer in 1998 and served in that role until 2006. Prior to joining Harley-Davidson Financial Services, Inc., Ms. Zarcone served as Executive Vice President, Chief Financial Officer and Treasurer of Chrysler Systems Leasing, Inc. from 1982 through 1994 and in various management roles at KPMG/Peat Marwick from 1979 through 1982. Ms. Zarcone is a certified public accountant and holds a Certificate in Cybersecurity Oversight from Carnegie Mellon University.

Other Public Company Directorships: • Cigna Corporation

Selected Directorships and Positions:

•   Board of Directors, The Duchossois Group

•   Board of Directors, The University of Chicago Polsky Center for Entrepreneurship and Innovation

•   National Board of the Smithsonian Institution

•   Governance Fellow and Directorship Certification, National Association of Corporate Directors

Director Qualification Highlights: • Strategic planning and leadership of complex organizations • Finance	• National and global economic and business trends • Board practices of other major corporations

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DIRECTOR COMPENSATION

Elements of Director Compensation

In 2020, each non-employee director received annual compensation in the form of a $102,500 annual cash retainer and a $152,500 restricted stock unit award, as well as additional retainers for committee chairs, which remained the same as compared to the 2019 non-employee director compensation program. In 2020, after considering the input of the Compensation Committee’s independent compensation consultant, we modified our non-employee director compensation program to include an additional annual restricted stock unit award of $150,000 for our Chairman. Our Chairman also serves as Chair of the Nominating and Corporate Governance Committee, but did not receive an additional Chair retainer for that service in 2020. Christine A. Leahy, our President and Chief Executive Officer, did not receive any additional compensation for serving as a director in 2020.

All retainers are paid quarterly in arrears and, if applicable, are prorated based upon Board or chair service during the calendar year.

The annual Board and Chairman restricted stock unit grants vest on the first anniversary of the grant date and entitle the director to receive shares of our common stock upon vesting, subject to deferral in five-year increments. In the year of appointment to the Board, a director receives a prorated portion of the annual restricted stock unit grant value based upon the number of months between appointment and the vesting date of the most recent annual grant to incumbent directors, which prorated award vests on the same vesting date as the most recent annual grant to incumbent directors. The annual Board restricted stock unit grant vests on a prorated basis if a director does not stand for re-election or is not re-nominated for election at an annual meeting during the vesting period. The annual Chairman restricted stock unit grant vests on a prorated basis if service as Chairman terminates.

Stock Ownership Guidelines

The Board believes that, in order to more closely align the interests of directors with the interests of the Company’s other stockholders, each non-employee director should maintain a minimum level of equity interests in the Company’s common stock. The Nominating and Corporate Governance Committee is responsible for periodically reviewing the stock ownership guidelines for non-employee directors and making recommendations to the Board.

Pursuant to our Corporate Governance Guidelines, each non-employee director must hold equity interests in the Company’s common stock equal to at least five times the Board’s annual cash retainer. Until such guidelines are met, a director is required to retain 100% of the after-tax value of all vested equity awards earned under the Company’s non-employee director compensation program. As of the record date, all of our non-employee directors were in compliance with the Company’s stock ownership guidelines.

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Hedging, Short Sales and Pledging Policies

Our directors are prohibited from hedging and short sales transactions with respect to our securities. In addition, our directors are prohibited from pledging our securities except in limited circumstances with pre-approval. For a further description of these policies, please see “Corporate Governance – Hedging, Short Sales and Pledging Policies.”

2020 Director Compensation Table

The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended December 31, 2020.

Name	Fees earned or paid in cash ($)		Stock Awards ($)(1)(2)		Total ($)
Virginia C. Addicott	122,500		152,500		275,000
Steven W. Alesio	108,351	(3)	152,500		260,851
Barry K. Allen	102,500		152,500		255,000
James A. Bell	102,500		152,500		255,000
Benjamin D. Chereskin	102,500		152,500		255,000
Lynda M. Clarizio	102,500		152,500		255,000
Paul J. Finnegan(4)	102,500		152,500		255,000
David W. Nelms	102,500		302,500	(5)	405,000
Joseph R. Swedish	111,648	(3)	152,500		264,148
Donna F. Zarcone	102,500		152,500		255,000
(1)	Stock Awards. The amounts reported represent the grant date fair value of restricted stock units granted in 2020, calculated based on the closing stock price on the date of grant in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”).
(2)	Outstanding Stock Awards. The following table summarizes outstanding stock awards held by each above director on December 31, 2020, including restricted stock units on which settlement has been deferred and restricted stock units acquired through the deemed reinvestment of dividend equivalents:

Name	Restricted Stock Units Outstanding (#)
Virginia C. Addicott	11,251
Steven W. Alesio	11,207
Barry K. Allen	20,306
James A. Bell	14,516
Benjamin D. Chereskin	7,593
Lynda M. Clarizio	1,574
Paul J. Finnegan	5,148
David W. Nelms	21,853
Joseph R. Swedish	1,574
Donna F. Zarcone	20,306

(3)	Each of Mr. Alesio and Mr. Swedish received a prorated Compensation Committee Chair retainer, based upon services as Chair for a portion of 2020.
(4)	In 2020, Mr. Finnegan’s cash compensation for Board service was paid to Madison Dearborn Partners, LLC.
(5)	Includes the additional $150,000 award for service as Chairman during 2020, as described above.

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STOCK OWNERSHIP

Ownership of Our Common Stock

The following tables show information regarding the beneficial ownership of our common stock by:

•	each member of our Board of Directors, each director nominee and each of our named executive officers;
•	all members of our Board and our executive officers as a group; and
•	each person or group who is known by us to own beneficially more than 5% of our common stock.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 1, 2021 and restricted stock units that are currently vested but deferred or that will be settled into shares within 60 days of March 1, 2021 are deemed to be outstanding and beneficially owned by the person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Except as otherwise indicated, all stockholdings are as of March 1, 2021 and the percentage of beneficial ownership is based on 141,095,448 shares of common stock outstanding as of March 1, 2021.

Directors and Executive Officers

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
Christine A. Leahy	354,440	*	Includes 264,543 shares subject to options currently exercisable or exercisable within 60 days of March 1, 2021.
Collin B. Kebo	141,142	*	Includes 99,432 shares subject to options currently exercisable or exercisable within 60 days of March 1, 2021.
Sona Chawla	17,915	*	Includes 17,276 shares subject to options currently exercisable or exercisable within 60 days of March 1, 2021.
Christina M. Corley	242,594	*	Includes 194,859 shares subject to options currently exercisable or exercisable within 60 days of March 1, 2021.
Douglas E. Eckrote	183,972	*	Includes 118,505 shares subject to options currently exercisable or exercisable within 60 days of March 1, 2021.
Mark C. Chong	87,345	*	Includes 67,826 shares subject to options currently exercisable or exercisable within 60 days of March 1, 2021.
Elizabeth H. Connelly	13,220	*	Includes 12,829 shares subject to options currently exercisable or exercisable within 60 days of March 1, 2021.
Virginia C. Addicott	11,251	*	Includes 11,251 restricted stock units that are currently vested or vesting within 60 days of March 1, 2021.
Steven W. Alesio	20,197	*	Includes 7,677 restricted stock units that are currently vested or vesting within 60 days of March 1, 2021.
Barry K. Allen	34,133	*	Includes 20,306 restricted stock units that are currently vested or vesting within 60 days of March 1, 2021. Also includes 1,854 shares held by Allen Enterprises LLC, a limited liability company of which Mr. Allen is the sole member.
James A. Bell	18,101	*	Includes 14,516 restricted stock units that are currently vested or vesting within 60 days of March 1, 2021.

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Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares	Additional Information
Benjamin D. Chereskin	209,476	*	Includes 7,593 restricted stock units that are currently vested or vesting within 60 days of March 1, 2021. Also includes 175,163 shares held by the Chereskin Family Dynasty Trust and 6,936 shares held by the Benjamin D. Chereskin Dynasty Trust which are deemed to be beneficially owned by Mr. Chereskin.
Lynda M. Clarizio	10,488	*	Includes 1,574 restricted stock units that are currently vested or vesting within 60 days of March 1, 2021.
Paul J. Finnegan	23,797	*	Includes 5,148 restricted stock units that are currently vested or vesting within 60 days of March 1, 2021. Also includes 8,141 shares indirectly owned by Glen Lake Partners LP. Mr. Finnegan is the trustee of Glen Lake Partners Management Trust I, a general partner of Glen Lake Partners, L.P. Mr. Finnegan’s wife, Mary M. Finnegan, is the trustee of Glen Lake Partners Management Trust II, the other general partner of Glen Lake Partners, L.P.
Anthony R. Foxx	193	*	Appointed to the Board on January 1, 2021. Includes 193 restricted stock units that are currently vested or vesting within 60 days of March 1, 2021.
Sanjay Mehrotra	—	—	Appointed to the Board on March 24, 2021.
David W. Nelms	21,853	*	Includes 21,853 restricted stock units that are currently vested or vesting within 60 days of March 1, 2021.
Joseph R. Swedish	12,553	*	Includes 1,574 restricted stock units that are currently vested or vesting within 60 days of March 1, 2021.
Donna F. Zarcone	27,312	*	Includes 20,306 restricted stock units that are currently vested or vesting within 60 days of March 1, 2021.
All directors and executive officers as a group (20 persons)	1,477,042	1.04%	Includes 111,991 restricted stock units held by directors that are currently vested or vesting within 60 days of March 1, 2021. Also includes 803,589 shares subject to options held by executive officers currently exercisable or exercisable within 60 days of March 1, 2021.
*	Denotes less than 1.0%

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Principal Stockholders

Name	Aggregate Number of Shares Beneficially Owned	Percent of Outstanding Shares
The Vanguard Group(1)	15,882,926	11.11%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
BlackRock, Inc.(2)	9,694,947	6.8%
55 East 52nd Street
New York, New York 10055
Wellington Management Group LLP	8,062,092	5.64%
Wellington Investment Advisors Holdings LLP
Wellington Group Holdings LLP(3)
c/o Wellington Management Company LLP
280 Congress Street
Boston, Massachusetts 02210
Select Equity Group, L.P.	7,460,535	5.22%
George S. Loening(4)
380 Lafayette Street
6th Floor
New York, New York 10003
(1)	This information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021 reporting beneficial ownership as of December 31, 2020. The Vanguard Group reported that it has shared voting power with respect to 249,524 shares of our common stock, sole dispositive power with respect to 15,241,834 shares of our common stock and shared dispositive power with respect to 641,092 shares of our common stock.
(2)	This information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2021 reporting beneficial ownership as of December 31, 2020. BlackRock, Inc. reported that it has sole voting power with respect to 8,589,649 shares of our common stock and sole dispositive power with respect to 9,694,947 shares of our common stock.
(3)	This information is based on a Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP (collectively, “Wellington Group”) with the SEC on February 3, 2021 reporting beneficial ownership as of December 31, 2020. The Wellington Group reported that it has shared voting power with respect to 7,158,912 shares of our common stock and shared dispositive power with respect to 8,062,092 shares of our common stock.
(4)	This information is based on a Schedule 13G filed by Select Equity Group, L.P. and George S. Loening with the SEC on February 12, 2021 reporting beneficial ownership as of December 31, 2020. Select Equity Group, L.P. and George S. Loening reported that they have shared voting power with respect to 7,460,535 shares of our common stock and shared dispositive power with respect to 7,460,535 shares of our common stock.

Delinquent Section 16(a) Reports

Our directors, executive officers, and owners of more than 10% of our common stock must file reports with the SEC under Section 16(a) of the Exchange Act regarding their ownership of and transactions in our common stock and securities related to our common stock. Based upon a review of these reports and inquiries we have made, we believe that all reports required to be filed by our directors, executive officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act since January 1, 2020, were filed on a timely basis except that one transaction, relating to the withholding of shares to cover taxes incurred in connection with the vesting of a restricted stock unit award granted to Sona Chawla, our Chief Growth and Innovation Officer, was not timely reported on a Form 4 due to administrative error by the Company.

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PROPOSAL 2—Advisory Vote to Approve Named Executive Officer Compensation

We are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters and we expect to hold this vote on an annual basis for the foreseeable future. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions. At our 2020 Annual Meeting of Stockholders, approximately 96% of votes cast by our stockholders approved the compensation of our named executive officers as disclosed in the 2020 proxy statement.

In deciding how to vote on this proposal, we encourage you to review the “Compensation Discussion and Analysis” and “2020 Executive Compensation” sections of this proxy statement for a detailed description of our executive compensation program.

As described in the Compensation Discussion and Analysis, the Compensation Committee has designed our executive compensation program with the objective of driving sustained meaningful profitable growth and stockholder value creation through its focus on three long-standing CDW compensation philosophies:

•	Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•	Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through the risks and rewards of CDW equity ownership.
•	Attract and Retain the Right Talent. Executive compensation should be market-competitive in order to attract and retain highly motivated talent with a performance- and service-driven mindset.

PROPOSAL 2: The Board of Directors recommends a vote FOR approval on an advisory basis of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related disclosure and tables in this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

OUR NAMED EXECUTIVE OFFICERS

Name	Title
Christine A. Leahy	President and Chief Executive Officer
Collin B. Kebo	Senior Vice President and Chief Financial Officer
Sona Chawla	Chief Growth and Innovation Officer
Christina M. Corley	Chief Commercial and Operating Officer
Douglas E. Eckrote*	Senior Vice President – Small Business Sales and eCommerce
Mark C. Chong*	Senior Vice President – Strategy and Marketing
Elizabeth H. Connelly	Senior Vice President – Coworker Services
*	During 2020, the Board re-assessed the composition of the Section 16 reporting group and determined that the positions held by Messrs. Chong and Eckrote would cease to be Section 16 reporting positions. Under SEC executive compensation disclosure rules, Messrs. Chong and Eckrote are considered Named Executive Officers for 2020.

Our CD&A is divided into three sections:

Overview	•	2020 Business Highlights
	•	Long-Term Performance
	•	Our COVID-19 Response
	•	Our Executive Compensation Program
	•	Our Executive Compensation Practices
	•	2020 Say-on-Pay Vote
What We Pay and Why	•	2020 Executive Compensation Decisions
	•	Alignment of Executive Compensation Program with Operational Performance and Stakeholder Interests
	•	Base Salary
	•	Annual Cash Incentive Awards
	•	Long-Term Incentive Program
	•	Other Elements of Our 2020 Executive Compensation Program
How We Make Executive Compensation Decisions	•	Our Executive Compensation Philosophies and Objectives
	•	Role of the Board, Compensation Committee and our Executive Officers
	•	Guidance from Independent Compensation Consultant
	•	Comparison to Relevant Peer Group

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OVERVIEW

2020 Business Highlights

Our 2020 performance demonstrated the balance and strength of our business model and strategy as the diversity of our customer end-markets and broad solutions portfolio enabled us to outperform the market while continuing to invest in our future despite the unprecedented challenges created by the COVID-19 pandemic as discussed below.

For additional information regarding 2020 business highlights, please see the “Proxy Summary.”

Long-Term Performance

Over the past 5 years, our cumulative total shareholder return has outpaced the S&P 500 Index and our 2020 compensation peer group set forth below in “Comparison to Relevant Peer Group”, and we have returned $3.1 billion to shareholders through dividends and share repurchases.

(1)	The cumulative total shareholder return chart compares the cumulative total shareholder return, including reinvestment of dividends, on $100 invested in CDW common stock for the period from market close on December 31, 2015 through market close on December 31, 2020, with the cumulative total return for the same time period of the same amount invested in the S&P 500 Index and our 2020 compensation peer group set forth below in “Comparison to Relevant Peer Group .”

Our COVID-19 Response

The COVID-19 pandemic created global economic disruption, uncertainty and business challenges. At the beginning of the pandemic, we identified three key principles, which have guided us. First, safeguard the health and well-being of our coworkers, second, serve the mission-driven needs of our customers, and third, support our communities. Examples of actions that we took to support these key principles are described in further detail on page 10 of this proxy statement.

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Our team has done an outstanding job of maintaining the high level of customer service we are known for, while safeguarding our coworkers and supporting our communities. In recognition of this outstanding performance, during 2020, we paid multiple spot bonuses to front-line coworkers and a stipend to coworkers to help them with the financial challenges of the pandemic. In addition, all coworkers on variable compensation plans received an upward modification to the 2020 formulaic bonuses, consistent with the approach used for the Company’s Named Executive Officers. All coworkers not on a variable compensation or bonus plan also received a one-time $500 bonus to recognize their contributions to our success. Providing bonuses or other performance payouts beyond what our plans would dictate is an extraordinary step for us as we have historically relied on the formulaic payout structure of our program design. We determined that these additional across-the-board adjustments were appropriate to recognize the outstanding efforts of our coworkers during 2020 in safeguarding and fortifying our business, delivering above-market results and continuing to transform and build for our future.

Our Executive Compensation Program

Our executive compensation program is designed to drive above-market results and is built upon our performance-driven culture and long-standing executive compensation philosophies and objectives, as described below under “Our Executive Compensation Philosophies and Objectives,” which we believe have been key contributors to our long-term success. The table below outlines each of the principal elements of the Company’s executive compensation program:

*	Because this chart illustrates the principal annual elements of the Company’s executive compensation program, this chart excludes the sign-on inducement compensation delivered to Ms. Chawla in the form of restricted stock units (“RSU”) and a cash sign-on award. Please see the “Employment Arrangements” section of this CD&A for further detail.

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The chart below illustrates the pay-for-performance design of our 2020 executive compensation program. For 2020, approximately 86% of the target compensation of our President and Chief Executive Officer was variable and is realized only if the applicable financial performance goals are met and/or our stock price increases.

Our Executive Compensation Practices

The Compensation Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

Our Executive Compensation Practices
Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance
Long-term objectives aligned with the creation of stockholder value
Target total compensation at the competitive market median
Market comparison of executive compensation against a relevant peer group
Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company
Double-trigger vesting for equity awards in the event of a change in control under our long-term incentive plan
Robust stock ownership guidelines
Clawback policy
Annual say-on-pay vote
Limited perquisites

We do not have tax gross-ups*
We do not have an enhanced severance multiple upon a change in control
We do not have excessive severance benefits
We do not pay dividends or dividend equivalents on unearned performance-based awards under our long-term incentive plan
We do not allow repricing of underwater stock options under our long-term incentive plan without stockholder approval
We do not allow hedging or short sales of our securities, and we do not allow pledging of our securities except in limited circumstances with pre-approval

* Excludes tax reimbursements with respect to customary relocation benefits and tax reimbursements made to Mr. Kebo in connection with an expatriate assignment prior to his appointment as an executive officer, consistent with the Company’s standard practices for expatriate assignments.

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2020 Say-on-Pay Vote

As noted above, in its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. Since our IPO in 2013, our stockholders have overwhelmingly supported our executive compensation program, with an average approval of 97% of the votes cast for the Company’s say-on-pay vote at the annual meetings of stockholders since our IPO. As part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 96% of the votes cast for the Company’s say-on-pay vote at our 2020 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2020 say-on-pay vote.

WHAT WE PAY AND WHY

2020 Executive Compensation Decisions

Consistent with our pay-for-performance philosophy and executive compensation program objectives described below under “Our Executive Compensation Philosophies and Objectives,” in determining the 2020 target executive compensation levels and the mix of compensation elements for each Named Executive Officer, the Compensation Committee and our President and Chief Executive Officer (in making recommendations regarding Named Executive Officer compensation other than her own) considered, as applicable, each Named Executive Officer’s prior performance, Company performance, the compensation levels paid to similarly situated executive officers at the Company, the competitive median of the market to provide a perspective on external practices, and input from the Compensation Committee’s independent compensation consultant. Finally, consistent with the Company’s long-standing compensation philosophy of aligning executive officers’ interests with stockholders through the risks and rewards of equity ownership, the Compensation Committee allocated the majority of the total target direct compensation increases to the Named Executives Officers’ target equity grant levels.

Alignment of Executive Compensation Program with Operational Performance and Stakeholder Interests

Our executive compensation program is designed to drive sustained meaningful profitable growth and stockholder value creation by paying-for-performance, aligning with stockholder interests through the risks and rewards of CDW equity ownership and attracting and retaining the right talent. A fundamental design of our executive compensation program is to align all members of senior management around common performance goals. The Compensation Committee selects performance goals that it believes are core drivers of the Company’s performance and success and are aligned with the interests of our various stakeholders, including coworkers, customers, partners and stockholders. By using performance goals under the Company’s incentive programs that are based on operating income, earnings per share and free cash flow, as adjusted in accordance with the terms of the awards, as well as market share gains, the Compensation Committee believes that the program reflects an appropriate balance with respect to incentivizing top-line growth, profitability and cash flow generation. To drive performance against these program goals, when communicating the goals to the senior management team, the Company includes extensive communications on what members of senior management, together with their teams, can do on a daily basis to impact achievement of these goals. We believe this understanding of the link between individual/team performance and the achievement of the Company’s performance goals helps the entire organization focus on those actions that have the greatest potential to drive sustained meaningful profitable growth and stockholder value creation.

While the Compensation Committee’s practice has been to establish and communicate goals at the beginning of each year, the Compensation Committee also retains flexibility to modify the Company’s executive compensation program when circumstances warrant in order to continue to drive operational performance and attract and retain key talent. Consistent with our prior annual incentive design, the Compensation Committee set the original goals based on assumptions about the IT market and the broader economy at the time

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the goals were set. While the Company always experiences unforeseen events and deviations from the assumptions used to set targets, the pandemic drove unprecedented disruption, such as instantaneous and extreme shifts in customer demand and working methods and conditions. In light of the broad and severe impact of the COVID-19 pandemic across all industries and the lack of visibility into the extent or duration of the pandemic, the Compensation Committee determined that it was extremely important to retain flexibility to determine 2020 compensation in order to allow the Company to reward results that had become more relevant to the business as the year progressed. Accordingly, with respect to 2020 the Compensation Committee incorporated additional performance factors to be considered by the Compensation Committee when determining 2020 compensation. These additional performance factors were designed to help the Company manage the severe impact of the pandemic and emerge even stronger, with a focus on safeguarding and fortifying our business, delivering above-market results and continuing to transform and build for our future. The Compensation Committee believes that maintaining this flexibility and administering it in a structured manner allowed the Company to appropriately adapt to the broad and severe impact of the COVID-19 pandemic, to reward performance in areas deemed critical to the Company’s long-term strategy and to position the Company to continue to deliver stockholder value in the future.

Base Salary

The Compensation Committee generally sets base salaries for executives, including our Named Executive Officers, below the competitive market median of salaries for executives in similar positions. Aligned with our compensation philosophies and objectives, a significant portion of each Named Executive Officer’s annual target cash compensation is at risk, to provide a strong connection between pay and performance. Accordingly, in 2020, our President and Chief Executive Officer’s annual target cash compensation was weighted 40% base salary and 60% annual incentive target. The table below sets forth the 2020 annual base salary level for each of our Named Executive Officers:

Named Executive Officer	2020 Base Salary
Christine A. Leahy	$925,000
Collin B. Kebo	$525,000
Sona Chawla	$525,000
Christina M. Corley	$525,000
Douglas E. Eckrote	$447,188
Mark C. Chong	$429,000
Elizabeth H. Connelly	$425,000

Annual Cash Incentive Awards

We provide our senior management with an opportunity to earn short-term incentive compensation through our annual cash incentive bonus program, the Senior Management Incentive Plan (“SMIP”). In general, the SMIP opportunity represents a majority of a Named Executive Officer’s total target cash compensation opportunity.

Setting the Target Opportunity under SMIP

Because our Named Executive Officer base salary levels historically have been targeted to be below the competitive market median, the Compensation Committee uses an above-median target SMIP opportunity to bring targeted total cash compensation within the median range. In the case of Ms. Leahy, her SMIP target opportunity increased, as a percentage of base salary, from 140% in 2019 to 150% in 2020 to bring her closer in line with the median range for total direct compensation and in recognition of her strong performance during her first full year as CEO.

2020 SMIP Pay for Performance Alignment

Each year, the Compensation Committee undertakes a rigorous review and analysis to establish annual performance goals under SMIP that require above-market performance. Such review was conducted in late 2019 and early 2020 with respect to the 2020 SMIP and the performance parameters were established prior to the onset of the COVID-19 global pandemic and before the extent of the broad and severe impact of the COVID-19 global pandemic would be known. The Compensation Committee utilized the same methodology it had in prior years to set 2020 SMIP targets, with 2019 performance as a baseline from which to measure growth. Factors considered by the Compensation Committee in establishing the performance goals at the time included U.S. IT market growth rate expectations and our market share gain expectations, as well as assumptions regarding our productivity gains and investments, with each of the expectations and assumptions based on the operating environment at the time.

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At the beginning of 2020, the Compensation Committee established the following goals and payout levels under the 2020 SMIP:

•	Consistent with the 2019 SMIP design, the Compensation Committee chose non-GAAP operating income and market share growth (based upon sales growth relative to market) as the 2020 SMIP performance goals. The Compensation Committee chose this combination of non-GAAP operating income and market share growth as performance goals because together they take into account not only the Company’s absolute performance but also performance relative to the market.
•	The non-GAAP operating income performance goal was set at $1,487.3 million, which was based on a growth rate above U.S. IT market growth rate expectations. When establishing the performance goals under SMIP, the Compensation Committee determined to exclude the items set forth in the non-GAAP operating income reconciliation included in Appendix A. In addition, the Compensation Committee determined to exclude the effect of currency fluctuations from the payout calculations as the Compensation Committee believed that compensation should not be based on factors outside of the control of the SMIP participants.
•	No formulaic payout unless 2020 non-GAAP operating income at or above final 2019 non-GAAP operating income results.
•	Formulaic payout range from 0% to 200% of target awards for performance against the non-GAAP operating income performance goal.
•	Market share governor would reduce operating income-based payouts at all performance levels unless the Company gained market share.

The threshold, target and maximum payout opportunities under the 2020 SMIP formulaic payout curve are set forth below:

	Non-GAAP Operating Income performance goal(2)		Market share governor(3)
Payout opportunity(1)	Non-GAAP Operating Income (in millions)	% attainment of performance goal	Grow (% of target bonus)	Constant/Decline (% of target bonus)
Maximum	$ 1,636.0	110%	200%	180%
Non-GAAP Operating Income Target	$ 1,487.3	100%	100%	90%
Threshold	$ 1,368.3	92%	25%	15%
(1)	Payouts are determined based on various performance achievement levels for non-GAAP operating income and market share changes. Payouts for performance between these various performance achievement levels are calculated using straight line interpolation.
(2)	See Appendix A for a reconciliation of non-GAAP operating income to operating income.
(3)	Market share changes were measured based on data from four industry surveys and reports.

As noted above, the 2020 SMIP goals were implemented prior to the onset of the COVID-19 global pandemic. Beginning in April 2020, the Compensation Committee re-evaluated the 2020 SMIP, considering the broad and severe impact of the COVID-19 pandemic and the Company’s priorities of safeguarding and fortifying our business, delivering above-market results and continuing to transform and build for our future. The Compensation Committee considered the challenges associated with using the pre-pandemic performance metrics and payout curve to assess 2020 performance, particularly given that 2019 performance was a baseline from which to measure growth under the SMIP design, there would be no formulaic payout unless 2020 non-GAAP operating income was at or above final 2019 non-GAAP operating income results, and the threshold performance goal required achievement of 92% of the above-market performance target in order to achieve a payout of 25% of the target opportunity. Following this review of the SMIP design and after considering the input of the Compensation Committee’s independent compensation consultant, the Compensation Committee adopted the “Structured Performance Framework” set forth below to use as a guide in its evaluation of Company and coworker performance in order to appropriately align our coworkers with our priorities of safeguarding and fortifying our business, delivering above-market results and continuing to transform and build for our future.

Business Priorities	Performance Factors
Safeguard and Fortify the Business	Liquidity, Capital Allocation, Business Continuity and Coworker Safety
Deliver Results	Market Share Gains, Sales Growth Compared to Market Growth and Achievement of Key Operational Results
Build for the Future	Execution and Acceleration of the Company’s Long-Term Strategic Operating Plan, Cost Structure and Coworker Well-Being and Engagement

2020 SMIP Results and Payouts

Consistent with the approach for all SMIP participants, following the conclusion of 2020, the Compensation Committee evaluated Company performance based on results versus the original pre-pandemic financial goals as well as the Structured Performance Framework discussed above. Based on such evaluation, the Compensation Committee determined to fund the SMIP payouts at 95% of target for the Named Executive Officers. Based solely on the financial goals established pre-pandemic and the Company’s achievement of Non-GAAP operating income measured on a constant currency basis of $1,405.6 million and the Company’s growth in market share, the formulaic payout was 56.24% of target and the Committee increased the overall

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payout for the Named Executive Officers to 95% based on its assessment of performance against each of the criteria set forth in the Structured Performance Framework. In determining these bonuses, the Compensation Committee noted that despite the major challenges confronting the Company and its coworkers and customers as a result of the broad and severe impact of the COVID-19 pandemic, the Company’s coworkers rose to the challenge and fortified the business and delivered exemplary performance and results while building for our future. Key achievements included the Company’s continued growth in market share as compared to a declining U.S. IT market, the Company meeting the demands of its essential service customers, the acceleration of the implementation of the Company’s strategic operating plan and improved liquidity while still paying its quarterly dividend. The Compensation Committee determined that these exceptional achievements were the result of the coordinated, cross-functional focus and effort of the Company’s coworkers, including the Named Executive Officers. The table below sets forth the 2020 SMIP bonus targets and payouts to each of our Named Executive Officers based upon 2020 performance.

Named Executive Officer	SMIP Bonus Target	2020 SMIP Payout
Christine A. Leahy	$1,387,500	$1,318,125
Collin B. Kebo	$675,000	$641,250
Sona Chawla	$725,000	$688,750
Christina M. Corley	$725,000	$688,750
Douglas E. Eckrote	$592,211	$562,601
Mark C. Chong	$431,000	$409,450
Elizabeth H. Connelly	$425,000	$403,750

Long-Term Incentive Program

Under our long-term incentive program, the Compensation Committee has the authority to award various forms of long-term incentive grants, including stock options, performance-based awards and restricted stock units. The Compensation Committee’s objectives for the 2020 long-term incentive awards were to:

•	Focus executives on key performance metrics aligned with long-term stockholder value creation and the Company’s long-term strategic plan and capital allocation plan.
•	Establish a direct link between compensation and the achievement of longer-term financial objectives.
•	Retain the services of executives through multi-year vesting provisions.

For 2020, the annual long-term incentive grant was delivered in the form of performance share units (“PSUs”) and stock options, with the following key elements to drive Company performance and align with stockholder interests:

Performance Share	•	50% of target long-term incentive opportunity
Units	•	2020-2022 performance period with 0% - 200% payout curve (threshold payout of 50%)
	•	Vest at the end of the performance period based upon attainment of (1) cumulative annual adjusted free cash flow (“adjusted FCF”) and (2) cumulative annual Non-GAAP net income per diluted share (“adjusted EPS”) performance goals, each calculated as described below and weighted equally
Stock Options	•	50% of target long-term incentive opportunity
	•	Only have value if CDW stock price increases
	•	Vest in 1/3 annual increments with 10 year maximum term

2020 Long-Term Incentive Program Pay for Performance Alignment

For 2020, 100% of the long-term incentive awards granted to the Named Executive Officers consisted of performance-based equity awards, with the exception of the sign-on RSU award granted to Ms. Chawla. Stock options have value to an award recipient only if our stock price appreciates, while PSUs have value if and only to the extent that the pre-established quantitative performance metrics relating to adjusted FCF and adjusted EPS, as described below and weighted equally, are achieved during the three-year performance period. The Compensation Committee selected adjusted FCF and adjusted EPS as the metrics for the PSUs because it believes successful performance against these measures promotes the creation of long-term stockholder value. In selecting these metrics, the Compensation Committee focused on cash flow and earnings as critical measures of operational success and value creation, but distinguished the PSU metrics from the SMIP metric (Non-GAAP operating income). By including interest and taxes in both metrics and working capital in adjusted FCF, the Compensation Committee intends to provide a stronger linkage to longer-term growth in stockholder value.

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The adjusted EPS performance goals and adjusted EPS results under the 2020 PSU awards will be determined on a constant currency basis as the Compensation Committee believed that compensation should not be based on factors outside of the control of program participants.

The Compensation Committee established the PSU performance goals to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the target payout levels were designed to be challenging but achievable, while payouts at the maximum levels were designed to be stretch goals.

Under the PSU agreements, adjusted EPS and adjusted FCF are generally calculated as follows:

(1)	Non-GAAP net income is defined as net income, adjusted for the items set forth in the Company’s earnings releases which may include, among other items, amortization of intangibles, non-cash equity-based compensation and associated taxes, losses or gains from the extinguishment of debt and acquisition and integration expenses. Free cash flow is defined as net cash from operating activities minus capital expenditures plus or minus net change in accounts payable–inventory financing each year during the performance period.
(2)	The impact of extraordinary, unusual, infrequently occurring, non-recurring and unanticipated events will be excluded, such as severance expenses attributable to a reduction in force, asset impairments, reserves for uncertain tax positions and reserves for loss contingencies (or payments for settlements or judgments), each as determined under GAAP; and the effect of any change in tax laws, accounting principles or other laws or regulations affecting results.

Setting Award Levels under 2020 Long-Term Incentive Program

In determining the 2020 annual long-term incentive award levels for Named Executive Officers, the Compensation Committee compared the target total direct compensation of each Named Executive Officer to the competitive market median. In the case of Ms. Leahy and Mr. Kebo, their long-term incentive target award values increased as compared to 2019 to bring each closer in line with the median range for total direct compensation and in recognition of their strong performance since assuming their respective positions. Consistent with the Company’s long-standing compensation philosophy of aligning executive officers’ interests with stockholders through the risks and rewards of equity ownership, the Compensation Committee allocated the majority of the total target direct compensation increases to the Named Executives Officers’ target equity grant levels.

The table below sets forth the target award value, as of the date of grant, of the annual long-term incentive awards received by each Named Executive Officer under our 2020 long-term incentive program, which was delivered 50% in PSUs and 50% in stock options:

Executive	Amount
Christine A. Leahy	$4,100,000
Collin B. Kebo	$1,600,000
Sona Chawla	$2,000,000
Christina M. Corley	$2,000,000
Douglas E. Eckrote	$650,000
Mark C. Chong	$960,000
Elizabeth H. Connelly	$575,000

The award levels noted above for Ms. Corley and Mr. Eckrote do not reflect additional one-time long-term incentive awards with targeted grant date values of $500,000 and $150,000, respectively, and delivered with the same mix and terms as Ms. Corley and Mr. Eckrote’s annual long-term incentive awards described above. These additional grants were awarded to support the execution of the Company’s strategic objectives. In addition, the award levels noted above exclude Ms. Chawla’s sign-on RSU award, which is described further below.

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2018 Long-Term Incentive Program Results and Payouts

Under the terms of the PSUs granted as part of the 2018 long-term incentive program, 2020 represented the final year of the three-year performance period for the 2018 PSUs. The 2018 PSUs vested based on the attainment of cumulative performance goals relating to adjusted FCF and adjusted EPS during the 2018-2020 performance period, with each goal weighted equally in the determination of the vesting level. These performance goals were set in 2018 based on the Company’s strategic plans at the time and the Compensation Committee did not make any discretionary adjustments to the performance goals or results to adjust for the COVID-19 pandemic. Based on performance, participants were eligible to receive a payout ranging from 0% - 200% of target, with a threshold payout opportunity equal to 50% of target.

The threshold, target and maximum payout opportunities under the 2018 PSU payout curve are set forth below:

	2018-2020 Performance Goals(1)
		Adjusted Earnings Per Share		Adjusted Free Cash Flow
Payout opportunity(2)	Payout (% of target)	Adjusted Earnings Per Share	% attainment of performance goal	Adjusted Free Cash Flow (in millions)		% attainment of performance goal
Maximum	200%	$ 18.27	115%	$ 2,334.4		115%
Target	100%	$ 15.89	100%	$ 2,029.9	(3)	100%
Threshold	50%	$ 14.25	89.7%	$ 1,725.4		85%
(1)	Under the terms of the 2018 PSU agreements, adjusted EPS and adjusted FCF were each weighted equally and calculated as described above with respect to the 2020 PSU awards.
(2)	Payouts are determined based on various performance achievement levels for adjusted EPS and adjusted FCF. Payouts for performance between these various performance achievement levels are calculated using straight line interpolation.
(3)	Under the payout curve, the Compensation Committee established a range of $1,969.0 million to $2,090.8 million (97% to 103% of target) for the achievement levels that would have resulted in a target payout for the adjusted FCF performance goal.

For the 2018-2020 performance period, the Company achieved cumulative adjusted EPS and cumulative adjusted FCF of $17.89 and $2,734.1 million, respectively, resulting in the vesting level for the 2018 PSU awards at 191.97% of target.

The table below sets forth the target number of 2018 PSUs and the number of shares earned based on actual performance during the 2018-2020 performance period:

Named Executive Officer	2018 Target PSUs (#)	Shares Earned under 2018 PSUs (#)(1)
Christine A. Leahy	8,164	15,672
Collin B. Kebo	4,082	7,836
Sona Chawla	—	—
Christina M. Corley	6,123	11,754
Douglas E. Eckrote	3,572	6,857
Mark C. Chong	7,121	13,670
Elizabeth H. Connelly	—	—
(1)	Pursuant to the terms of the award agreements, participants are eligible to receive dividend equivalents with respect to dividends paid prior to the settlement of the award. The earned shares reported in this table do not include additional shares acquired through the deemed reinvestment of dividend equivalents prior to settlement of the award. The earned shares, including shares acquired through the deemed reinvestment of dividends through December 31, 2020, are reported in the 2020 Option Exercises and Stock Vested Table. PSU award recipients receive fractional shares upon settlement; however, for purposes of this table, share numbers have been rounded to the nearest whole share.

Other Elements of Our 2020 Executive Compensation Program

Employment Arrangements

The Company generally executes an offer of employment before an executive joins the Company. This offer describes the basic terms of the executive’s employment, including his or her initial base salary, SMIP target and long-term incentive award target. The terms of the executive’s employment are based thereafter on sustained good performance and the executive’s compensation protection agreement (the “Compensation Protection Agreement”) described below. The terms of the offer letter are determined after considering the compensation levels paid to similarly situated executive officers at the Company, the competitive median of the market data to provide a perspective on external practices, input from the Compensation Committee’s independent compensation consultant and the compensation deemed necessary to induce the executive to join the Company.

In late 2019, the Company extended an offer of employment to Ms. Chawla, which outlined the initial terms of Ms. Chawla’s employment. In addition to setting forth Ms. Chawla’s initial base salary, SMIP target, long-term incentive award target and her entitlement to a Compensation Protection Agreement, Ms. Chawla’s offer of employment also included cash and RSU sign-on inducement awards. Ms. Chawla received a cash sign-on

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inducement award in the amount of $500,000, which was subject to repayment in the event Ms. Chawla voluntarily resigned from the Company or was terminated for cause prior to the one-year anniversary of her start date. Ms. Chawla also received a one-time sign-on inducement award in the form of RSUs with a target grant date fair value of $500,000, with the RSUs scheduled to vest in one-third annual installments on the first, second and third anniversaries of the grant date, subject to Ms. Chawla’s continued employment through the applicable vesting date. In addition, in order to induce Ms. Chawla to join the Company and relocate to the Company’s corporate headquarters, the Company agreed to provide Ms. Chawla with competitive relocation benefits, including up to $75,000 to cover costs associated with the sale of her existing home. Any relocation benefits will be reflected as compensation in the Summary Compensation Table in the year in which the underlying expense is incurred.

Severance Arrangements

During 2020, the Named Executive Officers were each subject to a Compensation Protection Agreement that provided for severance benefits upon certain qualifying terminations of employment with the Company. The Compensation Committee believes that these severance benefits: (1) help secure the continued employment and dedication of our Named Executive Officers; (2) enhance the Company’s value to a potential acquirer because our Named Executive Officers have noncompetition, nonsolicitation and confidentiality provisions that apply after any termination of employment, including after a change in control of the Company; and (3) are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management. Consistent with market practices, the Compensation Protection Agreements do not include change in control-related tax gross-ups and are for a three-year fixed term (expiring January 1, 2023), with certain term extensions in the event of a “potential change in control” or “change in control” during the term.

Additional information regarding the employment arrangements with each of our Named Executive Officers, including a quantification of benefits that would have been received by each Named Executive Officer had his or her employment terminated on December 31, 2020, is provided under “2020 Potential Payments upon Termination or Change in Control.”

Other Benefits

Our Named Executive Officers participate in our corporate-wide benefit programs. Our Named Executive Officers are offered benefits that generally are commensurate with the benefits provided to all of our full-time coworkers, which includes participation in our qualified defined contribution plan.

Consistent with our performance-based culture, we do not offer a service-based defined benefit pension plan or other similar benefits to our coworkers. During 2020, we did not provide nonqualified retirement programs or perquisites that are often provided at other companies to our executive officers.

Clawback Policy

The Compensation Committee adopted a clawback policy in the event the Company is required to prepare an accounting restatement due to material non-compliance with a financial reporting requirement under the federal securities laws. If a current or former executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, the Compensation Committee may, in its discretion and to the full extent permitted by governing law, require reimbursement of that portion of any cash bonus paid to, or PSUs earned by, such executive officer during the three-year period preceding the date on which the Company is required to prepare the restatement, which is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported.

Stock Ownership Guidelines

The Compensation Committee believes that, in order to more closely align the interests of executives with the interests of the Company’s other stockholders, all executives should maintain a minimum level of equity interests in the Company’s common stock. The Compensation Committee has adopted stock ownership guidelines requiring ownership of six times base salary for our President and Chief Executive Officer, five times base salary for our Chief Commercial and Operating Officer and our Chief Growth and Innovation Officer and three times base salary for our other executive officers. Until the guideline is met, an executive officer is required to retain 50% of the after-tax shares acquired upon exercise of stock options and vesting of PSUs and restricted share units. As of the record date, all of our Named Executive Officers were in compliance with the Company’s stock ownership guidelines.

Hedging, Short Sales and Pledging Policies

Our executive officers are prohibited from hedging and short sales transactions with respect to our securities. In addition, our executive officers are prohibited from pledging our securities except in limited circumstances with pre-approval. For a further description of these policies, please see “Corporate Governance - Hedging, Short Sales and Pledging Policies.”

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HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

Our Executive Compensation Philosophies and Objectives

The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive sustained meaningful profitable growth and stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term strategic and financial goals. The Compensation Committee’s goal has been to implement an executive compensation program that continues to drive above-market results and that is built upon our long-standing executive compensation philosophies and objectives, as outlined below, which we believe have been key contributors to our long-term success:

Sustained Meaningful Profitable Growth and Stockholder Value Creation

Pay-for-Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.	Align with Stockholder Interests. Executives’ interests should be aligned with stockholder interests through the risks and rewards of CDW equity ownership.	Attract and Retain the Right Talent. Executive compensation should be market-competitive in order to attract and retain highly motivated talent with a performance- and service-driven mindset.

Role of the Board, Compensation Committee and our Executive Officers

The Compensation Committee is responsible for determining the compensation of our President and Chief Executive Officer and each of our other executive officers. In setting the compensation of our President and Chief Executive Officer, the Compensation Committee takes into account the Nominating and Corporate Governance Committee’s review of our President and Chief Executive Officer’s performance. In setting the compensation of our other executive officers, the Compensation Committee takes into account our President and Chief Executive Officer’s review of each executive officer’s performance and her recommendations with respect to their compensation. The Compensation Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from Independent Compensation Consultant

Frederic W. Cook & Co., Inc. (the “Compensation Consultant”) provides executive compensation consulting services to the Compensation Committee. With respect to 2020, the Compensation Consultant provided services related to the review of 2020 compensation adjustments, including a review of peer group compensation data, awards under our long-term incentive program, the setting of performance goals in our variable incentive plans including the payout leverage for results above and below the target performance levels, support regarding the evaluation of the impact of COVID-19 on our compensation programs, trends and tax and regulatory developments with respect to executive compensation, our compensation peer group and assistance with this CD&A. The Compensation Consultant is retained by and reports to the Compensation Committee and, at the request of the Compensation Committee, participates in committee meetings. Other than services provided to the Compensation Committee, the Compensation Consultant did not provide any services to the Company with respect to 2020. The Compensation Committee reviewed the independence of the Compensation Consultant under Nasdaq and SEC rules and concluded that the work of the Compensation Consultant has not raised any conflict of interest.

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Comparison to Relevant Peer Group

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data for peer group companies as well as a general industry survey. In selecting companies for our peer group, the Compensation Committee considers companies that meet one or more of the following peer group selection criteria established by the Compensation Committee:

Similar size in terms of revenue and/or enterprise value
Operates in a business-to-business distribution environment
Member of the technology industry
Similar customers (i.e., business, government, healthcare, and education)
Services and/or solutions provider
Similar margins
Similar percentage of international sales
The Company is frequently identified as a peer by the other peer companies or the leading proxy advisory firms
Identified by the Company as a competitor

For 2020 compensation decisions, the Compensation Committee utilized the peer group set forth below, which was the same peer group that was utilized for evaluating 2019 compensation decisions. Based on data compiled by the Compensation Consultant at the time of the peer group review, our revenues, EBITDA and market capitalization were between the median and 75th percentile of our peer group.

2020 Compensation Peer Group
Anixter International, Inc.	Insight Enterprises, Inc.
Arrow Electronics, Inc.	LKQ Corporation
Avnet, Inc.	Patterson Companies, Inc.
CGI Group Inc.	SYNNEX Corporation
Cognizant Technology Solutions Corporation	Tech Data Corporation
DXC Technology Corporation	W.W. Grainger, Inc.
Genuine Parts Company	Wesco International, Inc.
Henry Schein, Inc.

The Compensation Consultant provides competitive data utilizing peer group proxy data and Aon provides revenue size-adjusted competitive data from its general industry database. In reviewing the size-adjusted data from the Aon general industry database, the Compensation Committee does not review data from the specific companies included in the database. For Ms. Leahy, the peer group was the primary market data source for evaluating 2020 base salary, annual cash incentive award opportunity and long-term incentive opportunity, given the availability of chief executive officer compensation data in public filings, with the compensation survey data providing a supplemental viewpoint. For our other Named Executive Officers, the Compensation Committee reviewed both peer group data and compensation survey data when evaluating the 2020 base salary, annual cash incentive opportunities and long-term incentive opportunities. For purposes of this CD&A, the peer group data and compensation survey data are collectively referred to as “market data.”

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COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement, which will be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Steven W. Alesio
Barry K. Allen
Lynda M. Clarizio
Paul J. Finnegan
Joseph R. Swedish, Chair

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2020 EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following table provides information regarding the compensation earned by our Named Executive Officers for fiscal year ended December 31, 2020 and, to the extent required under the SEC executive compensation disclosure rules, the fiscal years ended December 31, 2019 and 2018.

Name and principal position[11]	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Christine A. Leahy President and Chief Executive Officer	2020	910,577	—	2,050,036	2,049,505	1,318,125	14,431	6,342,674
	2019	842,160	—	1,749,982	1,761,389	1,819,510	18,756	6,191,797
	2018	506,188	—	599,972	608,967	1,029,480	9,755	2,754,362
Collin B. Kebo Senior Vice President and Chief Financial Officer	2020	520,192	—	800,019	799,802	641,250	22,896	2,784,159
	2019	483,038	—	599,988	603,898	917,400	76,838	2,681,162
	2018	408,846	—	299,986	304,484	668,026	51,143	1,732,485
Sona Chawla Chief Growth and Innovation Officer	2020	482,596	500,000	1,499,932	999,762	688,750	—	4,171,040

Christina M. Corley Chief Commercial and Operating Officer	2020	522,981	—	1,250,017	1,249,703	688,750	14,129	3,725,580
	2019	497,032	—	899,983	905,856	1,070,300	15,731	3,388,902
	2018	369,551	—	449,979	456,733	766,961	9,453	2,052,677
Douglas E. Eckrote Senior Vice President, Small Business Sales and eCommerce	2020	447,188	—	400,009	399,901	562,601	14,431	1,824,130
	2019	447,188	—	299,994	301,958	905,491	14,086	1,968,717
	2018	442,757	—	262,506	266,421	937,470	9,755	1,918,909
Mark C. Chong Senior Vice President, Strategy and Marketing	2020	428,231	—	479,952	479,877	409,450	14,129	1,811,639
	2019	421,231	—	450,039	452,928	649,825	13,784	1,987,807
Elizabeth H. Connelly Senior Vice President – Coworker Services	2020	420,192	—	287,461	287,421	403,750	15,288	1,414,112

(1)	Bonus. The amount reported in this column for Ms. Chawla represents a cash sign-on bonus, which was subject to repayment in the event that Ms. Chawla voluntarily resigned from the Company or if the Company terminated Ms. Chawla’s employment for cause within one year of her start date.
(2)	Stock awards. The amounts reported in this column represent the grant date fair value of PSUs and RSUs granted in the applicable year, calculated in accordance with ASC 718. The amounts included in 2020 for the PSU awards are calculated based on the closing stock price and the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the 2020 PSU awards, the maximum value of these awards at the grant date would be as follows: Ms. Leahy-$4,100,071; Mr. Kebo-$1,600,037; Ms. Chawla-$1,999,948; Ms. Corley-$2,500,034; Mr. Eckrote-$800,019; Mr. Chong-$959,905; and Ms. Connelly-$574,921. The amounts included in 2020 for the RSU awards are calculated by multiplying the number of RSUs granted by the closing stock price of a share of Company common stock on the date of grant.
(3)	Option awards. The amounts reported in this column represent the grant date fair value of stock option awards granted in the applicable year, calculated in accordance with ASC 718. See Note 14 to the Audited Financial Statements included in our Form 10-K for the fiscal year ended December 31, 2020 (the “Audited Financial Statements”) for a discussion of the relevant assumptions used in calculating these amounts.
(4)	Non-equity incentive plan compensation. The amounts reported for 2020 represent cash awards paid to the Named Executive Officers under the SMIP. Please see the CD&A for further information regarding the 2020 SMIP.
(5)	All other compensation. “All Other Compensation” for 2020 consists of (i) Company-paid supplemental disability premiums for each of the Named Executive Officers, (ii) matching and profit sharing contributions to the 401(k) accounts of each of the Named Executive Officers, and (iii) legacy payments for tax preparation, tax equalization and the related tax gross-ups on these payments ($3,546) for Mr. Kebo in connection with an expatriate assignment prior to his appointment as an executive officer, consistent with the Company’s standard practices for expatriate assignments.

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2020 Grants of Plan-Based Awards Table

The following table provides information regarding the possible payouts to our Named Executive Officers in 2020 under the SMIP and the equity awards received by our Named Executive Officers in 2020 under the CDW Corporation Amended and Restated 2013 Long-Term Incentive Plan (“2013 LTIP”).

									All Other	All Other		Grant
			Estimated Possible Payouts			Estimated Possible Payouts			Stock	Option		Date Fair
			Under Non-equity			Under Equity Incentive			Awards:	Awards:	Exercise	Value of
			Incentive Plan Awards(1)			Plan Awards(2)			Number of	Number of	or Base	Stock
									Shares of	Securities	Price of	and
									Stock or	Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units Units	Options	Awards	Awards
Name	date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($)	($)(5)
Christine A. Leahy	—	—	208,125	1,387,500	2,775,000	—	—	—	—	—	—	—
	3/9/2020	3/9/2020	—	—	—	10,437	20,874	41,748	—	—	—	2,050,036
	3/9/2020	3/9/2020	—	—	—	—	—	—	—	106,247	98.21	2,049,505
Collin B. Kebo	—	—	101,250	675,000	1,350,000	—	—	—	—	—	—	—
	3/9/2020	3/9/2020	—	—	—	4,073	8,146	16,292	—	—	—	800,019
	3/9/2020	3/9/2020	—	—	—	—	—	—	—	41,462	98.21	799,802
Sona Chawla	—	—	108,750	725,000	1,450,000	—	—	—	—	—	—	—
	1/21/2020	12/17/2019	—	—	—	—	—	—	3,674	—	—	499,958
	3/9/2020	3/9/2020	—	—	—	5,091	10,182	20,364	—	—	—	999,974
	3/9/2020	3/9/2020	—	—	—	—	—	—	—	51,828	98.21	999,762
Christina M. Corley	—	—	108,750	725,000	1,450,000	—	—	—	—	—	—	—
	3/9/2020	3/9/2020	—	—	—	5,091	10,182	20,364	—	—	—	999,974
	3/9/2020	3/9/2020	—	—	—	1,273	2,546	5,092	—	—	—	250,043
	3/9/2020	3/9/2020	—	—	—	—	—	—	—	51,828	98.21	999,762
	3/9/2020	3/9/2020	—	—	—	—	—	—	—	12,957	98.21	249,941
Douglas E. Eckrote	—	—	88,832	592,211	1,184,422	—	—	—	—	—	—	—
	3/9/2020	3/9/2020	—	—	—	1,655	3,309	6,618	—	—	—	324,977
	3/9/2020	3/9/2020	—	—	—	382	764	1,528	—	—	—	75,032
	3/9/2020	3/9/2020	—	—	—	—	—	—	—	16,844	98.21	324,921
	3/9/2020	3/9/2020	—	—	—	—	—	—	—	3,887	98.21	74,980
Mark C. Chong	—	—	64,650	431,000	862,000	—	—	—	—	—	—	—
	3/9/2020	3/9/2020	—	—	—	2,444	4,887	9,774	—	—	—	479,952
	3/9/2020	3/9/2020	—	—	—	—	—	—	—	24,877	98.21	479,877
Elizabeth H. Connelly	—	—	63,750	425,000	850,000	—	—	—	—	—	—	—
	3/9/2020	3/9/2020	—	—	—	1,464	2,927	5,854	—	—	—	287,461
	3/9/2020	3/9/2020	—	—	—	—	—	—	—	14,900	98.21	287,421
(1)	These amounts represent threshold, target and maximum cash award levels set in 2020 under the SMIP. The amount actually paid to each Named Executive Officer under the SMIP is reported as Non-Equity Incentive Plan Compensation in the 2020 Summary Compensation Table.
(2)	These amounts represent the threshold, target and maximum PSUs granted under the 2013 LTIP. For actively employed executives, these PSUs are scheduled to vest on December 31, 2022, subject to the achievement of the threshold performance goals relating to adjusted FCF and adjusted EPS over the 2020-2022 performance period. The number of units subject to a PSU award increases as a result of the deemed reinvestment of dividend equivalents prior to settlement of the award and such additional units are subject to the same vesting conditions as the underlying PSUs. Please see the CD&A for further information regarding this award.
(3)	RSUs allow the grantee to receive the number of shares of common stock subject to the award upon vesting. The RSUs granted to Ms. Chawla on January 21, 2020 vest in one-third increments on each of the first through third year anniversaries of the date of grant, subject to Ms. Chawla’s continued employment through the applicable vesting date. During the vesting period, the RSUs will be adjusted to reflect the accrual of dividend equivalents, which will be distributed in cash at the same time and to the extent the underlying shares vest.
(4)	These amounts represent stock options granted under the 2013 LTIP. For actively employed executives, these options vest in one-third increments on each of the first through third year anniversaries of the date of grant.
(5)	The amounts reported represent the grant date fair value associated with the grant of these PSUs, RSUs and stock option awards, as computed in accordance with ASC 718. In the case of the PSUs, the grant date fair value is calculated based on the closing stock price on the date of grant and the probable satisfaction of the performance conditions for such awards as of the date of grant. See Note 14 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

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2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes outstanding option awards and unvested stock awards held by each Named Executive Officer on December 31, 2020.

	Option Awards				Stock Awards
		Equity
		Incentive				Market	Equity Incentive	Equity Incentive
		Plan Awards:			Number	Value of	Plan Awards:	Plan Awards:
	Number of	Number of			of Shares	Shares	Number of	Market or
	Securities	Securities			or Units	or Units	Unearned	Payout Value of
	Underlying	Underlying			of Stock	of Stock	Shares, Units,	Unearned Shares,
	Unexercised	Unexercised	Option		That	That	or Other Rights	Units or Other
	Options	Unearned	Exercise	Option	Have Not	Have Not	that Have Not	Rights that Have
	Exercisable	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	(#)	(#)	($)	Date	(#)	($)(5)	(#)(6)	($)(5)
Christine A. Leahy	20,140	—	24.29	2/25/2024	—	—	—	—
	31,754	—	37.79	2/19/2025	—	—	—	—
	33,928	—	39.79	3/2/2026	—	—	—	—
	40,917	—	58.90	2/28/2027	—	—	—	—
	27,486(1)	13,744(1)	73.49	2/27/2028	—	—	—	—
	30,579	61,160(2)	95.57	2/25/2029	—	—	18,766(7)	2,473,134
	—	106,247(3)	98.21	3/9/2030	—	—	21,152(8)	2,787,648
Collin B. Kebo	8,534	—	37.79	2/19/2025	—	—	—	—
	1,582	—	42.68	12/14/2025	—	—	—	—
	11,309	—	39.79	3/2/2026	—	—	—	—
	12,275	—	58.90	2/28/2027	—	—	—	—
	10,329	—	70.00	11/2/2027	—	—	—	—
	13,743(1)	6,872(1)	73.49	2/27/2028	—	—	—	—
	10,484	20,969(2)	95.57	2/25/2029	—	—	6,434(7)	847,924
	—	41,462(3)	98.21	3/9/2030	—	—	8,255(8)	1,087,871
Sona Chawla	—	51,828(3)	98.21	3/9/2030	3,723(4)	490,649	10,318(8)	1,359,770
Christina M. Corley	27,789	—	24.29	2/25/2024	—	—	—	—
	23,816	—	37.79	2/19/2025	—	—	—	—
	24,504	—	39.79	3/2/2026	—	—	—	—
	34,779	—	58.90	2/28/2027	—	—	—	—
	20,615(1)	10,308(1)	73.49	2/27/2028	—	—	—	—
	15,726(2)	31,454(2)	95.57	2/25/2029	—	—	9,651(7)	1,271,882
	—	64,785(3)	98.21	3/9/2030	—	—	12,898(8)	1,699,780
Douglas E. Eckrote	27,789	—	24.29	2/25/2024	—	—	—	—
	17,862	—	37.79	2/19/2025	—	—	—	—
	16,964	—	39.79	3/2/2026	—	—	—	—
	20,458	—	58.90	2/28/2027	—	—	—	—
	12,025(1)	6,013(1)	73.49	2/27/2028	—	—	—	—
	5,242(2)	10,485(2)	95.57	2/25/2029	—	—	3,217(7)	423,961
	—	20,731(3)	98.21	3/9/2030	—	—	4,127(8)	543,934
Mark C. Chong	19,846	—	58.90	2/28/2027	—	—	—	—
	23,974(1)	11,988(1)	73.49	2/27/2028	—	—	—	—
	7,863(2)	15,727(2)	95.57	2/25/2029	—	—	4,826(7)	636,013
	—	24,877(3)	98.21	3/9/2030	—	—	4,952(8)	652,643
Elizabeth H. Connelly	3,931	7,864	95.57	2/25/2029	—	—	2,412(7)	317,938
	—	14,900(3)	98.21	3/9/2030	—	—	2,966(8)	390,892
(1)	These stock options were awarded on February 27, 2018, and vest in one-third increments on each of the first through third year anniversaries of the date of grant.
(2)	These stock options were awarded on February 25, 2019, and vest in one-third increments on each of the first through third year anniversaries of the date of grant.
(3)	These stock options were awarded on March 9, 2020, and vest in one-third increments on each of the first through third year anniversaries of the date of grant.

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(4)	These RSUs were awarded on January 21, 2020, and vest in one-third increments on the first through third anniversaries of the date of grant. RSU award recipients receive fractional shares upon settlement; however, for purposes of this table, share numbers have been rounded to the nearest whole share.
(5)	The market value of shares or units of stock that have not vested reflects a stock price of $131.79, our closing stock price on December 31, 2020.
(6)	PSU award recipients receive fractional shares upon settlement; however, for purposes of this table, share numbers have been rounded to the nearest whole share.
(7)	These PSUs were awarded on February 25, 2019 and vest on December 31, 2021, subject to the achievement of the threshold performance goals relating to adjusted FCF and adjusted EPS over the 2019-2021 performance period. The amounts reported in this column are based on target achievement of the applicable performance goals and include PSUs acquired through the deemed reinvestment of dividend equivalents.
(8)	These PSUs were awarded on March 9, 2020 and vest on December 31, 2022, subject to the achievement of the threshold performance goals relating to adjusted FCF and adjusted EPS over the 2020-2022 performance period. The amounts reported in this column are based on target achievement of the applicable performance goals and include PSUs acquired through the deemed reinvestment of dividend equivalents.

2020 Option Exercises and Stock Vested Table

The following table provides information concerning the exercise of stock options and vesting of stock awards during 2020 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Christine A. Leahy	—	—	16,237	2,139,866
Collin B. Kebo	10,807	1,172,992	8,119	1,069,938
Sona Chawla	—	—	—	—
Christina M. Corley	—	—	12,178	1,604,902
Douglas E. Eckrote	—	—	7,104	936,268
Mark C. Chong	21,358	1,521,291	14,163	1,866,484
Elizabeth H. Connelly	—	—	—	—
(1)	The shares reported in this column represent shares acquired upon the vesting of PSU awards granted on February 27, 2018 and which vested on December 31, 2020 based on the achievement of performance goals relating to adjusted FCF and adjusted EPS over the 2018-2020 performance period, including shares acquired through the deemed reinvestment of dividend equivalents through December 31, 2020. PSU award recipients receive fractional shares upon settlement; however, for purposes of this table, share numbers have been rounded to the nearest whole share.
(2)	The market value for the 2018 PSU awards that vested on December 31, 2020 is based on a stock price of $131.79, our closing stock price on December 31, 2020.

2020 Potential Payments Upon Termination or Change in Control

During 2020, the Named Executive Officers were each subject to a compensation protection agreement that provided for certain severance benefits upon a qualifying termination of employment (the “Compensation Protection Agreements”). These severance arrangements have a three-year fixed term (with an expiration date of January 1, 2023), with certain term extensions in the event of a “potential change in control” or “change in control” during the term. Each Named Executive Officer is also a participant in the Company’s equity award program, which provides for accelerated vesting of outstanding equity awards upon certain termination events or a sale of the Company.

A description of the material terms of each of the employment arrangements that were in effect on December 31, 2020 and the equity award program as well as estimates of the payments and benefits each Named Executive Officer would receive upon a termination of employment or sale of the Company, are set forth below. The estimates have been calculated assuming a termination date on December 31, 2020 and the closing price of a share of our common stock on December 31, 2020. The amounts reported below are only estimates and actual payments and benefits to be paid upon a termination of a Named Executive Officer’s employment with the Company or sale of the Company under these arrangements can only be determined at the time of termination or sale of the Company.

Compensation Protection Arrangements

For purposes of determining severance benefits under the Named Executive Officers’ Compensation Protection Agreements, a qualifying termination means termination of the Named Executive Officer’s employment (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.”

If the employment of a Named Executive Officer is terminated for any reason other than a qualifying termination of employment, the Named Executive Officer is entitled to receive his or her “accrued obligations.” Accrued obligations include the following: (1) accrued and unpaid base salary; (2) any SMIP bonus, deferred compensation and other cash compensation accrued by the Named Executive Officer to the extent not paid as of the date of termination; and (3) vacation pay, expense reimbursements and other cash entitlements accrued by the Named Executive Officer to the extent not paid as of the date of termination.

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If the employment of a Named Executive Officer is terminated due to the Named Executive Officer’s death or disability, the Named Executive Officer or his or her estate, as applicable, is entitled to receive the following payments under his or her Compensation Protection Agreement: (1) accrued obligations as defined above and (2) an annual incentive bonus (based on the target bonus under the Company’s SMIP), prorated through the effective date of the Named Executive Officer’s termination of employment.

If the employment of a Named Executive Officer is terminated due to a qualifying termination, the Named Executive Officer is entitled to receive the following payments and benefits under his or her Compensation Protection Agreement: (1) accrued obligations as defined above; (2) the portion of the unpaid SMIP bonus that the Named Executive Officer would have received had he or she remained employed by the Company for the full year in which the termination occurs, based on actual performance and prorated through the date of termination; (3) continuation in accordance with the Company’s regular payroll practices of two times the Named Executive Officer’s base salary; (4) payment of two times the Named Executive Officer’s SMIP bonus that would have been earned had the Named Executive Officer remained employed by the Company for the full year in which the termination occurs, based on actual performance (provided that if the termination occurs after a change in control, the SMIP bonus will be equal to two times the Named Executive Officer’s average SMIP bonus for each of the three fiscal years ending prior to the change in control); (5) continuation of certain health and welfare benefits for two years or, if earlier, the date that the Named Executive Officer becomes eligible for each such type of insurance coverage from a subsequent employer (provided, however, that if the Company is unable to provide such continuation benefits to the Named Executive Officer, the Company will instead provide a cash payment, subject to any applicable withholding taxes, that is sufficient to purchase comparable benefits); and (6) outplacement services of up to $20,000. The Compensation Protection Agreements for Ms. Leahy and Ms. Chawla provide that in the event of a termination of employment for any reason other than a termination by the Company for “cause,” then upon the expiration of any continued medical coverage period under her Compensation Protection Agreement and the COBRA continuation coverage period, the executive and her spouse and dependents are entitled to continued access to the Company’s medical plan until the executive and her spouse become eligible for Medicare (or the earlier occurrence of certain other events specified in the executive’s Compensation Protection Agreement), with the full cost of such continued coverage to be paid by the executive. The receipt of all of the payments and benefits above, except payment of accrued obligations, is conditioned upon the Named Executive Officer’s execution of a general release agreement in which he or she waives all claims that he or she might have against the Company and certain associated individuals and entities.

Under the terms of the Compensation Protection Agreements, if the payments and benefits to a Named Executive Officer under his or her respective Compensation Protection Agreement or another plan, arrangement or agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in the Named Executive Officer receiving a higher net after-tax amount.

Outstanding Equity Awards

Under the terms of the 2020, 2019 and 2018 option awards, the options will become 100% vested upon (i) a termination of employment due to death or disability, (ii) a termination of employment by the Company without cause or by the Named Executive Officer for good reason within two years following a change in control or (iii) a change in control pursuant to which the option awards are not effectively assumed or continued in such transaction. In addition, in the event of the Named Executive Officer’s retirement, the options will continue to vest in accordance with the vesting schedule set forth in the award agreement so long as the Named Executive Officer continues to comply with restrictive covenants relating to non-competition, non-solicitation and confidentiality through the vesting period.

With respect to the outstanding PSU awards, upon a termination of employment due to death, disability or retirement, the Named Executive Officer will be entitled to a prorated award based on actual performance through the end of the performance period, subject to the Named Executive Officer’s continued compliance with restrictive covenants relating to non-competition, non-solicitation and confidentiality. In the event of a change in control prior to the 24-month anniversary of the first day of the performance period, the performance goals will be deemed to have been satisfied at target performance. If, however, the change in control occurs on or after the 24-month anniversary of the first day of the performance period, the performance goals will be determined by the Compensation Committee based on the projected level of performance through the end of the performance period. In the event of a change in control in which the awards are not effectively assumed, the awards will be settled within 70 days of such change in control. For awards effectively assumed in a change in control, the settlement of the awards will be accelerated if the Named Executive Officer’s employment is terminated without cause or due to good reason within 24 months following the change in control.

With respect to Ms. Chawla’s outstanding RSU awards, the RSUs will become 100% vested upon (i) a termination of employment due to death or disability, (ii) a termination of employment by the Company without cause or by the Named Executive Officer for good reason within two years following a change in control or (iii) a change in control pursuant to which the RSUs are not effectively assumed or continued in such transaction.

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For purposes of the 2013 LTIP, a change in control generally occurs upon (1) an unapproved change in the majority composition of the Board during a 24-month period, (2) certain acquisitions of 35% or more of the Company’s outstanding voting securities, or (3) certain corporation transactions, including certain mergers, dissolutions, liquidations or the sale of substantially all of the Company’s assets.

Potential Payments Upon a Qualifying Termination of Employment Absent a Change in Control(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)	Welfare Benefits ($)(3)	Outplacement ($)(4)	Aggregate Payments ($)
Christine A. Leahy	4,486,250	—	37,841	20,000	4,544,091
Collin B. Kebo	2,332,500	—	35,307	20,000	2,387,807
Sona Chawla	2,427,500	—	22,508	20,000	2,470,008
Christina M. Corley	2,427,500	—	37,486	20,000	2,484,986
Douglas E. Eckrote	2,019,577	—	33,087	20,000	2,072,664
Mark C. Chong	1,676,900	—	36,082	20,000	1,732,982
Elizabeth H. Connelly	1,657,500	—	39,805	20,000	1,717,305
(1)	A qualifying termination means termination of the Named Executive Officer’s employment (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.”
(2)	Amounts reported in this column represent two times the sum of (i) the Named Executive Officer’s base salary and (ii) the Named Executive Officer’s annual incentive bonus target for 2020 multiplied by the 2020 SMIP payout percentage. Under the Compensation Protection Agreements, the Named Executive Officers are also entitled to a pro rata bonus based on the Company’s actual performance for the year in which termination occurs. Because the SMIP bonus is considered earned as of December 31, 2020, amounts related to the pro rata bonus have been excluded from this table and are reported in the 2020 Summary Compensation Table as 2020 compensation.
(3)	Represents the estimated value of continued welfare benefits that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.
(4)	Represents the maximum value of outplacement services that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.

Potential Payments Upon Death, Disability or Retirement Table(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Aggregate Payments ($)
Christine A. Leahy	—	9,162,237	9,162,237
Collin B. Kebo	—	3,480,335	3,480,335
Sona Chawla	—	2,684,290	2,684,290
Christina M. Corley	—	5,330,215	5,330,215
Douglas E. Eckrote	—	1,890,423	1,890,423
Mark C. Chong	—	2,745,458	2,745,458
Elizabeth H. Connelly	—	1,127,432	1,127,432
(1)	As noted above, the terms of our outstanding equity awards include retirement vesting provisions and, as of December 31, 2020, Ms. Leahy and Mr. Eckrote were eligible for retirement vesting under such equity awards. Under the terms of the 2020, 2019 and 2018 equity awards, each of these individuals would continue to vest in their option grants and receive prorated payouts based upon actual performance with respect to their PSU awards upon retirement, provided that they continued to comply with non-competition, non-solicitation and confidentiality restrictive covenants during the vesting period.
(2)	The Named Executive Officers are entitled to a pro rata bonus based on target for the year in which termination occurs upon death or a termination due to disability and may receive, at the Compensation Committee’s discretion, a pro rata bonus for the year of retirement. Because the SMIP bonus is considered earned as of December 31, 2020, amounts related to the pro rata bonus have been excluded from this table and are reported in the 2020 Summary Compensation Table as 2020 compensation.
(3)	Represents the value of the accelerated vesting in the case of death or disability and continued vesting in the case of retirement of the 2020, 2019 and 2018 stock option awards and the pro rata vesting of the 2020 and 2019 PSUs, assuming target achievement of the applicable performance goals. The value of the accelerated vesting of the equity awards reported in this table is based upon our closing stock price of $131.79 on December 31, 2020.

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Potential Payments Upon a Qualifying Termination of Employment Following a Change in Control(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Welfare Benefits ($)(4)	Outplacement ($)(5)	Aggregate Payments ($)
Christine A. Leahy	4,103,077	11,845,047	37,841	20,000	16,005,965
Collin B. Kebo	2,307,492	4,488,224	35,307	20,000	6,851,023
Sona Chawla	2,500,000	3,590,803	22,508	20,000	6,133,311
Christina M. Corley	2,538,068	6,887,362	37,486	20,000	9,482,916
Douglas E. Eckrote	2,500,126	2,394,366	33,087	20,000	4,947,579
Mark C. Chong	1,703,107	3,392,558	36,082	20,000	5,151,747
Elizabeth H. Connelly	2,073,200	1,494,006	39,805	20,000	3,627,011
(1)	A qualifying termination means termination of the Named Executive Officer’s employment following a change in control (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.” Under the terms of the Compensation Protection Agreements, if the payments and benefits to a Named Executive Officer under his or her respective Compensation Protection Agreement or another plan, arrangement or agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the Named Executive Officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the Compensation Protection Agreements.
(2)	Amounts reported in this column represent two times the sum of (i) the Named Executive Officer’s base salary and (ii) the Named Executive Officer’s average SMIP bonus for each of the three fiscal years ending prior to the change in control (or such shorter period of time if the Named Executive Officer has been employed by the Company for less than three full calendar years or target opportunity if the Named Executive Officer has been employed for less than one year). Under the Compensation Protection Agreements, the Named Executive Officers are also entitled to a pro rata bonus based on the Company’s actual performance for the year in which termination occurs. Because the SMIP bonus is considered earned as of December 31, 2020, amounts related to the pro rata bonus have been excluded from this table and are reported in the 2020 Summary Compensation Table as 2020 compensation.
(3)	Represents the value of equity awards that would become vested upon a qualifying termination of employment within two years following a change in control or upon a change in control in which the outstanding awards are not effectively assumed, assuming target achievement of the applicable performance goals. The value of the accelerated vesting of the equity awards reported in this table is based upon our closing stock price of $131.79 on December 31, 2020.
(4)	Represents the estimated value of continued welfare benefits that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.
(5)	Represents the maximum value of outplacement services that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our coworkers to the annual total compensation of Ms. Leahy, our President and Chief Executive Officer. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Given the leverage of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals.

Ratio

For 2020,

•	The median of the annual total compensation of all of our coworkers, other than Ms. Leahy, was $96,922.
•	Ms. Leahy’s annual total compensation, as reported in the Total column of the 2020 Summary Compensation Table, was $6,342,674.
•	Based on this information, the ratio of the annual total compensation of Ms. Leahy to the median of the annual total compensation of all coworkers is estimated to be 65 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Identification of Median Coworker

We selected December 1, 2020 as the date on which to determine our median coworker. For purposes of identifying the median coworker from our 2020 coworker population base of approximately 10,000 coworkers, we considered the gross cash compensation of all of our coworkers, as compiled from our payroll records. We selected gross cash compensation as it represents the principal form of compensation delivered to all of our coworkers and is readily available in each country. In addition, we measured compensation for purposes of determining the median coworker using the 12-month period ending December 1, 2020. Compensation paid in foreign currencies was converted to U.S. dollars based on a weighted average exchange rate for the relevant period.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

December 31, 2020	A	B	C
Number of Securities
	to be Issued	Weighted Average	Number of Securities Remaining
	upon Exercise of	Exercise Price of	Available for Future Issuance Under
	Outstanding Options,	Outstanding Options,	Equity Compensation Plans (Excluding
Plan Category	Warrants and Rights	Warrants and Rights	Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	5,378,311(1)	$ 73.71(2)	3,006,912(3)
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	5,378,311	$ 73.71	3,006,912
(1)	Includes 3,965,452 shares issuable pursuant to outstanding stock options, 302,781 shares issuable pursuant to outstanding restricted stock units (includes 98,043 vested restricted stock units on which settlement into shares has been deferred by certain non-employee directors and shares issuable pursuant to restricted stock units acquired through the deemed reinvestment of dividend equivalents) and 1,110,078 shares issuable pursuant to outstanding performance shares units (assumes maximum achievement of the applicable performance goals (equivalent to 607,836 performance shares units at target) and includes shares issuable pursuant to performance share units acquired through the deemed reinvestment of dividend equivalents) under our 2013 Long-Term Incentive Plan.
(2)	Excludes restricted stock units and performance share units that convert to shares of common stock from determination of Weighted Average Exercise Price.
(3)	Includes 362,544 shares available under our Coworker Stock Purchase Plan (“CSPP”). The CSPP provides the opportunity for eligible coworkers to acquire shares of our common stock at a 5% discount. There is no compensation expense associated with the CSPP.

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PROPOSAL 3 — Ratification of Selection of Independent Registered Public Accounting Firm

Engagement of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is responsible for the appointment, compensation, evaluation, retention and oversight of the work performed by the Company’s independent registered public accounting firm (“Independent Auditor”). The Audit Committee approved the appointment of Ernst & Young LLP (“EY”) as the Company’s Independent Auditor for 2021. EY has served as the Company’s Independent Auditor since 2011. The Audit Committee reviews the performance and independence of the Independent Auditor annually.

The Audit Committee and the Board believe that the continued retention of EY to serve as the Company’s Independent Auditor is in the best interests of the Company and its stockholders. Although the Company is not required to seek stockholder approval or ratification of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different Independent Auditor if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders. Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

In determining whether to reappoint the Independent Auditor, the Audit Committee annually considers several factors, including:

•	Technical expertise;
•	The quality and efficiency of work performed;
•	The quality of discussions and feedback;
•	Management’s input on EY’s overall performance;
•	Data related to audit quality and performance, including recent PCAOB inspection reports on the firm;
•	Independence and objectivity; and
•	Reasonableness of fees

In conjunction with the mandated rotation of the Independent Auditor’s lead engagement partner, the Audit Committee Chair and management are involved in the selection of EY’s lead engagement partner.

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Fees Paid to EY

The following is a summary and description of fees for services provided by EY in 2020 and 2019.

Global Fees (In thousands)

	Years Ended
	December 31,
Service	2020	2019
Audit fees	$3,644	$3,264
Audit-related fees	29	28
Tax fees	33	212
Total fees	$3,706	$3,504

Audit Fees. Consists principally of fees related to the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, and the review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q. Also includes services and procedures performed in connection with the Company’s SEC filings related to securities offerings as well as other SEC filings.

Audit-Related Fees. Consists of fees related to employee benefit plans.

Tax Fees. Consists principally of fees related to tax advice, tax compliance and tax due diligence.

Audit Committee Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided to the Company by its independent registered public accounting firm, subject to any exceptions in the Exchange Act. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals, provided that any decisions of such member or members to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting.

The services provided by EY were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the Independent Auditor and has determined, consistent with advice from EY, that the provision of such services has not adversely affected EY’s independence.

The Board of Directors and the Audit Committee recommend a vote FOR ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

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AUDIT COMMITTEE REPORT

The Audit Committee is comprised of six independent directors. The Committee operates under a written charter adopted by the Board, which is available on the Company’s website at www.cdw.com.

Management is responsible for the Company’s financial statements and overall financial reporting process, including the Company’s internal controls. Management also is responsible for reporting on the effectiveness of the Company’s internal control over financial reporting. The Independent Auditor is responsible for conducting an independent audit in accordance with generally accepted auditing standards and issuing an opinion on the accuracy of the Company’s consolidated financial statements. The independent registered public accounting firm also is responsible for issuing an attestation report on the effectiveness of the Company’s internal control over financial reporting based upon its audit. The Audit Committee is responsible for monitoring and oversight of these processes.

As part of its oversight responsibilities, the Audit Committee discusses with, and receives regular status reports from, the Independent Auditor and the head of the Company’s internal audit function (the “Internal Auditor”) on the overall scope and plans for their audits of the Company, including their scope and plans for evaluating the effectiveness of internal control over financial reporting. The Audit Committee meets with the Independent Auditor, with and without management present, and with the Company’s Chief Financial Officer, Controller and Chief Accounting Officer, Internal Auditor, General Counsel, and Chief Technology Officer to discuss, among other things, the items noted below; the results of EY and the Internal Auditor’s audits of the Company; the quality of the financial reporting process; the performance of the Independent Auditor and the Internal Auditor; the Company’s compliance and ethics programs; enterprise risk management; and cybersecurity.

Prior to the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 with the SEC, the Audit Committee:

•	Reviewed and discussed with management the Company’s audited consolidated financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the Company’s financial condition and results of operations.
•	Reviewed and discussed with management and the Independent Auditor, the effectiveness of the Company’s internal control over financial reporting, including management’s report and the Independent Auditor’s attestation report on that topic.
•	Discussed with the Independent Auditor the matters related to the conduct of its audit that are required to be communicated by auditors to audit committees and matters related to the fair presentation of the Company’s financial condition and results of operations, including critical accounting estimates and judgments.
•	Received the required written communications from the Independent Auditor that disclose all relationships that may reasonably be thought to bear on its independence and to confirm its independence from the Company. Based upon these communications, the Audit Committee discussed with the Independent Auditor its independence from the Company. In considering the independence of the Independent Auditor, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

In reliance on the review and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Virginia C. Addicott, Chair
James A. Bell
Benjamin D. Chereskin
Anthony R. Foxx*
David W. Nelms
Donna F. Zarcone

*Appointed January 1, 2021

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PROPOSAL 4 — Approval of the Amendment to the Company’s Certificate of Incorporation to Eliminate the Supermajority Voting Requirement in Article Eleven and to Make Certain Non-Substantive Changes

This Proposal 4 relates to each of the proposed amendments described below:

Removal of the Supermajority Voting Requirement in Article Eleven

Article Eleven of our Certificate of Incorporation currently provides that no provision of Article Six, Article Seven, Article Eight, Article Ten, Article Eleven or Article Twelve (the “Affected Charter Provisions”) of our Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of our Certificate of Incorporation or our Bylaws inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by our Board of Directors and affirmative vote of holders of at least 66 2/3% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the Company’s stockholders called for that purpose. Article Six relates to the number and class of directors, the election and term of directors, newly created directorships and filling vacancies, the removal of directors and advance notice requirements for stockholder proposals. Article Seven relates to limitation of liability of directors. Article Eight relates to stockholder action by written consent and special meetings of stockholders. Article Ten relates to business combinations with interested stockholders. Article Eleven relates to the required vote for amendments to our Certificate of Incorporation and Bylaws. Article Twelve relates to exclusive forum for certain actions.

As part of our Board’s ongoing evaluation of our corporate governance practices and review of current corporate governance trends, the Board considered the advantages and disadvantages of this supermajority voting requirement. After careful consideration, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that it would be in the best interests of the Company and our stockholders to eliminate the supermajority voting requirement found in Article Eleven in favor of a requirement that any amendment of the Affected Charter Provisions be approved by, in addition to approval of our Board of Directors, a majority of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors voting together as a single class, at a meeting of the Company’s stockholders called for that purpose.

Removal of Provision regarding Business Combinations with Interested Stockholders

Article Ten of our Certificate of Incorporation relates to transactions with Interested Stockholders (as defined in the Certificate of Incorporation). It replicates the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”), with a limited exception no longer pertinent to the Company. Removing Article Ten from our Certificate of Incorporation will result in the Company being subject to Section 203 of the DGCL but, because Article Ten largely replicates Section 203, will have no substantive impact. Currently, approximately 92% of the companies in the S&P 500 incorporated in Delaware are subject to Section 203.

Article Ten currently provides that the Company expressly elects not to be subject to Section 203. As noted above, however, Article Ten then goes on to include provisions that replicate Section 203 in its entirety, save for one exception no longer pertinent to the Company. Specifically, Article Ten provides that the Company cannot engage in Business Combinations (as defined in our Certificate of Incorporation) with any Interested Stockholder (as defined in our Certificate of Incorporation) for a period of three years following the time that such stockholder became an Interested Stockholder, unless (a) prior to such time the Board approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; (b) the stockholder owned at least 85% of the Company’s shares of stock entitled to vote generally in the election of directors (excluding shares owned by persons who are directors and also officers of the Company and shares owned by certain employee stock plans) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder; or (c) at or subsequent to such time the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding shares of stock entitled to vote generally in the election of directors not owned by such Interested Stockholder.

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Although Article Ten of our Certificate of Incorporation is similar to Section 203 of the DGCL, the definition of “Interested Stockholder” in our Certificate of Incorporation excludes the Company’s former equity sponsors and their affiliates and associates, which requirement originated when the Company’s former equity sponsors controlled the Company. Our Board of Directors has determined that this exception is no longer relevant or necessary.

After careful consideration, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that it would be in the best interests of the Company and our stockholders to eliminate Article Ten of our Certificate of Incorporation. Our Nominating and Corporate Governance Committee and our Board believe that Section 203 of the DGCL sufficiently protects our stockholders against the concerns that Article Ten of our Certificate of Incorporation sought to address, making Article Ten no longer necessary now that the Company’s former equity sponsors no longer control the Company.

Removal of Other Obsolete Provisions

Article Six of our Certificate of Incorporation contains provisions related to the classification, term and removal of directors that by their terms will become obsolete at the upcoming 2021 annual meeting of stockholders (the “2021 Annual Meeting Provisions”). This is because our Board will be fully declassified as of the 2021 Annual Meeting.

Article Eight of our Certificate of Incorporation provides that so long as the Company’s former equity sponsors hold a majority of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, action by written consent may be taken by the Company’s stockholders and certain additional persons may call special meetings of stockholders of the Company (the “Equity Sponsor Provisions”). Because our former equity sponsors no longer hold a majority of our outstanding shares of stock entitled to vote generally in the election of directors, these provisions are obsolete.

After careful consideration, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that it would be in the best interests of the Company and our stockholders to eliminate the 2021 Annual Meeting Provisions and Equity Sponsor Provisions.

Effect of Approval and Required Vote

Stockholders are being asked to approve this Proposal 4. If stockholders approve this Proposal 4, Article Six, Article Eight, Article Ten and Article Eleven of the Certificate of Incorporation will be amended as shown on Appendix C. This description of the proposed amendments is qualified by the full text of the proposed amendment attached as Appendix C.

The affirmative vote of stockholders representing at least 66 2/3 % of the outstanding shares of stock entitled to vote generally in the election of directors is required to approve this proposal. If stockholders approve this proposal, the Company intends to file a Sixth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware promptly following the Annual Meeting, to reflect these amendments and, if approved by stockholders, the amendment described in Proposal 5.

The Board of Directors recommends a vote FOR the proposal to eliminate the supermajority voting requirement in Article Eleven of our Certificate of Incorporation and to make certain non-substantive changes to our Certificate of Incorporation.

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PROPOSAL 5 — Approval of the Amendment to the Company’s Certificate of Incorporation to Eliminate Obsolete Competition and Corporate Opportunity Provision

Article Nine of our Certificate of Incorporation currently addresses certain matters involving the Company’s former equity sponsors and their affiliates. Specifically, Article Nine provides, among other things, that the Company’s former equity sponsors and their affiliates do not have a fiduciary duty to refrain from engaging in similar business activities as the Company and that the Company renounces any interest in business opportunities that are presented to them. We are, however, no longer controlled by our former equity sponsors. Accordingly, Article Nine is obsolete. It serves no purpose under the Company’s current ownership and governance structure.

After careful consideration, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board determined that it would be in the best interests of the Company and our stockholders to eliminate Article Nine of our Certificate of Incorporation. Among other benefits, removing Article Nine will help to reinforce that all of our directors and officers remain subject to the corporate opportunity doctrine.

Accordingly, stockholders are being asked to approve this Proposal 5. If stockholders approve this Proposal 5, Article Nine of the Certificate of Incorporation will be amended as shown on Appendix D. This description of the proposed amendment is qualified by the full text of the proposed amendment attached as Appendix D.

The affirmative vote of stockholders representing at least 80 % of the outstanding shares of stock entitled to vote generally in the election of directors is required to approve this proposal. If stockholders approve this proposal, the Company intends to file a Sixth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware promptly following the Annual Meeting, to reflect this amendment and, if approved by stockholders, the amendments described in Proposal 4.

The Board of Directors recommends a vote FOR the proposal to eliminate the provision in our Certificate of Incorporation governing competition and corporate opportunity with our former equity sponsors.

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PROPOSAL 6 — Approval of the CDW Corporation 2021 Long-Term Incentive Plan

On March 24, 2021, the Board approved the CDW Corporation 2021 Long-Term Incentive Plan (the “2021 LTIP”), subject to approval by our stockholders. The 2021 LTIP will replace the CDW Corporation Amended and Restated 2013 Long-Term Incentive Plan (the “2013 LTIP”). If the 2021 LTIP is approved, no awards will be granted under the 2013 LTIP after the 2021 LTIP becomes effective. As of March 9, 2021, there were 1,870,114 shares of common stock that remained available for future issuances under the 2013 LTIP (assuming outstanding performance awards are counted at the maximum vesting level), and which will terminate and cease to be available for future grants if the 2021 LTIP is approved by our stockholders.

If the 2021 LTIP is approved by stockholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. If the 2021 LTIP is not adopted by our stockholders, the Company will continue to operate the 2013 LTIP pursuant to its current provisions and we may be required to increase the cash component of our compensation mix which would inhibit our ability to align our executives’ interests with the interests of our stockholders, to recruit and retain new executives, key employees and non-employee directors, and motivate our current executives and key employees over a long-term horizon.

Equity Grant Practices

Outstanding Equity Awards

As of March 9, 2021, there were approximately 1,208,032 full value awards (that is, awards other than stock options and stock appreciation rights, and with performance-based awards counted assuming the maximum vesting level) issued and outstanding and approximately 3,955,756 stock options outstanding under the 2013 LTIP. As of that date, the weighted average exercise price of our outstanding stock options was $85.78, and the weighted average remaining contractual term for the outstanding stock options was 7.24 years. As noted above, as of March 9, 2021, 1,870,114 shares of common stock remained available for issuance under the 2013 LTIP.

Dilution

Annual dilution from our equity compensation program is measured as the total number of shares subject to equity awards granted in a given year, less cancellations and other shares returned to the reserve that year, divided by total shares outstanding at the end of the year. Annual dilution from our equity compensation program for fiscal year 2020 was 0.86%. Overhang is another measure of the dilutive impact of equity programs. Our overhang is equal to the number of shares subject to outstanding equity compensation awards plus the number of shares available to be granted, divided by the total number of outstanding shares. As of March 9, 2021, our overhang was 4.8%. As of March 9, 2021, the 6,600,000 shares being requested under the 2021 LTIP would bring our aggregate overhang to approximately 8.8%. Overhang percentages are based on approximately 141 million shares of common stock outstanding as of March 9, 2021.

Burn Rate

Burn rate is a measure of the number of shares subject to equity awards that we grant annually, which helps indicate the life expectancy of our equity plans and is another measure of stockholder dilution. We determine our burn rate by dividing the aggregate number of shares subject to awards granted during the year by the weighted average number of shares outstanding during the year. The Company’s burn rate for the past three fiscal years has been as follows:

		Full Value Awards
		Restricted	Performance		Weighted Average
	Options	Stock Units	Share Units	Options + Full	Number of Ordinary
Year	Granted	Granted	Earned*	Value Awards	Shares Outstanding	Burn Rate
2020	991,431	66,685	353,245	1,411,361	142,600,000	0.99%
2019	786,601	58,577	350,816	1,195,994	145,100,000	0.82%
2018	1,021,398	177,525	334,255	1,533,178	150,900,000	1.02%
*	Performance awards are shown based on the number earned. CDW granted 253,307, 201,441, and 204,890 performance awards at target in 2020, 2019, and 2018, respectively.

Our three-year average Burn Rate is 0.94%.

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Certain Features of the 2021 LTIP

The following features of the 2021 LTIP are designed to reinforce alignment between the equity compensation arrangements awarded pursuant to the 2021 LTIP and our stockholders’ interests:

•	Awards will be subject to a one-year minimum vesting period, subject to limited exceptions set forth in the 2021 LTIP as described below and the Plan Committee’s (as defined below) ability to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the Award Agreement or otherwise;
•	No discounting of stock options or stock appreciation rights;
•	No repricing or replacement of underwater stock options or stock appreciation rights without stockholder approval;
•	No dividend equivalents on stock options or stock appreciation rights;
•	No dividends or dividend equivalents paid on unearned awards;
•	Prohibition of the recycling of shares used to pay the exercise price or taxes with respect to options and stock appreciation rights;
•	Annual non-employee director compensation limit, which cannot be amended without stockholder approval; and
•	No liberal definition of “change in control.”

Purposes of the 2021 LTIP

Equity-based compensation is a significant component of our compensation program and the 2021 LTIP is intended to serve the following purposes:

•	Align the interests of the Company’s stockholders and recipients of awards under the 2021 LTIP by increasing the proprietary interest of such recipients in the Company’s growth and success;
•	Advance the interests of the Company by attracting and retaining officers, other employees, non-employee directors, consultants, independent contractors and agents; and
•	Motivate such persons to act in the long-term best interests of the Company and its stockholders.

Under the 2021 LTIP, the Company may grant:

•	Non-qualified stock options;
•	Incentive stock options (within the meaning of Section 422 of the Internal Revenue Code);
•	Stock appreciation rights (“SARs”);
•	Restricted stock, restricted stock units and unrestricted stock (collectively, “Stock Awards”); and
•	Performance Awards.

Description of the 2021 LTIP

The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix E and incorporated into this Proxy Statement by reference.

Administration

The 2021 LTIP will be administered by the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board (the “Plan Committee”), in each case consisting of two or more members of the Board. Each member of the Plan Committee is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of NASDAQ.

Subject to the express provisions of the 2021 LTIP, the Plan Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards are evidenced by an agreement containing such provisions not inconsistent with the 2021 LTIP as the Plan Committee approves. The Plan Committee also has authority to establish rules and regulations for administering the 2021 LTIP and to decide questions of interpretation or application of any provision of the 2021 LTIP. The Plan Committee may take any action such that (1) any outstanding options and SARs become exercisable in part or in full, (2) all or any portion of a restriction period on any outstanding awards lapse, (3) all or a portion of any performance period applicable to any outstanding awards lapse, and (4) any performance measures applicable to any outstanding award be deemed satisfied at the target, maximum or any other level.

The Plan Committee may delegate some or all of its power and authority under the 2021 LTIP to the Board, a subcommittee of the Board, a member of the Board, the President and Chief Executive Officer or other executive officer of the Company as the Plan Committee deems appropriate, except that it may not delegate its power and authority to a member of the Board, the President and Chief Executive Officer or any executive officer with regard to awards to persons subject to Section 16 of the Exchange Act.

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Available Shares

Under the 2021 LTIP, the number of shares of common stock initially be available for all awards, other than substitute awards granted in connection with a corporate transaction, will be (i) 6,600,000 shares plus (ii) any shares of common stock that are available for awards under the 2013 LTIP as of the effective date of the 2021 LTIP. This amount is subject to adjustment in the event of any equity restructuring that causes the per share value of shares of common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend. The number of available shares will be reduced by the sum of the aggregate number of shares of common stock which become subject to outstanding awards. On the record date of March 24, 2021, the closing sales price per share of our common stock as reported on NASDAQ was $156.41.

To the extent that shares of common stock subject to an outstanding award granted under the 2021 LTIP or the 2013 LTIP are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares of common stock subject to an option canceled upon settlement of a related tandem SAR or subject to a tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of common stock will again be available under the 2021 LTIP. Shares of common stock subject to an award granted under the 2021 LTIP or the 2013 LTIP, other than an option or SAR, will again become available for issuance under the 2021 LTIP if the shares are delivered to or withheld by the Company to pay the withholding taxes payable with respect to such award. Shares of common stock subject to an option or SAR granted under the 2021 LTIP or the 2013 LTIP will not again be available for issuance under the 2021 LTIP if such shares are (i) shares that were not issued or delivered upon the net settlement or net exercise of such option or SAR (including, without limitation, any shares withheld to pay the purchase price or withholding taxes of an option or SAR), (ii) shares delivered to the Company to pay the purchase price or the withholding taxes related to an outstanding option or SAR or (iii) shares repurchased by the Company on the open market with the proceeds of an option exercise.

Change in Control

Unless otherwise provided in an award agreement, in the event of a change in control of the Company, the Board (as constituted prior to such change in control) may, in its discretion, provide that (i) some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the restriction period applicable to some or all outstanding Stock Awards will lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (iv) the performance measures applicable to some or all outstanding awards will be deemed satisfied at the target or any other level. In addition, in the event of a change in control, the Board may, in its discretion, require that shares of stock of the company resulting from such change in control, or the parent thereof, or other property be substituted for some or all of the shares of Company common stock subject to outstanding awards as determined by the Board, and/or require outstanding awards, in whole or in part, to be surrendered to the Company in exchange for a payment of cash, other property, shares of capital stock in the company resulting from the change in control, or the parent thereof, or a combination of cash, other property and shares.

Under the terms of the 2021 LTIP, a change in control is generally defined as (i) a change in our Board resulting in the incumbent directors ceasing to constitute at least a majority of our Board over a 24-month period, (ii) certain acquisitions of 35% or more of the Company’s then outstanding securities eligible to vote for the election of our Board, (iii) the consummation of certain mergers, consolidations, statutory share exchanges or similar corporate transactions involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, or (iv) the consummation of a sale of all or substantially all of the Company’s assets or stockholder approval of a complete liquidation or dissolution of the Company.

No Repricing

The Plan Committee may not, without the approval of stockholders, (i) reduce the purchase price or base price of any previously granted stock option or SAR, (ii) cancel any previously granted stock option or SAR in exchange for another stock option or SAR with a lower purchase price or base price or (iii) cancel any previously granted stock option or SAR in exchange for cash or another award if the purchase price of such stock option or the base price of such SAR exceeds the fair market value of a share of common stock on the date of such cancellation, in each case, other than in connection with a change in control or pursuant to the plan’s adjustment provisions.

Clawback of Awards

The awards granted under the 2021 LTIP and any cash payment or shares of common stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

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Effective Date, Termination and Amendment

The 2021 LTIP will become effective as of the date of stockholder approval and will terminate as of the tenth anniversary of the date of such stockholder approval, unless earlier terminated by the Board. The Board may amend the 2021 LTIP at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of NASDAQ, and provided that no amendment may be made that seeks to modify the non-employee director compensation limit or the prohibition on repricing of stock options and SARs without stockholder approval under the 2021 LTIP or that materially impairs the rights of a holder of an outstanding award without the consent of such holder.

Eligibility

Participants in the 2021 LTIP will consist of such officers, other employees, non-employee directors, consultants, independent contractors and agents of the Company and its subsidiaries (and such persons who are expected to become any of the foregoing) as selected by the Plan Committee. As of March 9, 2021, approximately 10,100 employees and 11 non-employee directors would be eligible to participate in the 2021 LTIP.

Non-Employee Director Compensation Limit

Under the terms of the 2021 LTIP, the aggregate value of cash compensation and the grant date fair value of shares of common stock that may be awarded or granted during any fiscal year of the Company to any non-employee director will not exceed $950,000. The non-employee director compensation limit under the 2021 LTIP will not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company.

Minimum Vesting Conditions

Notwithstanding any other provision of the 2021 LTIP to the contrary, awards granted under the 2021 LTIP (other than cash-based awards) will vest no earlier than the first anniversary of the date on which the award is granted; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries, (ii) shares delivered in lieu of fully vested cash obligations, (iii) awards to non-employee directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) additional awards the Plan Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2021 LTIP (subject to adjustment under the corporate capitalization provisions under the 2021 LTIP). The foregoing restriction does not apply to the Plan Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award agreement or otherwise.

Stock Options and SARs

The 2021 LTIP provides for the grant of stock options and SARs. The Plan Committee will determine the conditions to the exercisability of each option and SAR.

Each option will be exercisable for no more than ten (10) years after its date of grant, except with respect to certain options that expire during blackout periods. If the option is an incentive stock option and the optionee owns greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a “ten percent holder”), then the option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of an option will not be less than 100% of the fair market value of a share of common stock on the date of grant, unless the option is an incentive stock option and the optionee is a ten percent holder, in which case the exercise price will be the price required by the Internal Revenue Code.

Each SAR will be exercisable for no more than ten (10) years after its date of grant, except with respect to certain SARs that expire during blackout periods. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of common stock on the date of grant, provided that the base price of a SAR granted in tandem with an option (a “tandem SAR”) will be the exercise price of the related option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of common stock (which may be restricted stock) or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of common stock on the exercise date and the base price of the SAR.

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All of the terms relating to the exercise, cancellation or other disposition of stock options and SARs (i) upon a termination of employment of a participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, are determined by the Plan Committee.

Notwithstanding anything in the award agreement to the contrary, the holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the shares of common stock subject to such option or SAR.

Stock Awards

The 2021 LTIP provides for the grant of Stock Awards. The Plan Committee may grant a Stock Award as a restricted stock award, restricted stock unit award or unrestricted stock award. Restricted stock awards and restricted stock unit awards are subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period or if specified performance measures (if any) are not attained during the performance period. Unrestricted stock awards are not subject to any restriction periods or performance measures.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock has rights as a stockholder of the Company, including the right to vote and receive dividends with respect to shares of restricted stock and to participate in any capital adjustments applicable to all holders of the Company’s common stock; provided, however, that any divided or other distribution paid with respect to shares subject to a restricted stock award will be deposited by the Company and will be subject to the same restrictions as the shares of Company common stock with respect to which such dividend or distribution was made.

The agreement awarding restricted stock units will specify (1) whether such award may be settled in shares of common stock, cash or a combination thereof; and (2) whether the holder will be entitled to receive dividend equivalents, and, if determined by the Plan Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of common stock subject to such award. Any dividend equivalents credited with respect to restricted stock units will be subject to the same vesting and other restrictions as the restricted stock units to which they relate. Prior to settlement of a restricted stock unit, the holder of a restricted stock unit has no rights as a stockholder of the Company.

All of the terms relating to the satisfaction of performance measures and the termination of a restriction period or performance period relating to a Stock Award, or the forfeiture and cancellation of a Stock Award (i) upon a termination of employment, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.

Performance Awards

The 2021 LTIP also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in shares of common stock (including shares of restricted stock) or cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Plan Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. Any dividends or dividend equivalents with respect to a performance award will be subject to the same vesting and other restrictions as such performance award. Prior to the settlement of a performance award in shares of common stock, the holder of such award has no rights as a stockholder of the Company with respect to such shares. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon (i) a termination of employment, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.

Performance Measures

Under the 2021 LTIP, the grant, vesting, exercisability or payment of certain awards, or the receipt of shares of common stock subject to certain awards, may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Plan Committee at the time of grant. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company (except with respect to the total shareholder return and earnings per share criteria) or on an individual basis, may be used by the Plan Committee in establishing performance measures under the 2021 LTIP: the attainment by a share of common stock of a specified fair market value for a specified period of time; increase in stockholder value; earnings per share; return on or net assets; return on equity; return on investments; return on capital or invested capital; total stockholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow;

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interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, any combination of the foregoing, or such other goals as the Plan Committee may determine whether or not listed herein.

Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of one or more other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a performance measure or determining the achievement of a performance measure, the Plan Committee may provide that achievement of the applicable performance measures may be amended or adjusted to include or exclude components of any performance measure, including, without limitation, foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance measures will be subject to such other special rules and conditions as the Plan Committee may establish at any time.

New Plan Benefits

The number of stock options or other forms of award that will be granted under the 2021 LTIP is not currently determinable. Information regarding awards granted in 2020 under the 2013 LTIP to the Named Executive Officers is provided in the “2020 Summary Compensation Table” and the “2020 Grants of Plan-Based Awards” table. Information regarding awards granted in 2020 under the 2013 LTIP to non-employee directors is provided in the “2020 Director Compensation” table.

Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2021 LTIP. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2021 LTIP that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2021 LTIP. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation.

Stock Options

A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of

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within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (1) the lesser of the amount realized upon that disposition and the fair market value of those shares on the date of exercise over (2) the exercise price, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

SARs

A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

Stock Awards

A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by the Company as compensation expense, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

A participant who receives shares of common stock that are not subject to any restrictions under the 2021 LTIP will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

Performance Awards

A participant will not recognize taxable income at the time performance awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

The Board of Directors recommends that stockholders vote FOR the approval of the CDW Corporation 2021 Long-Term Incentive Plan.

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PROPOSAL 7 — Approval of the Amendment to the CDW Corporation Coworker Stock Purchase Plan

The Company’s stockholders are being asked to approve an amendment to the CDW Corporation Coworker Stock Purchase Plan (the “CSPP”), which would increase the number of shares of the Company’s common stock available for issuance under the CSPP by 800,000 shares. The CSPP was originally adopted by the Board in June 2013.

Certain Features of the CSPP

•	Options: At the beginning of each offering period, participating coworkers are granted options to purchase Company common stock at the end of the offering period based on payroll deductions accumulated during the offering period.
•	Eligible Participants: Only coworkers of the Company or a participating subsidiary will be eligible to be granted options under the CSPP and, in no event may a participant be granted an option under the CSPP following his or her termination date.
•	Shares Authorized: Subject to adjustment upon changes in capitalization of the Company as provided in the CSPP, the number of shares that will be available for issuance under the CSPP after giving effect to this amendment will be 1,130,798 shares (330,798 shares available for issuance as of March 9, 2021 plus 800,000 shares being requested under this proposal). Such number represents approximately 0.8% of the Company’s common stock outstanding as of March 9, 2021. As of the record date of March 24, 2021, the closing price of a share of the Company’s common stock was $156.41.
•	Purchase Price of Shares: The purchase price per share is equal to 95% of the fair market value of a share on the exercise date for such offering period; provided, however, that the Compensation Committee may determine a different per share purchase price provided that such per share purchase price is communicated to participants prior to the beginning of the offering period and provided that in no event will such per share purchase price be less than the lesser of (i) 85% of the fair market value of a share on the grant date or (ii) 85% of the fair market value of a share on the exercise date.

Description of the CSPP

The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix F and incorporated into this Proxy Statement by reference.

Purpose

The purpose of the CSPP is to provide coworkers of the Company and participating subsidiaries with an opportunity to purchase Company common stock through accumulated payroll deductions.

Administration

The CSPP is administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee has the discretionary authority to do everything necessary and appropriate to administer the CSPP, including, without limitation, interpreting the provisions of the CSPP. All actions, decisions and determinations of, and interpretations by the Compensation Committee with respect to the CSPP will be final and binding upon all participants.

Shares Reserved

Originally, 1,700,000 shares of Company common stock, subject to adjustment for stock splits, stock dividends or other changes in the Company’s capital stock, were reserved for issuance under the CSPP. As of March 9, 2021, there were 330,798 shares of common stock that remained available for future issuances under the CSPP. If the amendment to the CSPP is approved by stockholders, the number of shares reserved for issuance under the CSPP will increase by 800,000 shares from 1,700,000 shares of Company common stock to 2,500,000 shares of Company common stock, subject to the adjustment

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provisions included in the CSPP for stock splits, stock dividends and other changes in the Company’s capital stock. After giving effect to this amendment and shares previously issued under the CSPP, the number of shares that available for issuance under the CSPP will be 1,130,798 shares (330,798 shares available for issuance as of March 9, 2021 plus 800,000 shares being requested under this proposal). If the amendment is not adopted by our stockholders, the Company will continue to operate the CSPP pursuant to its current provisions.

Corporate Transactions

In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option under the CSPP will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the Board determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding options and return to each participant the payroll deductions credited to such participant’s purchase account or to provide for the offering period in progress to end on a date prior to the consummation of such sale or merger. In the event of the proposed dissolution or liquidation of the Company, the offering period then in progress would terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board, and the Board may either provide for the purchase of shares as of the date on which such offering period terminates or return to each participant the payroll deductions credited to such participant’s purchase account.

Participation

Only coworkers of the Company or a participating subsidiary are eligible to be granted options under the CSPP and, in no event may a participant be granted an option under the CSPP following his or her termination date. In addition, no coworker may participate in an offering period if the employee owns 5% or more of the total combined voting power or value of our stock or the stock of any of our subsidiaries. A coworker will be eligible to participate on the first enrollment date that occurs at least 90 days after such coworker’s first date of employment with the Company or a participating subsidiary; provided, that such coworker properly completes and submits an election form by the deadline prescribed by the Company. As of March 9, 2021, approximately 10,000 coworkers of the Company and its participating subsidiaries were eligible to participate in the CSPP.

Payroll Deductions

A participant may elect to have payroll deductions made during an offering period equal to no less than 1% of the participant’s eligible compensation up to a maximum of 15% (or such greater amount as the Compensation Committee establishes from time to time). All payroll deductions made by a participant will be credited to his or her purchase account.

A participant may not make any additional payments into his or her purchase account. Unless otherwise determined by the Compensation Committee prior to the beginning of an offering period, no participant may purchase more than 1,250 shares of common stock during any offering period.

Purchase Price of Shares

The purchase price per share is equal to 95% of the fair market value of a share on the exercise date for such offering period; provided, however, that the Compensation Committee may determine a different per share purchase price provided that such per share purchase price is communicated to participants prior to the beginning of the offering period and provided that in no event will such per share purchase price be less than the lesser of (i) 85% of the fair market value of a share on the grant date or (ii) 85% of the fair market value of a share on the exercise date.

Offering Periods

Offering periods are three-month periods beginning each January 1st, April 1st, July 1st and October 1st or such other period designated by the Compensation Committee; provided that in no event will an offering period exceed twenty-seven (27) months.

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Assignability of Options

Neither payroll deductions credited to a participant’s purchase account nor any rights with regard to the exercise of an option or to receive shares under the CSPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the participant.

Termination of Employment

On the termination date of a participant for any reason prior to the applicable exercise date, whether voluntary or involuntary, and including termination of employment due to retirement, death or as a result of liquidation, dissolution, sale, merger or a similar event affecting the Company or a participating subsidiary, the corresponding payroll deductions credited to his or her purchase account will be returned to him or her or, in the case of the participant’s death, to the participant’s designated beneficiaries or estate, and his or her option will be automatically terminated.

Amendments and Termination

Subject to any requirement for stockholder approval under applicable law, the Board or the Compensation Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the CSPP without notice; provided that no participant’s existing rights in respect of existing options are adversely affected thereby. Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board or the Compensation Committee will be entitled to change the purchase price, offering periods, limit or increase the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the Board or the Compensation Committee determines in its sole discretion advisable which are consistent with the CSPP.

New Plan Benefits

The benefits that might be received by participating employees under the CSPP cannot be determined because the benefits depend upon the degree of participation by employees and the trading price of the Company’s common stock in future offering periods.

Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to participating in the CSPP. This discussion does not address all aspects of the United States federal income tax consequences of participating in the CSPP that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the CSPP. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to participation in the CSPP.

In general, the CSPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under Section 423 of the Code, an eligible employee who elects to participate in the CSPP will not recognize any taxable income and the Company will not be entitled to a deduction at the time shares of the Company’s common stock are purchased by the employee. If an employee disposes of the common stock purchased under the CSPP within two years after the grant date (i.e., the first day of the offering period) or one year after the purchase date if later, the employee will recognize compensation taxable as ordinary income, and the Company will generally be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value of the

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stock on the purchase date over the purchase price. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee, and the employee will recognize capital gain or loss equal to the difference between the price at which the shares are later sold (or otherwise disposed of) and the cost basis for the shares, as so increased. The Company will not be entitled to any deduction with respect to the amount recognized by such participant as capital gain.

If an employee does not dispose of the common stock purchased under the CSPP until after the holding period described above, the employee will recognize compensation taxable as ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition over the purchase price or (ii) the excess of the fair market value of the shares as of the first day of the offering period over the discounted purchase price determined as of the same date. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee. The portion of the gain that is in excess of the amount recognized as ordinary income, if any, is taxed as long-term capital gain. If the shares are sold (or otherwise disposed) at a price below the purchase price under the CSPP, the loss will be treated as long-term capital loss. The Company will not be entitled to any deduction with respect to a disposition of shares occurring under these circumstances.

The Board recommends that stockholders vote FOR the amendment to the CDW Corporation Coworker Stock Purchase Plan.

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FREQUENTLY ASKED QUESTIONS CONCERNING THE ANNUAL MEETING

Why did I receive these proxy materials?

These proxy materials are first being distributed on or about April 8 , 2021 to stockholders of the Company in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 21, 2021, at 7:30 a.m. CDT, in a virtual-only meeting format at www.virtualshareholdermeeting.com/CDW2021, and any postponement or adjournment thereof. This proxy statement describes the matters on which you, as a stockholder of the Company, are entitled to vote. It also includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed proxy materials?

The SEC permits companies to furnish proxy materials to stockholders by providing access to these documents over the Internet instead of mailing printed copies, which can reduce costs of printing and impact on the environment. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (a “Notice”) to our stockholders. All stockholders may access our proxy materials on the Internet website referred to in the Notice. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for obtaining such materials included in the Notice. If you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice relating to these proxy materials.

What is “householding” and how does it affect me?

In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the costs of printing and delivery and impact on the environment. Under such rules, only one Notice or, if paper copies are requested, only one proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. If you are a stockholder who resides in the same household with another stockholder and you wish to receive a separate proxy statement and annual report or Notice for each account, please contact Broadridge Financial Solutions toll free at 1-866-540-7095. You may also write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any stockholder making such request will promptly receive a separate copy of the proxy materials, and separate copies of all future proxy materials. Any stockholder currently sharing an address with another stockholder, but nonetheless receiving separate copies of the materials, may request delivery of a single copy in the future by contacting Broadridge by telephone or mail as indicated above.

What is the purpose of the Annual Meeting?

At the Annual Meeting of Stockholders, stockholders will be asked to vote (1) to elect the ten director nominees named in this proxy statement for a term expiring at the 2022 Annual Meeting of Stockholders, (2) to approve, on an advisory basis, the compensation of our named executive officers, (3) to ratify the selection of the Company’s independent registered public accounting firm, (4) to approve the amendment to the Company’s certificate of incorporation to eliminate the supermajority voting in Article Eleven and make certain non-substantive changes, (5) to approve the amendment to the Company’s certificate of incorporation to eliminate the obsolete competition and corporate opportunity provision, (6) to approve the CDW Corporation 2021 Long-Term Incentive Plan and (7) to approve the amendment of the CDW Corporation Coworker Stock Purchase Plan. See the sections entitled “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation,” “Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm,” “Proposal 4—Approval of the Amendment to the Company’s Certificate of Incorporation to Eliminate the Supermajority

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Voting Requirement in Article Eleven and to Make Certain Non-Substantive Changes,” “Proposal 5— Approval of the Amendment to the Company’s Certificate of Incorporation to Eliminate Obsolete Competition and Corporate Opportunity Provision,” “Proposal 6— Approval of the CDW Corporation 2021 Long-Term Incentive Plan” and “Proposal 7— Approval of the Amendment to the CDW Corporation Coworker Stock Purchase Plan.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders.

Who can attend the Annual Meeting?

Only holders of our common stock as of the close of business on the record date, which was March 24, 2021, or their duly appointed proxies, may attend the Annual Meeting. To participate in the Annual Meeting online, please visit www.virtualshareholdermeeting.com/CDW2021 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials. For beneficial holders who do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than May 13, 2021, so that you can be provided with a control number and gain access to the meeting. If you do not have access to a 16-digit control number, you may access the meeting as a guest by going to www.virtualshareholdermeeting. com/CDW2021, but you will not be able to vote during the meeting or ask questions.

A list of stockholders entitled to vote at the Annual Meeting will be available to stockholders for examination 10 days prior to the Annual Meeting. To review the list of stockholders, please contact Investor Relations at InvestorRelations@CDW.com. The stockholder list will also be available during the Annual Meeting on the meeting website.

Online check-in will begin at 7:15 a.m. CDT. We encourage you to access the Annual Meeting prior to the start time, leaving ample time for the check-in process. We will post a recording of the entire meeting, including appropriate questions received during the meeting and the Company’s answers, on our Investor Relations website at investor.cdw.com as soon as practicable after the Annual Meeting.

May stockholders ask questions at the Annual Meeting?

Yes. Stockholders will have the ability to submit questions during the annual meeting by using the directions on the meeting website. We intend to answer questions submitted during the meeting which are pertinent to the Company and the meeting matters, as time permits. Guidelines for submitting questions during the meeting are available at www.virtualshareholdermeeting.com/CDW2021.

What if I have technical difficulties or trouble accessing the Annual Meeting?

Beginning 15 minutes prior to the start of and during the meeting, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting or during the meeting time, please call the technical support number that will be posted on the meeting website.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on the record date, which was March 24, 2021, are entitled to notice of, and to vote at, the Annual Meeting. As of March 24, 2021, there were 140,523,893 shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

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How do I vote at the Annual Meeting?

Stockholders of record can vote in one of four ways:

•	By telephone—Prior to the Annual Meeting, you may use the toll-free telephone number shown on your Notice or proxy card;
•	Via the Internet—Prior to the Annual Meeting, you may visit the Internet website indicated on your Notice or proxy card and follow the on-screen instructions;
•	By mail—Prior to the Annual Meeting, you may date, sign and promptly return your proxy card by mail in a postage prepaid envelope; or
•	During the virtual Annual Meeting—If you attend the virtual Annual Meeting using your 16-digit control number, you may vote during the virtual Annual Meeting.

Voting instructions for stockholders of record (including instructions for both telephonic and Internet voting) are provided on the Notice and the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the Notice and the proxy card, will identify stockholders, allow them to submit their proxies and confirm that their voting instructions have been properly recorded, and allow them to access the virtual Annual Meeting. Costs associated with telephone and electronic access, such as usage charges from telephone companies and Internet access providers, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. EDT on Wednesday, May 19, 2021.

If your shares are held through a broker, bank or other nominee, please follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet voting will depend on your institution’s voting procedures.

What if I do not vote or do not indicate how my shares should be voted on my proxy card?

If a stockholder of record does not return a signed proxy card or submit a proxy by telephone or via the Internet, and does not attend the virtual meeting and vote via webcast, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board of Directors recommends on such proposal.

How can I change my votes or revoke my proxy after I have voted?

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked or changed at any time before it is exercised at the Annual Meeting or any adjournments or postponements thereof by:

•	Mailing written notice of revocation or change to our Corporate Secretary at CDW Corporation, 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061;
•	Delivering a later-dated proxy (either in writing, by telephone or via the Internet); or
•	Voting via webcast at the meeting.

Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Will my votes be publicly disclosed?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed and are available only to the inspector of election and certain employees, who are obligated to keep such information confidential.

Who will count the votes?

A representative of Broadridge Investor Communication Solutions will serve as the inspector of election for the Annual Meeting and will count the votes.

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What if other matters come up during the Annual Meeting?

If any other matters properly come before the meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies or their substitutes acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting of Stockholders, via webcast or represented by proxy, of the holders of a majority in voting power of the outstanding capital stock entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

What if my shares of the Company’s common stock are held for me by a broker?

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not provide voting instructions to your broker, it will depend on the type of item being considered for vote, as to whether your broker can vote your shares:

•	Non-Discretionary Items. The election of directors, the advisory vote to approve named executive officer compensation, the votes to approve amendments to our Certificate of Incorporation, the vote to approve the CDW Corporation 2021 Long-Term Incentive Plan and vote to approve the amendment to the CDW Corporation Coworker Stock Purchase Plan may not be voted on by your broker if it has not received voting instructions.
•	Discretionary Items. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is a discretionary item. Generally, brokers that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How many votes are required to approve each matter to be considered at the Annual Meeting?

Proposal 1: Election of ten director nominees named in this proxy statement. A majority of the votes cast at the meeting is required to elect each director nominee, which means that a nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee’s election exceed the votes cast “AGAINST” such nominee’s election. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees. If a director nominee fails to receive “FOR” votes representing at least a majority of votes cast and is an incumbent director, our Certificate of Incorporation requires the director to promptly tender his or her resignation to our Board of Directors, subject to acceptance by our Board. The Nominating and Corporate Governance Committee of our Board will then recommend to our Board, and our Board will decide, whether to accept or reject the tendered resignation, or whether other action should be taken.

Proposal 2: Advisory vote to approve named executive officer compensation. The affirmative vote of a majority of the shares of common stock present and entitled to vote thereon is required to approve, on an advisory, non-binding basis, the compensation paid to our named executive officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 3: Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock present and entitled to vote thereon is required to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the proposal.

Proposal 4: Approval of the amendment to the Company’s certificate of incorporation to eliminate the supermajority voting requirement in Article Eleven and to make certain non-substantive changes. The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of our common stock is required to approve the amendments to our certificate of incorporation to eliminate supermajority voting in Article Eleven, and eliminate certain other obsolete provisions. Abstentions will be counted as shares issued and outstanding and will therefore have the effect of a negative vote. Broker non-votes will be counted

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as shares issued and outstanding and will therefore have the effect of a negative vote.

Proposal 5: Approval of the amendment to the Company’s certificate of incorporation to eliminate obsolete competition and corporate opportunity provision. The affirmative vote of at least eighty percent (80%) of the issued and outstanding shares of our common stock is required to approve the amendment of our certificate of incorporation to eliminate the obsolete competition and corporate opportunity provision. Abstentions will be counted as shares issued and outstanding and will therefore have the effect of a negative vote. Broker non-votes will be counted as shares issued and outstanding and will therefore have the effect of a negative vote.

Proposal 6: Approval of the CDW Corporation 2021 Long-Term Incentive Plan. The affirmative vote of a majority of the shares of common stock present and entitled to vote thereon is required to approve the CDW Corporation 2021 Long-Term Incentive Plan. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 7: Approval of the amendment to the CDW Corporation Coworker Stock Purchase Plan. The affirmative vote of a majority of the shares of common stock present and entitled to vote thereon is required to approve the amendment to the CDW Corporation Coworker Stock Purchase Plan. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Who pays to prepare, mail and solicit the proxies?

We will bear the costs of solicitation of proxies for the Annual Meeting of Stockholders, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the annual report, the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies.

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OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxy card or their substitutes acting thereunder will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

Additional Company Information

A copy of our 2020 Annual Report on Form 10-K is being furnished to stockholders concurrently herewith.

Stockholder Proposals for the 2022 Annual Meeting

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2022 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at CDW Corporation, 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061 no later than December 9, 2021, unless the date of our 2021 Annual Meeting is more than 30 days before or after May 20, 2022, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2022 Annual Meeting. Any stockholder proposal submitted for inclusion in our proxy statement must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder for consideration at our 2022 Annual Meeting but not for inclusion in our proxy statement for such Annual Meeting, timely notice of any stockholder proposal must be received by us in accordance with our Amended and Restated Bylaws no earlier than January 20, 2022 nor later than February 19, 2022, unless the date of our 2022 Annual Meeting is more than 30 days before or after May 20, 2022, in which case notice by the stockholder to be timely must be so delivered by the later of (1) the tenth day following the first public announcement of the date of the 2022 Annual Meeting and (2) the date which is 90 days prior to the date of the 2021 Annual Meeting. Such notice must contain the information required by our Amended and Restated Bylaws.

Our Amended and Restated Bylaws permit a stockholder, or a group of up to 20 stockholders, who have held at least 3% of our outstanding common stock continuously for at least 3 years to nominate and include in our proxy materials director nominees, constituting up to two individuals or 20% of our Board, whichever is greater, if the stockholder(s) and nominee(s) satisfy the requirements specified in our Amended and Restated Bylaws. With respect to nominations submitted by a stockholder for inclusion in our proxy materials for our 2022 Annual Meeting of Stockholders, timely notice of a proxy access nomination must be received by us in accordance with our Amended and Restated Bylaws no earlier than November 9, 2021 and no later than December 9, 2021, unless the date of our 2022 Annual Meeting is more than 30 days before or after May 20, 2022, in which case notice by the stockholder to be timely must be so delivered by the later of (1) the tenth day following the first public announcement of the date of the 2022 Annual Meeting and (2) the date which is 150 days prior to the anniversary date of the 2021 Annual Meeting. Such notice must contain the information required by our Amended and Restated Bylaws.

It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised as described in this proxy statement. If you attend the virtual meeting via webcast, you may withdraw any proxy (including a telephonic or Internet proxy) and vote your own shares as described in this proxy statement.

By Order of the Board of Directors,

Frederick J. Kulevich

Senior Vice President, General Counsel
and Corporate Secretary

April 8 , 2021

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APPENDIX A

CDW CORPORATION AND SUBSIDIARIES NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

We have included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Free cash flow for the years ended December 31, 2020 and 2019 below. Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated payroll taxes, a workforce reduction program, and acquisition and integration expenses. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to amortization of acquisition-related intangible assets, equity-based compensation, net loss on extinguishment of long-term debt, a workforce reduction program, acquisition and integration expenses, and the associated tax effects of each. With respect to Non-GAAP net income per diluted share, the numerator is Non-GAAP net income and the denominator is the weighted average number of shares outstanding as adjusted to give effect to dilutive securities. Free cash flow is defined as net cash provided by operating activities, minus capital expenditures, plus/minus the net change in accounts payable - inventory financing, minus financing payments for revenue generating assets. Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Free cash flow are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Free cash flow provide helpful information regarding the underlying operating performance of our business and cash flows, including our ability to meet our future debt service, capital expenditures and working capital requirements. Our 2021 annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of the Company’s routine activities, such as refinancing activities or acquisition and integration expenses.

NON-GAAP OPERATING INCOME

(dollars in millions)	Year Ended December 31,
(unaudited)	2020	2019
Operating income, as reported	$1,179.2	$1,133.6
Amortization of intangibles(a)	158.1	178.5
Equity-based compensation	42.5	48.5
Workforce reduction charges	8.5	—
Other adjustments(b)	16.3	7.8
Non-GAAP operating income	$1,404.6	$1,368.4
Non-GAAP operating income margin	7.6%	7.6%
(a)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.
(b)	Includes other expenses such as payroll taxes on equity-based compensation, expenses related to the relocation of the downtown Chicago office, and acquisition and integration expenses.

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NON-GAAP NET INCOME

	Year Ended December 31, 2020				Year Ended December 31, 2019
(dollars in millions) (unaudited)	Income before income taxes	Income tax expense(a)	Net income	Effective tax rate	Income before income taxes	Income tax expense(a)	Net income	Effective tax rate
US GAAP, as reported	$1,002.3	$(213.8)	$788.5	21.3%	$949.7	$(212.9)	$736.8	22.4%
Amortization of intangibles(b)	158.1	(36.8)	121.3		178.5	(44.6)	133.9
Equity-based compensation	42.5	(37.0)	5.5		48.5	(36.6)	11.9
Net loss on extinguishments of long-term debt	27.3	(6.8)	20.5		22.1	(5.5)	16.6
Workforce reduction charges	8.5	(2.1)	6.4		—	—	—
Other adjustments(c)	16.3	(4.1)	12.2		7.8	(4.9)	2.9
Non-GAAP	$1,255.0	$(300.6)	$954.4	24.0%	$1,206.6	$(304.5)	$902.1	25.2%
(a)	Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.
(b)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.
(c)	Includes other expenses such as payroll taxes on equity-based compensation, expenses related to the relocation of the downtown Chicago office, and acquisition and integration expenses.

NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE

(dollars and shares in millions, except per share amounts)	Year Ended December 31,
(unaudited)	2020	2019	% Change
Net income, as reported	$788.5	$736.8	7.0%
Weighted-average common shares outstanding - Diluted	144.8	147.8
US GAAP Net income per diluted share	$5.45	$4.99	9.2%
Non-GAAP net income	$954.4	$902.1	5.8%
Weighted-average common shares outstanding - Diluted	144.8	147.8
Non-GAAP net income per diluted share	$6.59	$6.10	8.0%

FREE CASH FLOW

(dollars in millions)	Year Ended December 31,
(unaudited)	2020	2019
Net cash provided by operating activities	$1,314.3	$1,027.2
Capital expenditures	(158.0)	(236.3)
Net change in accounts payable - inventory financing	93.0	(1.3)
Financing payments for revenue generating assets	(18.1)	—
Free cash flow	$1,231.2	$789.6

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APPENDIX B

FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements regarding management’s expectations for our future performance that are within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of forward-looking statements and factors that could cause our actual performance to differ materially from these expectations, see the sections entitled “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in CDW’s subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. CDW undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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APPENDIX C

PROPOSED AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION

Article Six

Section 3. Classes of Directors. ~~Until the 2021 annual meeting of stockholders, the directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, hereby designated Class I, Class II and Class III. Commencing with the 2021 annual meeting of the stockholders, the classification of the directors shall terminate and all~~All directors shall be of one class, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances.

Section 4. Election and Term of Office.

[Certain paragraphs outside of the scope of this amendment have been omitted].

~~Each director elected prior to the 2019 annual meeting of stockholders shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. The term of the Class III directors elected at the 2016 annual meeting of stockholders shall expire at the 2019 annual meeting of stockholders, the term of the Class I directors elected at the 2017 annual meeting of stockholders shall expire at the 2020 annual meeting of stockholders and the term of the Class II directors elected at the 2018 annual meeting of stockholders shall expire at the 2021 annual meeting of stockholders. Commencing at the 2019 annual meeting of stockholders, directors succeeding those whose terms are then expired~~Directors shall be elected to hold office until the annual meeting of stockholders held in the year following the year of their election and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. If any director who at the time of his or her most recent election or appointment to a term on the Board of Directors was an officer of the Corporation ceases to be an officer of the Corporation during such term as director, such director shall no longer be qualified to be a director and shall immediately cease to be a director without any further action unless otherwise determined by the Board of Directors. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 6. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), at a meeting of the Corporation’s stockholders called for that purpose~~; provided that at any time prior to the 2021 annual meeting of stockholders, directors may only be removed for cause and only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, at a meeting of the Corporation’s stockholders called for that purpose~~. Any director may resign at any time upon written notice to the Corporation.

Article Eight

Section 1. Action by Written Consent. ~~From and after the date (the “Trigger Date”) on which (i) Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Capital Partners V Executive-A, L.P. and MDCP Co-Investor (CDW), L.P. and their affiliates (collectively, “MDP Funds”) and (ii) Providence Equity Partners VI, L.P., Providence Equity Partners VI-A, L.P. and PEP Co-Investors (CDW), L.P. and their affiliates (collectively, “PEP Funds”), cease to beneficially own in the aggregate (directly or indirectly) at least a majority of the Voting Stock, any~~Any action required or permitted to be taken by the Corporation’s stockholders may be effected only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. ~~Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted.~~

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called

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only ~~(i)~~ by or at the direction of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies ~~or (ii) prior to the Trigger Date, (a) by the Chairman or Vice Chairman of the Board of Directors of the Corporation, (b) by the Chief Executive Officer of the Corporation, (c) by a resolution of the majority of the board of directors of the Corporation or (d) prior to the Trigger Date, by the Secretary of the Corporation at the request by written consent of the holders of at least ten percent (10%) of the voting power of the then outstanding shares of Voting Stock in the manner provided for in the Bylaws~~. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Article Ten

Reserved.

~~Section 1. Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.~~

~~Section 2. Interested Stockholder Transactions. Notwithstanding any other provision in this Certificate of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:~~

~~(a) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;~~

~~(b) upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or~~

~~(c) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by such Interested Stockholder.~~

~~Section 3. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE TEN shall not apply if:~~

~~(a) a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three- year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or~~

~~(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of ARTICLE TEN; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of ARTICLE TEN.~~

~~Section 4. Definitions. As used in this ARTICLE TEN only, and unless otherwise provided by the express terms of this ARTICLE TEN, the following terms shall have the meanings ascribed to them as set forth in this Section 4:~~

~~(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;~~

~~(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director,~~

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~~officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;~~

~~(c) “Business Combination” means:~~

~~(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) with any Person if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE TEN is not applicable to the surviving entity;~~

~~(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation; or~~

~~(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) or Section 253 of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (C)-(E) of this Section 4(c)(iii) of ARTICLE TEN shall there be a related increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation.~~

~~(d) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE TEN, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;~~

~~(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE TEN to the contrary, the term “Interested Stockholder” shall not include: (x) MDP, PEP or any of their Affiliates or Associates, including any investment funds managed, directly or indirectly, by MDP (including without limitation the MDP Funds), PEP (including without limitation the PEP Funds) or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Stock of the Corporation, (y) any Person who would otherwise be an Interested Stockholder because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding Voting Stock of the Corporation (in one transaction or a series of transactions) by any party specified in the immediately preceding clause (x) to such Person; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z), such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;~~

~~(f) “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its affiliates or associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant~~

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~~to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f) of ARTICLE TEN), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;~~

~~(g) “Person” means any individual, corporation, partnership, unincorporated association or other entity;~~

~~(h) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest; and~~

~~(i) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.~~

Article Eleven

Section 2. Amendments to this Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein and by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, ARTICLE TEN, ARTICLE ELEVEN or ARTICLE TWELVE of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of holders of at least ~~sixty-six and two-thirds percent (66 2/3%)~~a majority of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose.

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APPENDIX D

PROPOSED AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION

Article Nine

Reserved.

~~Section 1. Certain Acknowledgments. In recognition and anticipation that (i) the principals, officers, members, managers and/or employees of Madison Dearborn Partners, LLC (“MDP”) or Providence Equity Partners L.L.C. (“PEP”) or their Affiliated Companies (as defined below) may serve as directors or officers of the Corporation, (ii) MDP, PEP and their Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with MDP, PEP and their Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE NINE are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve MDP, PEP and/or their Affiliated Companies and/or their respective principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Certificate of Incorporation, “Affiliated Companies” shall mean (a) in respect of MDP or PEP, any entity that controls, is controlled by or under common control with MDP and/or PEP (other than the Corporation and any company that is controlled by the Corporation) and any investment funds managed, directly or indirectly, by MDP or PEP and (b) in respect of the Corporation, any company controlled by the Corporation.~~

~~Section 2. Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, neither MDP, PEP nor any of their Affiliated Companies nor any of their respective Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and no Exempted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of MDP, PEP, their Affiliated Companies or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to MDP, PEP, their Affiliated Companies or any of their respective Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its Affiliated Companies for breach of any fiduciary or other duty, as a director, officer or stockholder of the Corporation solely by reason of the fact that MDP, PEP, their Affiliated Companies or any such Exempted Person, acting in good faith, pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies, unless any such business opportunity is expressly offered to such Exempted Person solely in his or her capacity as an officer or director of the Corporation.~~

~~Section 3. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE NINE, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of ARTICLE THREE or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.~~

~~Section 4. Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE NINE; provided however, that neither the alteration, amendment or repeal of this ARTICLE NINE nor the adoption of any provision of this Certificate of Incorporation~~

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~~inconsistent with this ARTICLE NINE shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.~~

~~Section 5. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE NINE.~~

~~Section 6. Severability. To the extent that any provision or part of any provision of this ARTICLE NINE is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part of any other provision of this ARTICLE NINE.~~

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APPENDIX E

CDW CORPORATION 2021 LONG-TERM INCENTIVE PLAN

I. INTRODUCTION

1.1	Purposes. The purposes of the CDW Corporation 2021 Long-Term Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, Non-Employee Directors, consultants, independent contractors and agents and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2	Certain Definitions.

“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.

“Blackout Period” shall have the meaning set forth in Section 2.1(b).

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning set forth in Section 5.8(b)(iii).

“Change in Control” shall have the meaning set forth in Section 5.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the Nasdaq Global Select Market or, if the Common Stock is not listed on the Nasdaq Global Select Market, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, and all rights appurtenant thereto.

“Company” shall mean CDW Corporation, a Delaware corporation, or any successor thereto.

“Company Voting Securities” shall have the meaning set forth in Section 5.8(b)(ii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on the Nasdaq Global Select Market on the date as of which such value is being determined or, if the Common Stock is not listed on the Nasdaq Global Select Market, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that the Company may in its discretion use the closing transaction price of a share of Common Stock on the day preceding the date as of which such value is being determined to the extent the Company determines such method is more practical for administrative purposes, such as for purposes of tax withholding. If the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent provided in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Incumbent Directors” shall have the meaning set forth in Section 5.8(b)(i).

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“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Non-Qualifying Transaction” shall have the meaning set forth in Section 5.8(b)(iii).

“Parent Corporation” shall have the meaning set forth in Section 5.8(b)(iii).

“Performance Award” shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award or Performance Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company (except with respect to the total shareholder return and earnings per share criteria) or on an individual basis, may be used by the Committee in establishing Performance Measures under this Plan: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; increase in stockholder value; earnings per share; return on or net assets; return on equity; return on investments; return on capital or invested capital; total stockholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, any combination of the foregoing, or such other goals as the Committee may determine whether or not listed herein. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of one or more other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

“Prior Plan” shall mean the CDW Corporation Amended and Restated 2013 Long-Term Incentive Plan.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof and to the extent provided in the applicable Agreement, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold,

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transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

“Surviving Corporation” shall have the meaning set forth in Section 5.8(b)(iii).

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) or, to the extent provided in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

“Tax Date” shall have the meaning set forth in Section 5.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

“Unrestricted Stock” shall mean shares of Common Stock which are not subject to a Restriction Period or Performance Measures.

“Unrestricted Stock Award” shall mean an award of Unrestricted Stock under this Plan.

1.3	Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free-Standing SARs; (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Unrestricted Stock; and (iv) Performance Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the President and Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board or the President and Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

No member of the Board or Committee, and neither the President and Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the President and Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

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A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4	Eligibility. Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, consultants, independent contractors, agents and persons expected to become officers, other employees, Non-Employee Directors, consultants, independent contractors and agents of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director, consultant, independent contractor or agent. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of the Company to any Non-Employee Director, for his or her services as a Non-Employee Director, shall not exceed $950,000; provided, further, that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company.

1.5	Shares Available. Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Plan, the number of shares of Common Stock that shall initially be available for all awards under this Plan, other than Substitute Awards, shall be (i) 6,600,000 shares plus (ii) any shares of Common Stock that are available for awards under the Prior Plan as of the effective date of this Plan. Subject to adjustment as provided in Section 5.7, no more than 6,600,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. The number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options, outstanding Free-Standing SARs, outstanding Stock Awards and outstanding Performance Awards denominated in shares of Common Stock, other than Substitute Awards.

To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award or Performance Award granted under the Plan or a Prior Plan, other than Substitute Awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan. Shares of Common Stock subject to an award granted under this Plan or the Prior Plan, other than an option or SAR, shall again become available for issuance under this Plan if such shares are delivered to or withheld by the Company to pay the withholding taxes payable with respect to such award. Shares of Common Stock subject to an option or SAR granted under this Plan or the Prior Plan shall not again be available for issuance under this Plan if such shares are (i) shares that were not issued or delivered upon the net settlement or net exercise of such option or stock-settled SAR (including, without limitation, any shares withheld to pay the purchase price or withholding taxes of an option or stock-settled SAR), (ii) shares delivered to the Company to pay the purchase price or the withholding taxes related to such outstanding option or SAR or (iii) shares repurchased by the Company on the open market with the proceeds of an option exercise.

The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

1.6	Minimum Vesting Conditions. Notwithstanding any other provision of the Plan to the contrary, awards granted under the Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the date on which the award is granted; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) Shares delivered in lieu of fully vested cash obligations, (iii) Awards to Non-Employee Directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 1.5 (subject to adjustment under Section 5.7); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award Agreement or otherwise.

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II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1	Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)	Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b)	Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten (10) years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant; provided, further, that with respect to a Nonqualified Stock Option, if the expiration date of such option occurs during any period when the participant is prohibited from trading in securities of the Company pursuant to the Company’s insider trading policy or other policy of the Company or during a period when the exercise of such option would violate applicable securities laws (each, a “Blackout Period”), and the Fair Market Value of a share of Common Stock exceeds the exercise price of the Option as of the date on which such Option is scheduled to expire, then the period during which such option shall be exercisable shall be extended to the date that is 30 days after the expiration of such Blackout Period. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c)	Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing shares of Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.2	Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

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SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)	Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b)	Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten (10) years after its date of grant; provided further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option; provided, further, if the expiration date of an SAR occurs during any Blackout Period, and the Fair Market Value of a share of Common Stock exceeds the base price of the SAR as of the date on which such SAR is scheduled to expire, then the period during which such SAR shall be exercisable shall be extended to the date that is 30 days after the expiration of such Blackout Period. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.3(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.3(d). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c)	Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing shares of Common Stock shall be delivered until any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.3	Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR (i) upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

2.4	Dividend Equivalents. Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such option or SAR.

2.5	No Repricing. The Committee shall not without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 5.7.

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III. STOCK AWARDS

3.1	Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

3.2	Terms of Unrestricted Stock Awards. Subject to Section 1.5, the number of shares of Common Stock subject to an Unrestricted Stock Award shall be determined by the Committee. Unrestricted Stock Awards shall not be subject to any Restriction Periods or Performance Measures. Upon the grant of an Unrestricted Stock Award, subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, a certificate or certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award or such shares shall be transferred to the holder in book entry form.

3.3	Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)	Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b)	Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)	Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d)	Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that any dividend or other distribution paid with respect to shares subject to a Restricted Stock Award shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such dividend or distribution was made.

3.4	Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)	Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b)	Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)	Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive dividend equivalents, and, if determined by the Committee,

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interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents credited with respect to Restricted Stock Units shall be subject to the same vesting and other restrictions as the Restricted Stock Units to which they relate. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

3.5	Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

IV. PERFORMANCE AWARDS

4.1	Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

4.2	Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)	Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b)	Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c)	Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.3(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.3(d). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same vesting and other restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

4.3	Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

V.  GENERAL

5.1	Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval and, if approved, shall become effective as of the date of such stockholder approval. This Plan shall terminate on the tenth anniversary of the date on which the Company’s stockholders approve the Plan, unless earlier terminated by the Board; provided, however, that no Incentive Stock Options shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination. Awards hereunder may be made at any time prior to the termination of this Plan. No awards shall be granted under the Prior Plan after this Plan becomes effective.

5.2	Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the Nasdaq Global Select Market, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the Non-Employee Director compensation limit set forth in Section 1.4 or the prohibition on repricing set forth in Section 2.5 hereof; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

5.3	Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, either executed by the recipient or accepted by the recipient by electronic means approved by the Company within the time period specified by the Company. Upon such execution or execution and electronic acceptance, and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement.

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5.4	Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

5.5	Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; (D) a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or sale or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules); provided, however, that if a fraction of a share of Common Stock would be required to satisfy the minimum statutory withholding taxes, then the number of shares of Common Stock to be delivered or withheld may be rounded up to the next nearest whole share of Common Stock.

5.6	Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7	Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award (including the number and class of securities subject thereto), and the terms of each outstanding Performance Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.8	Change in Control.

(a)	Subject to the terms of the applicable award Agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may, in its discretion:

(i)	provide that (A) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (B) the Restriction Period applicable to some or all outstanding Restricted Stock Awards and Restricted Stock Unit Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (C) the Performance Period

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applicable to some or all outstanding awards shall lapse in full or in part, and (D) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target or any other level;

(ii)	require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, or other property be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as shall be determined by the Board in accordance with Section 5.7; and/or

(iii)	require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment or other property in an amount equal to (1) in the case of an option or an SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such option or SAR, (2) in the case of a Stock Award or a Performance Award denominated in shares of Common Stock, the aggregate number of shares of Common Stock then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(i), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (3) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(i); (B) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash or other property pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

(b)	For purposes of this Plan, unless otherwise provided in an Agreement, “Change in Control” means the occurrence of any one of the following events (provided, however, that except with respect to subsection (iv) below any definition of Change in Control in an award Agreement may not provide that a Change in Control will occur prior to the consummation or effectiveness of a change in control of the Company and may not provide that a Change in Control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company):

(i)	During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)	Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance

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the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

(iii)	The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)	The consummation of a sale of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

Solely with respect to any award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

5.9	Deferrals and Section 409A.

(a)	The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any award (other than awards of Incentive Stock Options, Nonqualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

(b)	Awards under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Notwithstanding anything in the Plan or any Award Agreement to the contrary, each participant shall be solely responsible for the tax consequences of awards, and in no event shall the Company have any responsibility or liability if an award does not meet any applicable requirements of Section 409A. Although the Company intends to administer the Plan to prevent taxation under section 409A, the Company does not represent or warrant that

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the Plan or any award complies with Section 409A or any other provision of federal, state, local or other tax law.

5.10	No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

5.11	Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.12	Designation of Beneficiary. To the extent permitted by the Company, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

5.13	Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.14	Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

5.15	Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

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APPENDIX F

CDW CORPORATION COWORKER STOCK PURCHASE PLAN

(As Amended and Restated, Effective May 20, 2021)

1.	Purpose. The purpose of this Plan is to provide Coworkers of the Company and Participating Subsidiaries with an opportunity to purchase common stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code with respect to Offerings to Coworkers of the Company and its U.S. Subsidiaries. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in Section 423 Subsidiaries in a manner consistent with the requirements of that Section of the Code. The Plan, as amended and restated as set forth herein, shall apply to Offering Periods beginning after May 20, 2021.

2.	Definitions. As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.

1933 Act means the Securities Act of 1933, as amended.

1934 Act means the Securities Exchange Act of 1934, as amended.

Board of Directors or Board means the Board of Directors of CDW Corporation.

Business Day shall mean a day on which The NASDAQ Global Select Market (“NASDAQ”) is open for trading.

Brokerage Account means the account in which the Purchased Shares are held.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Compensation Committee of the Board of Directors, or the designee of the Compensation Committee.

Company means CDW Corporation, a Delaware corporation.

Compensation means the base pay received by a Participant, plus commissions, overtime and regular annual, quarterly and monthly cash bonuses and vacation, holiday and sick pay. Compensation does not include: (1) income related to stock option awards, stock grants and other equity incentive awards, (2) partner sales incentive program awards (“SPIFs”), (3) expense reimbursements, (4) relocation-related payments, (5) benefit plan payments (including but not limited to short term disability pay, long term disability pay, maternity pay, military pay, tuition reimbursement and adoption assistance), (6) deceased pay, (7) income from non-cash and fringe benefits, (8) severance payments, and (9) other forms of compensation not specifically listed herein.

Coworker means any individual who is a common law employee of the Company or any other Participating Subsidiary. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, as appropriate, and in the case of a Section 423 Offering only to the extent permitted under Section 423 of the Code. For purposes of the Plan, an individual who performs services for the Company or a Participating Subsidiary pursuant to an agreement (written or oral) that classifies such individual’s relationship with the Company or a Participating Subsidiary as other than a common law employee shall not be considered an “employee” with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an “employee.”

Enrollment Date means the first Business Day of each Offering Period.

Exercise Date means the last Business Day of each Offering Period.

Fair Market Value on or as of any date means the “NASDAQ Official Closing Price” (as defined on www.nasdaq.com) (or such substantially similar successor price thereto) for a Share as reported on www.nasdaq.com (or a substantially similar successor website) on the relevant valuation date or, if no NASDAQ Official Closing Price is reported on such date, on the preceding day on which a NASDAQ Official Closing Price was reported; or, if the Shares are no longer listed on NASDAQ, the closing price for Shares as reported on the official website for such other exchange on which the Shares are listed.

Non-Section 423 Offering means an Offering that is not intended to qualify under Section 423 of the Code.

Offering means an offer of an Option under the Plan that may be exercised on the Exercise Date of an Offering Period. Unless otherwise specified by the Committee, each Offering to the Coworkers of the Company and each Offering to the coworkers of each Participating Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the separate Offerings are identical, and the provisions of the Plan shall separately apply to each Offering. To the extent permitted by Section 423 of the Code, the terms of each separate Section 423 Offering need not be identical, provided that the terms of the Plan and an Offering together satisfy Section 423 of the Code. The terms of a Non-Section 423 Offering need not be identical.

Offering Period means every three-month period beginning each January 1st, April 1st, July 1st and October 1st or such other period designated by the Committee; provided that in no event shall an Offering Period exceed twenty-seven (27) months. The first Offering Period under the Plan commenced on January 1, 2014.

Option means an option granted under this Plan that entitles a Participant to purchase Shares.

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Participant means a Coworker who satisfies the requirements of Sections 3 and 5 of the Plan.

Participating Subsidiary means each Subsidiary that is listed on Schedule A hereto, and each other Subsidiary designated by the Board or the Committee as a Participating Subsidiary.

Plan means this CDW Corporation Coworker Stock Purchase Plan.

Purchase Account means the account used to purchase Shares through the exercise of Options under the Plan.

Purchase Price shall be 95% of the Fair Market Value of a Share on the Exercise Date for such Offering Period; provided, however, that the Committee may determine a different per share Purchase Price provided that such per share Purchase Price is communicated to Participants prior to the beginning of the Offering Period and provided that in no event shall such per share Purchase Price be less than the lesser of (i) 85% of the Fair Market Value of a Share on the applicable Enrollment Date or (ii) 85% of the Fair Market Value of a Share on the Exercise Date.

Purchased Shares means the full Shares issued or delivered pursuant to the exercise of Options under the Plan.

Section 423 Offering means an Offering that is intended to qualify under Section 423 of the Code.

Shares means the common stock, par value $0.01 per share, of the Company.

Subsidiary means an entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary; provided such entity is also a “subsidiary” within the meaning of Section 424 of the Code.

Termination Date means the date on which a Participant terminates employment or on which the Participant ceases to provide services to the Company or a Subsidiary as an employee, and specifically does not include any period following that date which the Participant may be eligible for or in receipt of other payments from the Company including in lieu of notice or termination or severance pay or as wrongful dismissal damages.

3.	Eligibility.

(a)	Only Coworkers of the Company or a Participating Subsidiary shall be eligible to be granted Options under the Plan and, in no event may a Participant be granted an Option under the Plan following his or her Termination Date.

(b)	Any provisions of the Plan to the contrary notwithstanding, no Coworker shall be granted an Option under the Plan if (i) immediately after the grant, such Coworker (or any other person whose stock would be attributed to such Coworker pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding Options or options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any of its Subsidiaries, or (ii) such Option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time each such Option is granted) for each calendar year in which such Option is outstanding at any time. For purposes of applying the limit described in clause (ii) above to a Participant in a Non-Section 423 Offering who is employed outside of the U.S., the exchange rate shall be determined on the last day of the applicable Offering Period. No Participant may purchase more than 1,250 Shares during any Offering Period.

4.	Exercise of an Option. Options shall be exercised on behalf of Participants in the Plan every Exercise Date, using payroll deductions that have accumulated in the Participants’ Purchase Accounts during the immediately preceding Offering Period or that have been retained from a prior Offering Period pursuant to Section 8 hereof.

5.	Participation.

(a)	A Coworker shall be eligible to participate on the first Enrollment Date that occurs at least 90 days after such Coworker’s first date of employment with the Company or a Participating Subsidiary; provided, that such Coworker properly completes and submits an election form by the deadline prescribed by the Company. Participation in the Plan is voluntary.

(b)	A Coworker who does not become a Participant on the first Enrollment Date on which he or she is eligible may thereafter become a Participant on any subsequent Enrollment Date by properly completing and submitting an election form by the deadline prescribed by the Company.

(c)	Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 hereof.

6.	Payroll Deductions.

(a)	A Participant shall elect to have payroll deductions made during an Offering Period equal to no less than 1% of the Participant’s Compensation up to a maximum of 15% (or such greater amount as the Committee establishes from time to time). The amount of such payroll deductions shall be in whole percentages (for example, 3%, 12%, 15%). All payroll deductions made by a Participant shall be credited to his or her Purchase Account. A Participant may not make any additional payments into his or her Purchase Account. All such payroll deductions shall be made from the Participant’s Compensation after deduction of any tax, social security and national insurance contributions.

(b)	A Participant may not increase or decrease the rate of payroll deductions during an Offering Period. A Participant may change his or her payroll deduction percentage under subsection (a) above for any subsequent Offering Period by properly completing and submitting an election change form in accordance with the procedures prescribed by the Committee. The change in amount shall be effective as of the first Enrollment Date following the date of filing of the election change form.

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(c)	Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s election form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 12 hereof.

7.	Grant of Option. On the applicable Enrollment Date, each Participant in an Offering Period shall be granted an Option to purchase on the next following Exercise Date a number of full Shares determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Purchase Account as of the Exercise Date by the applicable Purchase Price.

8.	Exercise of Option. A Participant’s Option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Purchase Account. No fractional Shares shall be purchased; any payroll deductions accumulated in a Participant’s Purchase Account which are not sufficient to purchase a full Share shall be retained in the Purchase Account for the next subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 12 hereof. All other payroll deductions accumulated in a Participant’s Purchase Account and not used to purchase Shares on an Exercise Date shall be distributed to the Participant. During a Participant’s lifetime, a Participant’s Option is exercisable only by him or her. The Company shall satisfy the exercise of all Participants’ Options for the purchase of Shares through (a) the issuance of authorized but unissued Shares, (b) the transfer of treasury Shares, (c) the purchase of Shares on behalf of the applicable Participants on the open market through an independent broker and/or (d) a combination of the foregoing.

9.	Issuance of Stock. The Shares purchased by each Participant shall be issued in book entry form and shall be considered to be issued and outstanding to such Participant’s credit as of the end of the last day of each Offering Period. The Committee may permit or require that shares be deposited directly in a Brokerage Account with one or more brokers designated by the Committee or to one or more designated agents of the Company, and the Committee may use electronic or automated methods of share transfer. The Committee may require that Shares be retained with such brokers or agents for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares, and may also impose a transaction fee with respect to a sale of Shares issued to a Participant’s credit and held by such a broker or agent. The Committee may permit Shares purchased under the Plan to participate in a dividend reinvestment plan or program maintained by the Company, and establish a default method for the payment of dividends.

10.	Approval by Stockholders. Notwithstanding the above, the Plan was expressly made subject to the approval of the stockholders of the Company within 12 months before or after the date the Plan was adopted by the Board, and such stockholder approval was obtained in the manner and to the degree required under applicable federal and state law.

11.	Administration.

(a)	Powers and Duties of the Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, Section 423 of the Code and the regulations thereunder, the Committee shall have the discretionary authority to determine the time and frequency of granting Options, the terms and conditions of the Options and the number of Shares subject to each Option. The Committee shall also have the discretionary authority to do everything necessary and appropriate to administer the Plan, including, without limitation, interpreting the provisions of the Plan (but any such interpretation shall not be inconsistent with the provisions of Section 423 of the Code). The Committee may delegate its duties and authority to any of the Company’s officers or employees as it determines to be appropriate. All actions, decisions and determinations of, and interpretations by the Committee or its delegate with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs and legatees. No member of the Board of Directors or the Committee and no officer or director to whom the Committee has delegated its duties and authority shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any Option granted hereunder. Each Section 423 Offering shall be administered so as to ensure that all Participants have the same rights and privileges as are provided by Section 423(b)(5) of the Code.

(b)	Administrator. The Company, Board or the Committee may engage the services of a brokerage firm or financial institution (the “Administrator”) to perform certain ministerial and procedural duties under the Plan including, but not limited to, mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Participant statements as required by law or regulation.

(c)	Indemnification. Each person who is or shall have been (a) a member of the Board, (b) a member of the Committee, or (c) an officer or employee of the Company to whom authority was delegated in relation to this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he

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or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

12.	Withdrawal. A Participant may withdraw from the Plan by properly completing and submitting to the Company a withdrawal form in accordance with the procedures prescribed by the Committee, which must be submitted prior to the date specified by the Committee before the last day of the applicable Offering Period. Upon withdrawal, any payroll deductions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from the Plan will be returned to the Participant. No further payroll deductions for the purchase of Shares will be made during subsequent Offering Periods, unless the Participant properly completes and submits an election form, by the deadline prescribed by the Company. A Participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in the Plan or in any similar plan that may hereafter be adopted by the Company.

13.	Termination of Employment. On the Termination Date of a Participant for any reason prior to the applicable Exercise Date, whether voluntary or involuntary, and including termination of employment due to retirement, death or as a result of liquidation, dissolution, sale, merger or a similar event affecting the Company or a Participating Subsidiary, the corresponding payroll deductions credited to his or her Purchase Account will be returned to him or her or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 16, and his or her Option will be automatically terminated.

14.	Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.

15.	Stock.

(a)	The stock subject to Options shall be common stock of the Company as traded on the NASDAQ or on such other exchange as the Shares may be listed.

(b)	Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of Shares which shall be made available for sale under the Plan shall be 2,500,000 Shares. If, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(c)	A Participant shall have no interest or voting right in Shares covered by his or her Option until such Option has been exercised and the Participant has become a holder of record of Shares acquired pursuant to such exercise.

16.	Designation of Beneficiary. To the extent permitted by applicable law, the Committee may permit Participants to designate beneficiaries to receive any Purchased Shares or payroll deductions, if any, in the Participant’s accounts under the Plan in the event of such Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee. If no properly designated beneficiary survives the Participant, the Purchased Shares and payroll deductions, if any, will be distributed to the Participant’s estate.

17.	Assignability of Options. Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 12 hereof.

18.	Adjustment of Number of Shares Subject to Options.

(a)	Adjustment. Subject to any required action by the stockholders of the Company, the maximum number of securities available for purchase under the Plan, as well as the price per security and the number of securities covered by each Option under the Plan which has not yet been exercised shall be appropriately adjusted in the event of any a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock of the Company, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. If any such adjustment would result in a fractional security being available under the Plan, such fractional security shall be disregarded. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. The Options granted pursuant to a Section 423 Offering shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board, and the Board may either provide for the purchase of Shares as of the date on which such Offering Period terminates or return to each Participant the payroll deductions credited to such Participant’s Purchase Account.

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(c)	Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the Board determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding Options and return to each Participant the payroll deductions credited to such Participant’s Purchase Account or to provide for the Offering Period in progress to end on a date prior to the consummation of such sale or merger.

19.	Amendments or Termination of the Plan.

(a)	The Board of Directors or the Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the Plan without notice; provided that no Participant’s existing rights in respect of existing Options are adversely affected thereby. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b)	Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board or the Committee shall be entitled to change the Purchase Price, Offering Periods, limit or increase the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable which are consistent with the Plan; provided, however, that changes to (i) the Purchase Price, (ii) the Offering Period, (iii) the maximum percentage of Compensation that may be deducted pursuant to Section 6(a) or (iv) the maximum number of Shares that may be purchased in an Offering Period, shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board or the Committee.

20.	No Other Obligations. The receipt of an Option pursuant to the Plan shall impose no obligation upon the Participant to purchase any Shares covered by such Option. Nor shall the granting of an Option pursuant to the Plan constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.

21.	Notices and Communication. Any notice or other form of communication which the Company or a Participant may be required or permitted to give to the other shall be provided through such means as designated by the Committee, including but not limited to any paper or electronic method.

22.	Condition Upon Issuance of Shares.

(a)	Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)	As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.	General Compliance. The Plan will be administered and Options will be exercised in compliance with the 1933 Act, 1934 Act and all other applicable securities laws and Company policies, including without limitation, any insider trading policy of the Company.

24.	Term of the Plan. The Plan became effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company and shall continue in effect until terminated pursuant to Section 19.

25.	Governing Law. The Plan and all Options granted hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without reference to choice of law principles and subject in all cases to the Code and the regulations thereunder.

26.	Non-U.S. Participants. To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Company may provide for the participation in the Plan by Coworkers who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Company be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Company may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Participating Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under this Plan in accordance with Treas. Reg. §1.423-2(a).

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SCHEDULE A

Participating Subsidiaries

1.	CDW LLC
2.	CDW Finance Corporation
3.	CDW Government LLC
4.	CDW Direct, LLC
5.	CDW Logistics, Inc.
6.	CDW Technologies LLC
7.	CDW Canada Corp., effective October 1, 2016
8.	CDW Limited, effective July 1, 2018

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CDW LEADERSHIP

Board of Directors

Virginia C. Addicott

Retired President and Chief Executive Officer,

FedEx Custom Critical

Steven W. Alesio*

Former Chairman and Chief Executive Officer,

Dun & Bradstreet Corporation

Barry K. Allen*
Operating Partner,

Providence Equity Partners L.L.C.;

President,

Allen Enterprises, LLC

James A. Bell

Retired Executive Vice President, Corporate

President and Chief Financial Officer,

The Boeing Company

Benjamin D. Chereskin*

President,

Profile Capital Management LLC

Lynda M. Clarizio

Former Executive Vice President, Strategic Initiatives,

The Nielsen Company (US), LLC

Paul J. Finnegan

Co-Chief Executive Officer,

Madison Dearborn Partners, LLC

Anthony R. Foxx

Chief Policy Officer & Senior Advisor to the President &

Chief Executive Officer,

Lyft, Inc.

Christine A. Leahy

President and Chief Executive Officer,

CDW Corporation

Sanjay Mehrotra

President and Chief Executive Officer,

Micron Technology, Inc.

David W. Nelms

Non-Executive Chairman of the Board, CDW Corporation;

Retired Chairman and Chief Executive Officer,

Discover Financial Services

Joseph R. Swedish

Retired Chairman, President and

Chief Executive Officer,

Anthem, Inc.

Donna F. Zarcone

Retired President and Chief Executive Officer,

The Economic Club of Chicago

Executive Committee

Christine A. Leahy

President and Chief Executive Officer

Jill M. Billhorn

Senior Vice President, Corporate Sales

Sona Chawla

Chief Growth and Innovation Officer

Mark C. Chong

Senior Vice President, Strategy and Marketing

Elizabeth H. Connelly

Chief Human Resources Officer and

Senior Vice President, Coworker Services

Christina M. Corley

Chief Commercial and Operating Officer

Andrew J. Eccles

Senior Vice President, Integrated Technology Solutions

Douglas E. Eckrote

Senior Vice President, Small Business Sales and eCommerce

Collin B. Kebo

Senior Vice President and Chief Financial Officer

Robert F. Kirby

Senior Vice President, Public Sales

Frederick J. Kulevich

Senior Vice President, General Counsel and Corporate Secretary

Aletha C. Noonan
Senior Vice President,

Product and Partner Management

Christina V. Rother

Senior Vice President, Strategic Initiatives

Sanjay Sood

Senior Vice President and Chief Technology Officer

*  Retiring immediately prior to the 2021 Annual Meeting

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CDW Corporation
75 Tri-State International
Lincolnshire, IL 60069

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CDW PEOPLE WHO GET IT

CDW CORPORATION
75 TRI-STATE INTERNATIONAL
LINCOLNSHIRE, IL 60069

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E98012-P33306 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CDW CORPORATION

The Board of Directors recommends you vote FOR the following seven Directors (Term to Expire at 2021 Annual Meeting):

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Steven W. Alesio	☐	☐	☐
1b. Barry K. Allen	☐	☐	☐
1c. Lynda M. Clarizio	☐	☐	☐
1d. Christine A. Leahy	☐	☐	☐
1e. David W. Nelms	☐	☐	☐
1f. Joseph R. Swedish	☐	☐	☐
1g. Donna F. Zarcone	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐
3. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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E98013-P33306

CDW CORPORATION
Annual Meeting of Stockholders
May 21, 2020
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Collin B. Kebo and Frederick J. Kulevich, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CDW Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 a.m., Central Time, on May 21, 2020, at CDW Center located at 200 Tri-State International, Lincolnshire, Illinois, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, THE PERSON(S) NAMED ABOVE WILL VOTE IN THEIR DISCRETION. THIS PROXY REVOKES ANY PROXY PREVIOUSLY GIVEN.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side